                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549

                                      ---------

                               SCHEDULE 14A INFORMATION
                 PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                           SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant  /X/
Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ / Preliminary Proxy Statement

/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

/X/ Definitive Proxy Statement

/ / Definitive Additional Materials

/ / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                             SURVIVAL TECHNOLOGY, INC.
--------------------------------------------------------------------------------
                   (Name of Registrant as Specified in Its Charter)

------------------------------------------------------------------------------
                       (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

/ / No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  1)     Title of each class of securities to which transaction applies:
         COMMON STOCK, PREFERRED STOCK AND COMMON STOCK EQUIVALENTS
         --------------------------------------------------------------------
  2)     Aggregate number of securities to which transaction applies:
         1,151,779
         --------------------------------------------------------------------

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         SEE NO. 4 BELOW
         --------------------------------------------------------------------

  4)     Proposed maximum aggregate value of transaction:
         $3,915,913 (AGGREGATE BOOK VALUE AS OF JUNE 30, 1996)
         --------------------------------------------------------------------

  5)     Total fee paid:
         $784.00
         --------------------------------------------------------------------

/X/ Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:
                          ---------------------------------------------------

2) Form Schedule or Registration Statement No.:
                                               ------------------------------

3) Filing Party:
                -------------------------------------------------------------

4) Date Filed:
              ----------------------------------------------------------------

                            SURVIVAL TECHNOLOGY, INC.
                        2275 RESEARCH BOULEVARD, SUITE #100
                             ROCKVILLE, MARYLAND  20850

                                  October 30, 1996

Dear Stockholder:

    We are pleased to enclose your Notice of Annual Meeting and Proxy Statement for the Annual Meeting of Stockholders of Survival Technology, Inc. (the "Company" or "STI") to be held on November 20, 1996, at 10:00 a.m., local time, at DoubleTree Hotel, Woodmont Room, located at 1750 Rockville Pike, Rockville, Maryland 20852.

    At the Annual Meeting, you will be asked to approve the merger ("Merger") of Brunswick Biomedical Corporation ("Brunswick" or "BBC"), the holder of 61.1% of the outstanding shares of common stock, par value $.10 per share ("Common Stock"), of the Company, with and into the Company. As part of the Merger, the Company's Certificate of Incorporation and By-Laws will be amended and restated to make the changes described in the accompanying Proxy Statement. In addition, following the Merger, the Company's name will be changed to Meridian MedTec Inc. You also will be asked to elect five directors of the Company and to ratify the selection of Price Waterhouse LLP as the independent auditors of the Company.

    The Merger will result in a combination of Brunswick's medical device business with the Company's existing operations. The Company's Board of Directors believes that the transaction is in the best interests of the Company and its stockholders, and that the combined enterprise should have substantial growth opportunities in the rapidly expanding medical device industry. The Board also believes that the Merger should create a broader, more liquid trading market for the Company's Common Stock and enhance the Company's access to capital markets. The Board recommends that you vote FOR adoption of the Agreement and Plan of Merger ("Agreement"), and the transactions contemplated thereby.

    As a result of the Merger, each of the 66,780 outstanding shares of Brunswick's common stock (except as otherwise provided in the Agreement) will be converted into the right to receive 2.1 shares of the Common Stock, and each of the 746,995 outstanding shares of Brunswick's preferred stock (except as otherwise provided in the Agreement) will be converted into the right to receive 2.1 shares of the Company's Common Stock and a warrant to purchase
0.4 of a share of the Company's Common Stock at $11.00 per share exercisable for five years from the effective time of the Merger. The Company also will assume Brunswick's obligations under outstanding stock options and warrants, which could, over time, result in the issuance of approximately 1,053,358 additional shares of Common Stock. Each of the 1,888,126 shares of the Common Stock now owned by Brunswick will be retired. Your shares of Common Stock will not be changed in the Merger.

    I encourage you to read this Proxy Statement in its entirety.

                                       Very truly yours,

                                       /s/ James H. Miller

                                       James H. Miller
                                       CHAIRMAN, PRESIDENT AND
                                        CHIEF EXECUTIVE OFFICER

                               SURVIVAL TECHNOLOGY, INC.
                         2275 RESEARCH BOULEVARD, SUITE #100
                             ROCKVILLE, MARYLAND  20850
                                   (301) 926-1800

                      NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the stockholders of
SURVIVAL TECHNOLOGY, INC.:

    Notice is hereby given that the annual meeting of stockholders of Survival Technology, Inc. ("Company" or "STI") will be held on Wednesday, November 20, 1996, at 10:00 a.m., local time, at DoubleTree Hotel, Woodmont Room, located at 1750 Rockville Pike, Rockville, Maryland 20852, for the following purposes:

    (1) To consider and vote upon the approval of an Agreement and Plan of Merger ("Agreement") between the Company and Brunswick Biomedical Corporation ("Brunswick" or "BBC"), a Massachusetts corporation, dated as of September 11, 1996, pursuant to which: (i) Brunswick will be merged with and into the Company ("Merger"); (ii) each outstanding share of common stock of Brunswick (except as otherwise provided in the Agreement) will be converted into the right to receive 2.1 shares of common stock of the Company, par value $.10 per share ("Common Stock"), and each outstanding share of preferred stock of Brunswick (except as otherwise provided in the Agreement) will be converted into the right to receive 2.1 shares of Common Stock plus a warrant to purchase 0.4 of a share of Common Stock at an exercise price of $11.00 per share for a period of five years following the Merger, together, in each case, with cash in lieu of any fractional share; (iii) each outstanding Brunswick stock option and warrant will be assumed by the Company; (iv) the 1,888,126 shares of Common Stock held by Brunswick will be retired and become authorized but unissued shares of the Company; (v) the Company's Certificate of Incorporation and By-Laws will be amended and restated; and (vi) following the Merger, the name of the Company will be changed to Meridian MedTec Inc.;

    (2) To elect five directors to serve until the next annual meeting of stockholders and, if the Merger becomes effective, for a term of one year, two years or three years or until their successors have been elected and qualified;

    (3) To consider and vote upon the ratification of the selection by the Board of Directors of Price Waterhouse LLP as independent auditors of the Company for the current fiscal year; and

    (4) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

    Only stockholders of record at the close of business on October 9, 1996, are entitled to notice of and to vote at the meeting or any adjournment or adjournments thereof.

                             By Order of the Board of Directors

                             /s/ J. CHONTELLE WOODWARD

                             ASSISTANT CORPORATE SECRETARY

Rockville, Maryland
October 30, 1996

                               SURVIVAL TECHNOLOGY, INC.
                           2275 RESEARCH BOULEVARD, SUITE #100
                              ROCKVILLE, MARYLAND  20850
                                    (301) 926-1800

                                   ----------------

                 PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                                   ----------------

                                    INTRODUCTION

    The Board of Directors of Survival Technology, Inc. ("Company" or "STI"), the executive offices of which are located at 2275 Research Boulevard, Suite #100, Rockville, Maryland, 20850, hereby solicits your proxy in the form enclosed for use at the annual meeting of stockholders to be held on Wednesday, November 20, 1996, at 10:00 a.m., or any adjournment or adjournments thereof ("Annual Meeting"). The expenses of soliciting your proxy will be borne by the Company. This Proxy Statement and the accompanying form of proxy are first being released for mailing to the stockholders on or about October 30, 1996.

    At the Annual Meeting, stockholders of the Company will be asked to approve an Agreement and Plan of Merger dated September 11, 1996 ("Agreement") pursuant to which (i) Brunswick Biomedical Corporation, a Massachusetts corporation ("Brunswick" or "BBC"), will be merged with and into the Company ("Merger") and (ii) each outstanding share of Brunswick common stock, par value $.01 per share ("Brunswick Common Stock") (except as otherwise provided in the Agreement) will be converted into the right to receive 2.1 shares of common stock, par value $.10 per share ("Common Stock"), of the Company ("Common Per Share Merger Consideration") and each outstanding share of Brunswick preferred stock ("Brunswick Preferred Stock") (except as otherwise provided in the Agreement) will be converted into the right to receive 2.1 shares of Common Stock plus a warrant ("Merger Warrant") to purchase 0.4 of a share of Common Stock at an exercise price of $11.00 per share for a five-year period from the effective time of the Merger ("Preferred Per Share Merger Consideration" and, together with the Common Per Share Merger Consideration, the "Merger Consideration"), together in each case with cash in lieu of any fractional share. See "PROPOSAL 1 -- THE MERGER -- Terms of the Merger."

    Brunswick is the holder of 1,888,126 shares of Common Stock, representing approximately 61% of the outstanding shares of Common Stock. In accordance with the terms of the Agreement, at the effective time of the Merger (the "Effective Time"), Brunswick will be merged with and into the Company, the separate corporate existence of Brunswick will cease, and the Company, as the surviving corporation, will continue to exist. At the Effective Time, each of the 1,888,126 shares of Common Stock now owned by Brunswick will be retired. At the Effective Time, the Company also will assume the obligations of Brunswick with respect to outstanding stock options and warrants, in each case as adjusted for the Merger.

    At the Annual Meeting, stockholders will be asked to elect five directors of the Company to serve until the next annual meeting of stockholders or, if the Merger becomes effective, staggered terms as described below. Stockholders also will be asked to ratify the selection of Price Waterhouse LLP as independent auditors of the Company for the current fiscal year.

    In connection with the Merger, the Company's Certificate of Incorporation will be amended and restated to provide, among other things, that the Board of Directors will be divided into three classes, with each class to serve initial terms of one year, two years and three years and to serve for terms of three years thereafter. If the Merger becomes effective, the directors of the Company will be elected into classes, as described herein. The Certificate of Incorporation and By-Laws of the Company also will be amended and restated to include certain provisions that may have the effect of impeding a change of control of the Company by a third party without the consent of the Board of Directors. See "PROPOSAL 2 -- ELECTION OF DIRECTORS" and "AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND AMENDED AND RESTATED BY-LAWS OF THE COMPANY."

    Following the Merger, effective as of December 1, 1996, the name of the Company will be changed to Meridian MedTec Inc. which will conduct business as Meridian Medical Technologies. The name change is intended to reflect the expanded focus of the combined company in the medical device industry. A vote to approve the Agreement will constitute a vote in favor of amending the Amended and Restated Certificate of Incorporation following the Effective Time to change the name of the Company from "Survival Technology, Inc." to "Meridian MedTec Inc." See "PROPOSAL 1 -- THE MERGER -- Strategy After the Merger."

    Although the Company will be the surviving corporation in the Merger as a legal matter, the Merger will be treated as a purchase of the Company by Brunswick for financial accounting purposes. As a result, the Company's assets and liabilities will be revalued to their respective fair values, and Brunswick's historical financial statements will reflect the combined operations of the Company and Brunswick after the Effective Time. See "PROPOSAL 1 -- THE MERGER -- Accounting Treatment of the Merger."

    The Company is a technology-based health care company that designs, develops and produces a broad range of automatic injectors ("auto-injectors"), prefilled syringes and other innovative health care devices, with a major focus on safe and convenient participation by the patient in injection therapy. The Company also supplies customized drug delivery system design, pharmaceutical research and development and sterile product manufacturing to pharmaceutical and biotechnology companies.

    Brunswick is engaged in the development, manufacture and sale of emergency care products and medical devices for non-invasive cardiac diagnostics. Current products include first response emergency care products and devices that measure and transmit by telephone electrocardiograms, blood pressure readings, and pulmonary function measurements. Products in development include an exclusive, 64-lead cardiac mapping system and educational CD-ROM products for children. See "INFORMATION CONCERNING BRUNSWICK."

    The principal executive offices of the Company and of Brunswick are located at 2275 Research Boulevard, Suite #100, Rockville, Maryland 20850, telephone (301) 926-1800.

                                  ---------------------


    CERTAIN STATEMENTS IN THIS PROXY STATEMENT ARE FORWARD-LOOKING AND ARE IDENTIFIED BY THE USE OF FORWARD-LOOKING WORDS OR PHRASES SUCH AS "INTENDED," "WILL BE POSITIONED," "EXPECTS," IS OR ARE "EXPECTED," "ANTICIPATES," AND "ANTICIPATED." THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE COMPANY'S CURRENT EXPECTATIONS. BECAUSE FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY. IN ADDITION TO THE FACTORS DISCUSSED UNDER "PROPOSAL 1 -- THE MERGER -- BACKGROUND OF THE MERGER," "PROPOSAL 1 -- THE MERGER --APPROVAL BY THE BOARD OF DIRECTORS," "INFORMATION CONCERNING BRUNSWICK," AND ELSEWHERE IN THIS PROXY STATEMENT, AMONG THE FACTORS THAT COULD CAUSE RESULTS TO DIFFER MATERIALLY FROM CURRENT EXPECTATIONS ARE: (i) THE GENERAL ECONOMIC AND COMPETITIVE CONDITIONS IN MARKETS AND COUNTRIES WHERE THE COMPANY AND BRUNSWICK OFFER PRODUCTS AND SERVICES; (ii) CHANGES IN CAPITAL AVAILABILITY OR COSTS; (iii) FLUCTUATIONS IN DEMAND FOR CERTAIN OF THE COMPANY'S AND/OR BRUNSWICK'S PRODUCTS, INCLUDING CHANGES IN GOVERNMENT PROCUREMENT POLICY;
(iv) TECHNOLOGICAL CHALLENGES ASSOCIATED WITH THE DEVELOPMENT AND MANUFACTURE OF CURRENT AND ANTICIPATED PRODUCTS; (v) COMMERCIAL ACCEPTANCE OF THE COMPANY'S AND/OR BRUNSWICK'S PRODUCTS AND COMPETITIVE PRESSURE FROM OTHER TRADITIONAL AND NEW PRODUCTS; AND (vi) DELAYS, COSTS AND UNCERTAINTIES ASSOCIATED WITH GOVERNMENT APPROVALS REQUIRED TO MARKET NEW DRUGS AND MEDICAL DEVICES.

                        MEETING INFORMATION

DATE, PLACE AND TIME

    The Annual Meeting will be held on Wednesday, November 20, 1996 at 10:00 a.m., local time, at DoubleTree Hotel, Woodmont Room, 1750 Rockville Pike, Rockville, Maryland 20852.

RECORD DATE; VOTING RIGHTS

    Only stockholders of record at the close of business on October 9, 1996 will be entitled to vote at the Annual Meeting. On October 9, 1996, there were 3,097,637 outstanding shares of Common Stock, each of which is entitled to one vote. The presence in person or by proxy at the Annual Meeting of the holders of a majority of the shares of Common Stock will constitute a quorum for the transaction of business.

    With respect to the Agreement and the change of the Company's name, approval will require the affirmative vote of a majority of the issued and outstanding shares of Common Stock. Shares of Common Stock represented at the Annual Meeting that are not voted, and abstentions, will have the effect of votes cast against approval of the Agreement and the name change.

    In addition, under the rules of the National Association of Securities Dealers, brokers who hold shares in street name for customers who are the beneficial owners do not have the authority to vote on a merger without specific instruction from their customers. Such broker non-votes (arising from the lack of instruction from beneficial owners) will not be included in the vote total on the proposal and thus will have the effect of votes cast against the Agreement and the name change.

    With respect to the election of directors, the nominees for election as directors who receive the greatest number of votes cast at the Annual Meeting, assuming that a quorum is present, will be elected as directors. A withheld vote on any nominee will not have any effect on the outcome of the election of directors.

    Brunswick holds shares of Common Stock representing approximately 61% of the shares of Common Stock entitled to vote on the adoption of the Agreement.
 In accordance with the terms of the Agreement, Brunswick has agreed to vote its shares of Common Stock in favor of the Agreement and has indicated that it will vote for the nominees for election as directors and the ratification of the selected auditors. The shares of Common Stock held by Brunswick will constitute a quorum for the transaction of business at the Annual Meeting and will be sufficient to approve the Agreement and the name change, to elect the directors and to ratify the selection of auditors.

VOTING AND REVOCATION OF PROXIES

    If the enclosed form of proxy is properly executed and returned to the Company in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted "FOR" approval of the Agreement, "FOR" the nominees proposed by the Board of Directors and "FOR" the ratification of the selection of auditors. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by the proxies on such matters as determined by a majority of the Board of Directors.

    Any proxy may be revoked at any time before it is exercised by giving written notice of such revocation or delivering a later dated proxy to the Assistant Corporate Secretary of the Company prior to the meeting, or by the vote of the stockholder in person at the meeting.

SOLICITATION OF PROXIES

    The cost of soliciting proxies in the form enclosed herewith will be borne by the Company. In addition to the solicitation of proxies by mail, the Company, through its directors, officers and regular employees, may also solicit proxies personally or by telephone. The Company also will request persons, firms and corporations holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in so doing.

                              PROPOSAL 1 -- THE MERGER

BACKGROUND OF THE MERGER

    Since the death of the Company's founder and controlling stockholder, Dr. Stanley J. Sarnoff, in May 1990, the Company, while profitable, has had difficulty implementing and realizing certain of its long-term plans due, in part, to uncertainty over the Company's future in light of the Common Stock holdings of Dr. Sarnoff's estate ("Sarnoff Estate"). The Company also has been unable to invest in capital improvements as quickly or to the extent desired because of limitations on its ability to raise capital. The relatively small number of shares of Common Stock available for trading also has precluded the Company from obtaining broad research coverage and limited its ability to gain institutional investor interest.

    Following discussions with the Sarnoff Estate in March 1994, the Company retained Merrill Lynch Business Advisory Services, a division of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), to evaluate various capital structure alternatives that could accommodate the respective interests of the Company, its stockholders and the Sarnoff Estate. After receipt of Merrill Lynch's initial study, the Sarnoff Estate confirmed its interest in the Company's retention of an investment banker to explore possible transactions in which it could liquidate its holdings of Common Stock ("Estate Shares"), and the Company and the Sarnoff

Estate agreed to retain Merrill Lynch for that purpose. Prior to Merrill Lynch's formal engagement in November 1994, the Sarnoff Estate had received a proposal by Brunswick to purchase approximately 1,600,000 shares of Common Stock at a price of $10.00 per share. In connection with that proposal, Brunswick indicated that it would consider proposing a merger of Brunswick and the Company. The Sarnoff Estate did not accept the proposal pending the solicitation of additional offers by Merrill Lynch, and the proposal expired in accordance with its terms.

    Despite public announcements regarding the first and second Merrill Lynch engagements and an extensive search undertaken by Merrill Lynch during the first quarter of 1995, only Brunswick, on March 14, 1995, submitted a proposal to purchase the Estate Shares. The revised Brunswick proposal, which covered all of the Estate's shares, increased the purchase price for the Estate Shares to $11.00 per share, but did not include a second step merger with the Company.

    Merrill Lynch continued to entertain other indications of interest but received no additional offers. In November 1995, Brunswick again submitted a proposal to acquire the Estate Shares. Under this proposal, the purchase price remained $11.00 per share, but a portion of the purchase price would be paid with a promissory note of Brunswick. In addition, as part of this proposal, Brunswick indicated the possibility that its financing sources would require a merger of Brunswick and the Company after Brunswick's acquisition of the Estate Shares. In that transaction, Brunswick would be merged into the Company, the outstanding capital stock of Brunswick would be converted into Common Stock, and the Company's stockholder base would be comprised of the Company's existing stockholders and the former Brunswick stockholders.

    Although Brunswick's purchase of the Estate Shares did not require approval by the Board of Directors of the Company, Brunswick requested that the Board approve the transaction in order to avoid the application of
Section 203 of the Delaware General Corporation Law ("DGCL") to any subsequent business combination transaction with the Company. Section 203 prohibits any corporation from engaging in any business combination, including a merger, with any interested stockholder for a period of 3 years following the time that such stockholder became an interested stockholder unless such corporation's board of directors approved the transaction that resulted in the stockholder becoming an interested stockholder. An interested stockholder includes the owner of 15% or more of the outstanding voting stock of the corporation. The effect of approval by the Board of Directors of Brunswick's purchase was to exempt the proposed merger from the three-year restricted period specified in Section 203.

    In connection with seeking the Board's approval of its purchase of the Estate Shares, Brunswick offered to enter into certain undertakings that would, among other things, provide protection for the Company's minority stockholders in connection with the proposed merger in addition to that provided by Section 203. The Board of Directors concluded that its refusal to approve Brunswick's proposal would significantly impair the prospects of selling the Estate Shares and, as a result, the ability of the Company to implement successfully its business plan.

After negotiation, Brunswick agreed to the undertakings, and the Board approved Brunswick's acquisition of the Estate Shares for purposes of Section 203.

    As part of the undertakings, Brunswick agreed, until the earlier of a merger or the expiration of three years (the "Undertaking Period"), to use its best efforts to cause the Company to have at least two independent directors. During the Undertaking Period, (i) Brunswick and its stockholders will not enter into a transaction with the Company unless the transaction is approved by a special committee of independent directors of the Board of Directors ("Special Committee"); (ii) Brunswick and its affiliates will not acquire shares of Common Stock at a price of less than $11.00 per share, unless otherwise approved by the Special Committee; and (iii) Brunswick will not engage in certain business combination transactions with the Company, including a merger, unless the transaction is approved by the Special Committee based on a fairness opinion received from an investment banker.

    On April 15, 1996, Brunswick completed its purchase of the Estate Shares from the Sarnoff Estate for $11.00 per share or an aggregate purchase price of $20,769,386. The purchase price consisted of $16,069,386 in cash and a subordinated promissory note of Brunswick in the principal amount of $4,700,000 ("Estate Note"), together with warrants to purchase 50,000 shares of Brunswick Common Stock, exercisable at $27.55 per share, subject to adjustment. The cash portion of the purchase price was financed by (i) a portion of the proceeds of a senior bridge loan ("Senior Bridge Loan") in the amount of $11,000,000, (ii) the proceeds of a subordinated loan ("Subordinated Loan") in the amount of $1,000,000 from a Brunswick investor and a customer and licensee of the Company and (iii) the balance from proceeds of a sale of Brunswick convertible preferred stock. In connection with the Senior Bridge Loan, Brunswick also issued two series of warrants to the lender to purchase shares of its non-voting common stock (which shares are convertible on a one-for-one basis into Brunswick Common Stock), one of which is exercisable for 33,370 shares at an initial price of $.01 per share and the other of which is exercisable for 36,298 shares at an initial price of $27.55 per share.

    Concurrent with the purchase of the Estate Shares, Robert Herzstein, Donald M. Spero and Paul H. Way resigned from the Company's Board of Directors at Brunswick's request. Brunswick appointed Robert G. Foster, David L. Lougee and E. Andrews Grinstead, III to serve as directors with James H. Miller and Bruce M. Dresner, the Company's remaining directors. In accordance with the Brunswick undertakings, the Board of Directors subsequently appointed the Special Committee consisting of Messrs. Dresner and Grinstead to consider Brunswick's merger proposal and the other transactions with Brunswick.

    In May 1996, Brunswick consolidated its administrative functions with those of the Company in order to reduce overhead costs. Pursuant to the undertakings, the Special Committee approved the arrangement because it found that the terms were no less favorable to the Company than those available from a third party on an arm's-length basis. The Special Committee's determination was based on reports of the Company's management as reviewed by the Company's independent auditors.

    In anticipation of its receipt of a merger proposal, in May 1996, the Special Committee retained Lehman Brothers Inc. ("Lehman Brothers") to provide financial advice and to render an opinion regarding the fairness from a financial point of view of any Brunswick-proposed business combination. Prior to retaining Lehman Brothers as the Special Committee's financial advisor, the Special Committee considered several leading investment banking firms to assist it in evaluating a Brunswick merger proposal. In making its decision, the Special Committee considered, among other things, the reputation and experience of each firm in the medical device and drug delivery industries, the manner in which each firm proposed to assist the Special Committee, and the competitiveness of the fee structure proposed by each firm. Ultimately, the Special Committee retained Lehman Brothers based on, among other factors, its reputation, experience, and familiarity with the Company. Lehman Brothers also agreed to accept a portion of its fee in Common Stock, which, the Special Committee concluded, would create a common interest between Lehman Brothers and the Company's other minority stockholders.

    In May 1996, Brunswick submitted a proposal to merge with and into the Company at an exchange ratio equal to 2.505 shares of Common Stock for each share of capital stock of Brunswick. The Special Committee directed its legal counsel and financial advisor to begin conducting due diligence with respect to Brunswick and to evaluate the Brunswick proposal. That process continued over several weeks, concurrently with negotiations with respect to the terms of the Agreement.

    On June 25, 1996, members of senior management of Brunswick (including Mr. Miller, who serves as Chairman, President and Chief Executive Officer of Brunswick as well as of the Company, see "-- Prior Relationship of Brunswick and the Company") met with the Special Committee. At that meeting, Brunswick's management reviewed and discussed Brunswick's business, business plans, and current and future products. Brunswick's management also presented its views of the shared benefits of, and the benefits to, the Company of a proposed combination. During and after the Brunswick presentation, the Special Committee engaged in extensive discussion and asked a number of questions. In particular, the Special Committee asked that Brunswick provide it with additional information regarding Brunswick's business plans and strategies.

    On June 28, 1996, the Special Committee met with representatives of Lehman Brothers. At that meeting, Lehman Brothers discussed its preliminary valuation of the Company and Brunswick. The Special Committee requested that Lehman Brothers obtain additional information from Brunswick.

    Over the next several weeks, Lehman Brothers analyzed additional information furnished by Brunswick and its financial advisors and periodically reported to the Special Committee on the results of that analysis and its ongoing discussions with Brunswick. Thereafter, at the direction of the Special Committee, Lehman Brothers submitted a counter proposal to Brunswick and subsequently commenced negotiations that culminated in approval of the Agreement by the Special Committee and the Board of Directors on September 11, 1996.

PRIOR RELATIONSHIP OF BRUNSWICK AND THE COMPANY

    For many years, the Company offered a variety of products in the emergency medical care field. A significant portion of the Company's emergency medical care product revenues were derived from sales of products developed by Brunswick Manufacturing, Inc., a predecessor to Brunswick. In 1973, STI began distributing Brunswick's products. In 1986, at the suggestion of Dr. Sarnoff (founder of STI), Brunswick formed a relationship with Dr. John Anderson of Northern Ireland Research and Development ("NIRAD") to develop cardiac pacing and defibrillation technology. In 1988, a research and development partnership was formed between BBC and STI to develop low power defibrillation and ventilation technology. In 1991, Brunswick acquired STI's interest in NIRAD.

    The Company acted as the exclusive distributor of emergency care products manufactured by Brunswick Manufacturing until 1989. From 1989 until 1990, the Company continued to provide limited marketing and administrative support services during a transition of the Company's exclusive distributorship back to Brunswick Manufacturing. In addition, Brunswick manufactured the Company's electronic heart monitoring device known as the CardioBeeper.

    In November 1993, Brunswick recruited James H. Miller, President and Chief Executive Officer of the Company, to serve as its Chairman, President and Chief Executive Officer. At that time, the Company's Board of Directors evaluated whether Mr. Miller could continue to fulfill his responsibilities to the Company while serving as chief executive officer of Brunswick. Ultimately, the Board concluded that it would be beneficial to the Company to encourage Mr. Miller to remain as chief executive officer pending the resolution of the uncertainty created by the Estate Shares. In addition, the Board of Directors believed that the history of cooperation and collaboration between Brunswick and the Company in the past would facilitate Mr. Miller's serving as chief executive officer of both companies.

    In July 1994, the Company sold substantially all of the assets (exclusive of trade receivables) and the business of its medical device division to a subsidiary of Brunswick. The assets sold consisted primarily of business equipment, inventories of CardioBeepers and related components, patents and customer account lists. Brunswick paid the Company $2 million in cash on the closing date and is obligated to pay the Company royalty payments not to exceed $1 million based on net sales over the following five years. As of July 31, 1996, royalty income to the Company aggregated $231,900, of which $172,300 has been paid.

    The Company markets its EpiPen-Registered Trademark- and EpiE-ZPen-TM-auto-injectors exclusively through Center Laboratories, Inc., a subsidiary of EM Industries, Inc., which is the holder of approximately 8.9% of Brunswick's outstanding capital stock. In addition, Mylan Laboratories, Inc., the holder of approximately 13.4% of Brunswick's outstanding capital stock, is a party to a licensing and long-term supply arrangement with the Company. See "PRINCIPAL STOCKHOLDERS AND SHARE OWNERSHIP OF MANAGEMENT."

APPROVAL BY THE BOARD OF DIRECTORS

    At a special meeting of the Board of Directors held on September 11, 1996 the Board, upon the recommendation of the Special Committee, unanimously determined that the Merger is fair to and in the best interests of the Company and its stockholders and recommended that the holders of the outstanding shares of Common Stock approve and adopt the Agreement. In reaching its determination, the Board consulted with the Special Committee, the Company's management, as well as its financial and legal advisors, and considered a number of material factors, including those discussed below.

    The Board of Directors first reviewed the problems that the Company had faced following the death of its founder. As discussed above, Brunswick's purchase of the Estate Shares represented the culmination of a process that began over two years earlier when the Sarnoff Estate had expressed an interest in liquidating its holdings. The size of the Sarnoff Estate's holdings and uncertainty regarding the Company's ultimate ownership made, and likely would continue to make, it difficult for the Company to access the capital markets and successfully implement its business plans on a stand-alone basis.

    The Board of Directors also considered that the Merger represented, in effect, a leveraged repurchase of the Estate Shares by the Company together with a business combination with Brunswick. The Board of Directors noted that the Merger would cause the controlling block of its Common Stock to be dispersed among a larger number of stockholders, thereby improving liquidity in the market for the Company's Common Stock. In addition, the Board of Directors recognized that Brunswick's acquisition of the Estate Shares and proposal to merge with the Company had followed an extensive search conducted with the assistance of Merrill Lynch to find a buyer for the Company or the Estate Shares and that no other definitive proposals had been received.

    In evaluating the Merger, the Board of Directors considered Brunswick's current and future products, particularly Brunswick's PRIME ECG, a unique 64-lead ECG mapping system designed to provide more rapid and accurate detection of heart attacks than current ECG equipment. Although the Board of Directors was aware that there can be no assurance of the PRIME ECG's successful commercialization or market acceptance, the Board of Directors determined that PRIME ECG was a potentially significant product. In addition, the Board of Directors found that a combination with Brunswick would permit the Company to offer a broader range of products to existing and potential customers, making the combined company a more effective competitor in the rapidly expanding medical device industry. The Board of Directors also concluded that the combined entity likely would have better access to the capital markets. See "INFORMATION CONCERNING BRUNSWICK -- Research and Development; PRIME ECG."

    In reaching the conclusions described above, the Board evaluated the Company's business, assets, liabilities, management, strategic objectives, competitive positions and prospects, as well as its financial condition, results of operations and cash flows, both on a historical and prospective basis. In addition, the Board of Directors considered the dilutive impact of the Merger on the Company's earnings per share in the short term, but noted that a combination with Brunswick could be accretive in future periods. The Board of Directors also reviewed comparable information for Brunswick, on a stand-alone basis, as well as for the Company and Brunswick on a combined basis, and considered the risks to the Company if
Brunswick did not realize its business objectives.   See "-- Opinion of
Financial Advisor."

    The Board of Directors viewed as favorable the history of cooperation and collaboration between Brunswick and the Company. The Board noted that Brunswick had successfully increased sales of product lines previously purchased from the Company and was developing additional proprietary medical devices that are expected to be introduced to the market in the near future. In addition, Mr. Miller's role as chief executive officer of both companies was considered advantageous because of his familiarity with the businesses and strategies of both companies. In light of these past relationships, the Board concluded that the integration of the two businesses would not be time-consuming or costly and would result in certain economies of scale. The Board also noted that certain stockholders of Brunswick are licensees and customers of the Company and would become stockholders of the Company.

    The Board of Directors also discussed the possible benefits to stockholders of dispersing a controlling block of Common Stock and thereby increasing the breadth and liquidity of the trading market for the Common Stock. To date, that market has been illiquid because of the large number of shares of Common Stock held by a single stockholder. The Company also has been actively seeking research coverage from analysts and concluded that the Merger, resulting in a more liquid market, would enhance the Company's ability to attract such coverage, as well as institutional investor interest.

    The Board of Directors also considered the role of the Special Committee, comprised entirely of independent directors, in approving and recommending the Merger. In that regard, the Special Committee, consistent with Brunswick's undertakings, retained Lehman Brothers to render a fairness opinion with respect to the transaction. On September 11, 1996, Lehman Brothers made a presentation to the Special Committee and reviewed that presentation with the Board of Directors, including Lehman Brothers' oral opinion, to the effect that, as of the date of such opinion, the Merger Consideration to be paid by the Company in the Merger is fair to the Company and, accordingly, to its stockholders. See "-- Opinion of Financial Advisor."

    The Board of Directors also considered, to a lesser extent, the results of legal and business due diligence, the quality and compatibility of Brunswick's and the Company's management, and the Company's ability to use Brunswick's net operating losses to reduce its federal income taxes in the future, as well as provisions of the Agreement.

    In addition, the Board of Directors viewed as favorable the terms of the Agreement providing for a portion of the Merger Consideration to be paid in the form of Merger Warrants. In order for the Merger Warrants to have value to former Brunswick stockholders, the benefits of a combination must be substantially realized and the market price of the Common Stock following the Merger must increase. Moreover, upon exercise of the Merger Warrants, the Company will receive additional capital.

    As part of its analysis, the Board of Directors considered that, as a result of the Merger, the Company would assume the indebtedness that Brunswick incurred in connection with its purchase of the Estate Shares. The Board of Directors evaluated the Company's ability to service the indebtedness and comply with the financial covenants contained therein. Although the Board of Directors considered the risks associated with such indebtedness, the Board concluded that the Company should be able to service the debt and comply with such covenants. The Board also noted that, in connection with the Merger, Brunswick's Senior Bridge Loan would convert to a term loan and, in connection with that loan, the lender would make available a $5,000,000 revolving credit loan that would be used to refinance the Company's expiring credit facility. See "-- Assumption of Certain Indebtedness."

    Finally, the Board of Directors evaluated the impact on the Company of not approving the Merger. In the absence of the Merger, the Board of Directors believed that it was unlikely that Brunswick would continue to hold the Estate Shares. However, based on the prior search conducted by the Company and Merrill Lynch, the Board concluded that it would be unlikely Brunswick or its successor as holder of the Estate Shares could find another buyer for the Estate Shares on suitable terms; accordingly, the difficulties and uncertainties facing the Company for the last several years would continue.

    BASED ON THE FOREGOING, THE BOARD OF DIRECTORS CONCLUDED THAT THE MERGER IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY VOTED TO RECOMMEND THAT STOCKHOLDERS VOTE "FOR" THE AGREEMENT.

    The discussion of the information and factors considered and given weight by the Board of Directors is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the terms of the Merger, the Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to the specific factors considered in reaching its determinations. In addition, individual members of the Board may have given different weight to different factors.

OPINION OF FINANCIAL ADVISOR

    Lehman Brothers has acted as financial advisor to the Special Committee in connection with the Merger, as described under "--Background of the Merger." Lehman Brothers has been requested by the Company to render its opinion with respect to the fairness, from a financial point of view, of the Merger Consideration to be issued by the Company in the Merger. See "-- Background of the Merger."

    In connection with the evaluation of the Agreement by the Special Committee, Lehman Brothers made a presentation to the Special Committee on September 11, 1996, that included its oral opinion that as of that date, subject to certain assumptions, factors and limitations described below, from a financial point of view, the Merger Consideration to be paid by the Company in the Merger is fair to the Company and, accordingly, to its stockholders. Following such meeting, Lehman Brothers rendered written opinions dated September 11, 1996 and as of October 29, 1996, that, as of the date of each opinion, and subject to certain assumptions, factors and limitations set forth in each opinion as described below, the Merger Consideration to be issued by the Company in the Merger is fair to the Company and, accordingly, to its stockholders.

    THE FULL TEXT OF THE WRITTEN OPINION OF LEHMAN BROTHERS DATED OCTOBER 29, 1996 WHICH SETS FORTH ASSUMPTIONS MADE, FACTORS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY LEHMAN BROTHERS, IS ATTACHED TO THIS PROXY STATEMENT. THE SUMMARY OF THE OPINION OF LEHMAN BROTHERS SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

    No limitations were imposed by STI on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinion, except that, in light of the extensive efforts undertaken by Merrill Lynch as described under "-- Background of the Merger," STI did not authorize Lehman Brothers to solicit, and Lehman Brothers did not solicit, any indications of interest from any third party with respect to a business combination with STI. Lehman Brothers was not requested to and did not make any recommendations to the Special Committee as to the form or amount of consideration to be issued by STI in the Merger, which was determined through arm's length negotiations between the Special Committee and BBC and their respective advisors. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of values to STI or BBC, but rather made its determination as to the fairness, from a financial point of view, to the Company of the consideration to be issued in the Merger on the basis of the financial and comparative analyses described below. Lehman Brothers' opinion is for the use and benefit of the Special Committee to the Board of Directors of STI and was rendered to the Special Committee in connection with its consideration of the Merger. Lehman Brothers' opinion is not intended to be and does not constitute a recommendation to any stockholder of STI as to how such a stockholder should vote with respect to the Merger. Lehman Brothers' opinion does not in any manner address the underlying business decision of the Company to proceed with or effect the Merger. In providing its conclusion, Lehman Brothers also expressed no opinion or view whatsoever as to the prices at which shares of STI common stock (or warrants to purchase such shares) may trade at any time following the announcement or consummation of the Merger and its opinion should not be viewed as providing any assurance that the market price of shares of STI common stock will be positively impacted by the announcement or consummation of the Merger.

    In arriving at its opinion, Lehman Brothers reviewed and analyzed the following: (1) the Agreement and the specific terms of the Merger, (2) publicly available information concerning STI that Lehman Brothers believed to be relevant to its analysis, (3) internal financial and operating information with respect to the business, operations and prospects of BBC furnished to Lehman Brothers by BBC, (4) internal financial and operating information with respect to the business, operating and prospects of STI furnished to Lehman Brothers by STI, (5) a trading history of the common stock of STI for the 36-month period prior to August 30, 1996 and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant, (6) information with respect to the capital structure of BBC, including information furnished by BBC with respect to its outstanding options and warrants, (7) a comparison of the historical financial results and present financial condition of STI with those of other companies that Lehman Brothers deemed relevant, (8) a comparison of the historical financial results and present financial condition of BBC with those of other companies that Lehman Brothers deemed relevant, (9) a comparison of the financial terms of the Merger with the financial terms of certain other transactions that Lehman Brothers deemed relevant, (10) the pro forma financial and operating impact on STI of the Merger, (11) the pro forma ownership of STI and the potential for enhancement of liquidity in the common stock of STI following the consummation of the Merger, and (12) a theoretical valuation of the warrants to be included in the Merger Consideration using the Black-Scholes model. In addition, Lehman Brothers had discussions with the management of STI and the management of BBC concerning their respective businesses, operations, assets, financial conditions and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

    In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information and further relied upon the assurances of management of STI and BBC that they are not aware of any facts that would make such information inaccurate or misleading. With respect to the financial forecasts of STI and BBC, including the range of potential synergies that are expected to result from a combination of the businesses of STI and BBC, with the consent of STI, Lehman Brothers assumed that such forecasts had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of STI or BBC, as the case may be, as to the future financial performance of STI and BBC, and Lehman Brothers relied upon such forecasts in arriving at its opinion. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of BBC and did not make or obtain any evaluations or appraisals of the assets or liabilities of BBC. In addition, Lehman Brothers was not authorized by the Company to solicit, and did not solicit, any indications of interest from any third party with respect to a business combination with STI. Lehman Brothers' opinion necessarily is based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date thereof.

    In connection with preparing its presentation and verbal opinion to the Special Committee to the Board of Directors of STI on September 11, 1996, and its written opinion dated September 11, 1996, Lehman Brothers performed a variety of financial and comparative analyses as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description.
 Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portions of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of STI and BBC. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

    In connection with its written opinion as of October 29, 1996, Lehman Brothers confirmed the analyses used to render its September 11, 1996 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith.

    VALUATION ANALYSIS OF STI

    ANALYSIS OF SELECTED PUBLICLY TRADED COMPANIES COMPARABLE TO STI. Using publicly available information, Lehman Brothers compared selected financial data of STI with similar data of selected companies engaged in businesses considered by Lehman Brothers to be comparable to those of STI.
Specifically, Lehman Brothers included in its review Alza Corp., I-Flow Corp., Medex, Inc., Polymedica Industries, Inc. and Ethical Holdings, PLC (the "Comparable Drug Delivery Companies"). Lehman Brothers calculated the multiple of, among other things, the current stock price as of August 30, 1996 to: (i) the estimated 1996 earnings per share (the "1996 P/E Multiple") and (ii) the estimated 1997 earnings per share (the "1997 P/E Multiple") for STI and the Comparable Drug Delivery Companies based on estimates provided by First Call Corp. (a service company used widely by the investment community to gather earnings estimates from various research analysts) ("First Call"). Lehman Brothers noted that, as of August 30, 1996, STI's 1996 P/E Multiple was 12.7x compared to 18.7x for the mean of the Comparable Drug Delivery Companies, and STI's 1997 P/E Multiple of 7.0x compared to 15.0x for the mean of the Comparable Drug Delivery Companies. Lehman Brothers also calculated the multiple of, among other things, equity market value plus net debt (total debt less cash) to: (i) latest twelve months ("LTM") Revenues and (ii) LTM Earnings Before Interest and Taxes ("EBIT"). Lehman Brothers noted that as of August 30, 1996, STI Common Stock traded at 1.14x LTM Revenues and 14.7x LTM EBIT, compared to 3.15x and 17.8x for the Comparable Drug Delivery Companies.

    However, because of the inherent differences between the businesses, operations and prospects of STI and the businesses, operations and prospects of the companies included in the Comparable Drug Delivery Companies, Lehman Brothers believed it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics of STI and the companies in the group of Comparable Drug Delivery Companies that would affect the public trading values of STI and such companies.

    ANALYSIS OF SELECTED COMPARABLE TRANSACTIONS TO STI. Using publicly available information, Lehman Brothers compared purchase price premiums and selected financial data for STI with similar data for five selected transactions in the drug delivery industry (the "Comparable Drug Delivery Merger Transactions"), which Lehman Brothers deemed to be comparable transactions. The Comparable Drug Delivery Merger Transactions included the following transactions: Abbott Laboratories/Pancretec, Inc.; Medeva PLC/Armstrong Pharmaceuticals; IVAX Corporation/McGaw, Inc.; Curaflex Health Services Inc./Clinical Homecare Ltd.; and UroHealth Systems, Inc./Advanced Surgical, Inc. Lehman Brothers observed that the purchase price premiums/(discounts) of (5.3%), 15.8%, and 36.8% (based on the hypothetical market values per STI share of $9.00, $11.00 and $13.00, respectively) were below (with the exception of $13.00) the mean premium of 26.5% paid for the Comparable Drug Delivery Merger Transactions.

    However, because the reasons for and the circumstances surrounding each of the transactions analyzed were specific to each transaction, and because of the inherent differences between the businesses, operations and prospects of STI and BBC and the selected companies analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable transactions analysis, and accordingly, also made qualitative judgments concerning differences between the structures, terms and characteristics of these transactions and the Merger that would affect the acquisition values of STI and such acquired companies.

    STI DISCOUNTED CASH FLOW ANALYSIS. Lehman Brothers calculated the present value of the future streams of after-tax cash flows that STI could be expected to produce over a five year period. The analysis utilized financial and operating information relating to the business, operations and prospects of STI provided by STI's management and relied on certain assumptions with respect to STI's future business and operations. Lehman Brothers also utilized publicly available third party research reports on the drug delivery industry for future operating and earnings trend information. After-tax cash flows were calculated as the unlevered after-tax earnings plus depreciation and amortization less net changes in non-cash working capital and capital expenditures. Lehman Brothers calculated terminal values for STI in the year 2001 by applying to projected EBIT a range of multiples. Lehman Brothers' determination of the appropriate range of multiples was based on an assessment of current trading multiples of the Drug Delivery Companies and on Lehman Brothers' general experience in valuations of companies. The cash flow streams and terminal values were then discounted to present values using a range of discount rates, which were chosen based on several assumptions regarding factors such as the inflation rate, the interest rates, the inherent business risk in STI's business, and the cost of capital of STI.
The analysis yielded a range of values for STI of $11.77 to $24.10 per share.

    VALUATION ANALYSIS OF BBC

    ANALYSIS OF SELECTED PUBLICLY TRADED COMPANIES COMPARABLE TO BBC. Using publicly available information, Lehman Brothers compared selected financial data of BBC with similar data of selected companies engaged in businesses considered by Lehman Brothers to be comparable to those of BBC.
Specifically, Lehman Brothers included in its review Marquette Medical Systems, Inc., CONMED Corporation, Respironics, Inc., and Physio-Control International Corporation (the "Comparable Electrocardiography/Emergency Response Companies" or "BBC Comparable Companies"). Lehman Brothers calculated the multiple of, among other things, the current stock price as of August 30, 1996 to: (i) the estimated 1996 earnings per share (the "1996 P/E Multiple") and (ii) the estimated 1997 earnings per share (the "1997 P/E Multiple") for the BBC Comparable Companies based on estimates provided by First Call. Lehman Brothers noted that, as of August 30, 1996, the mean 1996 P/E Multiple of the BBC Comparable Companies was 21.1x, and the mean 1997 P/E Multiple of the BBC Comparable Companies was 15.4x. Lehman Brothers also calculated the multiple of, among other things, equity market value plus net debt (total debt less cash) to: (i) latest twelve months ("LTM") Revenues and (ii) LTM Earnings Before Interest and Taxes ("EBIT"). Lehman Brothers noted that, as of August 30, 1996, mean LTM Revenues and LTM EBIT Multiples for the BBC Comparable Companies were 2.31x and 13.4x, respectively. Lehman Brothers also examined the EBIT as a percentage of revenue figures ("EBIT Margins") for the BBC Comparable Companies. Lehman Brothers compared such EBIT Margins to BBC's 1998 and 1999 projected EBIT Margins. Lehman Brothers noted that BBC's projected EBIT Margins for 1998 and 1999 were 14.6% and 34.2%, respectively, compared to 17.8% for the LTM EBIT Margins for the BBC Comparable Companies.

    However, because of the inherent differences between the businesses, operations and prospects of BBC and the businesses, operations and prospects of the companies included in the BBC Comparable Companies, Lehman Brothers believed it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics of BBC and the companies in the group of BBC Comparable Companies.

    ANALYSIS OF SELECTED COMPARABLE TRANSACTIONS TO BBC. Using publicly available information, Lehman Brothers compared selected financial data for BBC with similar data as well as with purchase price premiums for five selected transactions in the Electrocardiography/emergency response equipment industry (the "Comparable Electrocardiography/Emergency Response Equipment Merger Transactions" or the "BBC Comparable Transactions"), which Lehman Brothers deemed to be comparable transactions. The BBC Comparable Transactions included the following transactions: Boston Scientific Corporation/Cardiovascular Imaging Systems, Inc.; Thermo Electron Corporation/Bird Medical Technologies Incorporated; CONMED Corporation/Birtcher Medical Systems, Inc.; Thermo Instrument Systems Inc./Nicolet Instrument; and Pfizer Inc./Namie U.S.A. Corporation. Lehman Brothers noted that mean LTM Revenues and LTM EBIT Multiples for the BBC Comparable Transactions were 1.60x and 22.3x, respectively.

    BBC DISCOUNTED CASH FLOW ANALYSIS. Lehman Brothers calculated the present value of the future streams of after-tax flows that BBC could be expected to produce over a three year period. The analysis utilized financial and operating information relating to the business, operations and prospects of BBC provided by BBC's management ("BBC Base Case") and relied on certain assumptions with respect to BBC's future business and operations. In addition, Lehman Brothers applied more conservative assumptions and estimates to the Company's "Base Case" projections based on Lehman Brothers' judgment and experience with respect to industry performance. Lehman Brothers reviewed the following "Sensitivity Cases": (i) Base Case adjusted for reaching only 80% of revenue forecasts ("Case I"); and (ii) Base Case adjusted for reaching the revenue forecasts for the PRIME ECG business segment with one-year delay and reaching 100% of the other business segments ("Case II"). Lehman Brothers also utilized publicly available third party research reports on the Electrocardiography/ Telemedicine/Emergency Response industry for future operating and earnings trend information. After-tax cash flows were calculated as the unlevered after-tax earnings plus depreciation and amortization less net changes in non-cash working capital and capital expenditures. Lehman Brothers calculated terminal values for BBC in the year 1999 by applying to projected EBIT a range of multiples. Lehman Brothers determination of the appropriate range of multiples was based on an assessment of current trading multiples of the BBC Comparable Companies and on Lehman Brothers' general experience in valuations of companies. The cash flow streams and terminal values were then discounted to present values using a range of discount rates, which were chosen based on several assumptions regarding factors such as the inflation rate, interest rates, the inherent business risk in BBC's business, and the cost of capital of BBC. The analysis of the various cases yielded the following range of values for BBC:
$54.75 to $85.17 per share for the Base Case; $40.11 to $61.18 per share for Case I; and, $25.62 to $37.12 per share for Case II.

    VALUATION ANALYSIS OF COMBINED COMPANY

    CONTRIBUTION ANALYSIS. Lehman Brothers reviewed, among other things, the respective contributions of STI and BBC to the estimated revenue, EBIT and net income of the merged company for fiscal 1997, 1998 and 1999. The analysis utilized financial and operating information relating to the business, operations and prospects of STI provided by STI management and the financial and operating information relating to the business, operations and prospects of BBC from research analyst reports and discussions with BBC management. In fiscal year 1999, BBC and STI contribution to the combined company's revenue, EBIT, and net income are projected to be 66.9% and 33.1%, 77.4% and 22.6%, and 76.3% and 23.7%, respectively. Lehman Brothers also noted that STI minority stockholders will hold 30.3% on a fully-diluted basis and 41.3% on a primary basis of STI's outstanding shares (the combined company post Merger) compare to 38.9% of STI prior to the Merger.

    DISCOUNTED CASH FLOW ANALYSIS OF THE COMBINED COMPANY. Lehman Brothers calculated the present value of the future streams of after-tax cash flows that BBC and STI could be expected to produce as a merged company (the "Combined Company" or "Newco") over a three year period. The analysis utilized financial and operating information relating to the business, operations and prospects of BBC and STI provided by BBC's and STI's future business and operations. In addition to reviewing the projections provided by BBC and STI, Lehman Brothers reviewed the same sensitivity cases it used to value BBC on a stand alone basis (see above BBC Sensitivity Cases). Lehman Brothers also utilize publicly available third party research reports on the Electrocardiography/Telemedicine/Emergency Response industry for future operating and earnings trend information. After-tax flows were calculated as the unlevered after-tax earnings plus depreciation and amortization less net changes in non-cash working capital and capital expenditures. Lehman Brothers calculated terminal values for Newco in the year 1999 by applying to projected EBIT a range of multiples. Lehman Brothers determination of the appropriate range of multiples was based on an assessment of current trading multiples of the BBC Comparable Companies, Comparable Drug Delivery Companies and on Lehman Brothers' general experience in valuations of companies. The cash flow streams and terminal values were then discounted to present values using a range of discount rates, which were chosen based on several assumptions regarding factors such as the inflation rate, interest rates, the inherent business risk in Newco's business, and the cost of capital of Newco.
 The analysis of the various cases yielded the following range of values for the Combined Company: $26.71 to $46.57 per share for the Base Case; $21.79 to $38.38 per share for Case I; and, $16.91 to $30.15 per share for Case II.

    HAS GETS ANALYSIS. Based on an analysis of the pro forma effects of the Merger, Lehman Brothers noted that, at the negotiated Merger Consideration, the merger is (55.4%), 19.4% and 110.3% accretive to STI's pro forma estimated earnings per share in fiscal 1997, 1998 and 1999, respectively. Lehman Brothers also noted that STI minority stockholders will hold 30.3% on a fully-diluted basis and 41.3% on a primary basis of STI's outstanding shares (the combined company post Merger) compare to 38.9% of STI prior to the Merger.

    VALUATION OF WARRANTS. Lehman Brothers also conducted a theoretical valuation analysis of the warrants to be included in the Merger Consideration using the Black-Scholes model. Lehman Brothers noted that, using STI stock price range from $9.00 to $11.00, and stock price volatility range from 56% to 60%, the value per each of the 300,000 warrants to be issued in connection with the Merger is estimated to be between $4.17 and $5.87, and if calculated on a per share basis for each of the 746,995 outstanding BBC preferred shares, is estimated to be between $1.68 and $2.36.

    ENGAGEMENT OF LEHMAN BROTHERS. Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate, estate and other purposes. The Special Committee to the STI board selected Lehman Brothers because of its expertise, reputation and familiarity with the healthcare industry, and because its investment banking professionals have substantial experience in transactions similar to the Merger, as well as for the other reasons described under "-- Background of the Merger."

    Pursuant to an engagement letter between STI and Lehman Brothers, STI has agreed to pay Lehman Brothers a fee for acting as financial advisor in connection with the Merger, including rendering its opinion. The fee includes: (i) a $100,000 retainer which was paid upon signing of the engagement letter; and (ii) an additional fee of $200,000 in cash and 13,636 shares of Common Stock, payable upon consummation of the Merger. STI also agreed to register for resale under the Securities Act of 1933, as amended ("Securities Act"), the shares of Common Stock to be received by Lehman Brothers and to reimburse Lehman Brothers for up to $15,000 of reasonable out-of-pocket expenses and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement and rendering of its opinion. In the ordinary course of its business, Lehman Brothers may actively trade in the securities of STI for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

TERMS OF THE MERGER

    At the Effective Time, Brunswick will be merged with and into the Company and the separate corporate existence of Brunswick will cease. The Company, as the surviving corporation, will continue its corporate existence.

    Also at the Effective Time, each share of Brunswick Common Stock outstanding immediately prior to the Effective Time (except as otherwise provided in the Agreement) will be converted into the right to receive 2.1 shares of Common Stock and each share of Brunswick Preferred Stock outstanding immediately prior to the Effective Time (except as otherwise provided in the Agreement) will be converted into the right to receive 2.1 shares of Common Stock and a Merger Warrant for 0.4 of a share of Common Stock, together in each case with cash in lieu of any fractional share of Common Stock. Any such cash payment will be determined by multiplying such fraction by the closing sale price of a share of the Common Stock as reported on the Nasdaq National Market on the day immediately preceding the closing date ("Closing Date"). Each share of Common Stock held at the Effective Time by Brunswick will be retired and resume the status of authorized and unissued shares of the Company.

    Brunswick has a stock option plan (the "Option Plan") pursuant to which officers and key employees of Brunswick have been granted options to purchase a total of 124,720 shares of Brunswick Common Stock, including options covering 70,720 shares with an exercise price of $.01 held by James H. Miller and 8,000 shares, 5,000 shares, and 39,000 shares with an exercise price of $7.00 held by James G. Nichols, Robert G. Foster and other employees of Brunswick, respectively. At the Effective Time, Brunswick's obligations with respect to such outstanding options will be assumed by the Company, and each stock option of Brunswick outstanding will be converted automatically into the right to receive, upon payment of the exercise price (as adjusted to reflect the Common Per Share Merger Consideration), the right to receive 2.1 shares of Common Stock for each share of Brunswick Common Stock covered by the stock option.

    At the Effective Time, the Company also will assume Brunswick's obligations under all outstanding warrants to acquire Brunswick Common Stock.
 Each such warrant, except as noted below, will become the right to receive upon payment of the exercise price (as adjusted to reflect the Common Per Share Merger Consideration), 2.1 shares of Common Stock for each share of Brunswick Common Stock subject to the warrant. In addition, all outstanding Series A Warrants and Series B Warrants to acquire 33,370 and 36,298 shares, respectively, of Brunswick non-voting common stock will be assumed by the Company and represent the right to acquire 2.5046 shares of non-voting common stock of the Company for each share of Brunswick non-voting stock at exercise prices of approximately $.10 and $11.00 per share, respectively. The outstanding warrant to purchase 50,000 shares of Brunswick Common Stock held by the Sarnoff Estate will be assumed by the Company and represent the right to acquire 2.5 shares of Common Stock for each share of Brunswick Common Stock at an exercise price of $11.00 per share.

    As a result of the transactions described above, at the Effective Time, the Company will issue an aggregate of 1,708,928 shares of Common Stock to Brunswick's stockholders holding an aggregate of 813,775 shares of Brunswick Common Stock and Brunswick Preferred Stock. The Company also will reserve for issuance upon the exercise of the assumed options, warrants, and Merger Warrants an aggregate of 1,053,358 shares of Common Stock. Pursuant to the terms of the Agreement, the Company has agreed, at its expense, to register for resale under the Securities Act all of the shares of Common Stock to be received by stockholders of Brunswick in connection with the Merger and upon the exercise of outstanding options, warrants and Merger Warrants. See "PRINCIPAL STOCKHOLDERS AND SHARE OWNERSHIP OF MANAGEMENT."

ASSUMPTION OF CERTAIN INDEBTEDNESS

    As a consequence of the Merger, the Company will assume Brunswick's indebtedness under the Senior Bridge Loan in the aggregate principal amount of $11,000,000, the Estate Note in an aggregate principal amount of $4,700,000, and the Subordinated Loan in an aggregate principal amount of $1,000,000. Under the terms of the Senior Bridge Loan, (i) upon consummation of the Merger and the satisfaction of certain conditions, the Senior Bridge Loan will be converted into a $10,000,000 term loan and $1,000,000 of the outstanding principal amount will be repaid and (ii) the lenders will make available to the Company a $5,000,000 revolving credit loan, a portion of which must be used to discharge certain of the Company's existing debt. Each of the term loan and the revolving credit loan will bear interest at a variable rate, will be secured by substantially all of the assets of the Company as the surviving corporation, and will mature on the fifth anniversary of the Effective Time. Quarterly principal payments of the term loan will be required in scheduled amounts ranging from $500,000 to $750,000, and mandatory prepayments of 75% of the Company's excess cash flow will be required on an annual basis. Financial covenants under the term loan and the revolving credit loan will require the Company to maintain certain levels of net worth and debt to EBITDA ratios while limiting the Company's capital expenditures made in any one fiscal year to amounts varying from $2,000,000 to $3,500,000. See "-- Approval By the Board of Directors."

    The Estate Note matures on the fifth anniversary of the Effective Time and bears interest at the rate of 12% per annum through April 15, 1998 and 13% thereafter. Through April 30, 1998, accrued interest will be compounded and be added to principal. Thereafter, accrued interest is payable quarterly in arrears. Principal under the Estate Note is payable in one payment on the maturity date. The Company may only prepay the Estate Note after repaying all senior indebtedness, including the term loan and the revolving credit loan, or with the consent of the senior lender. The Company is obligated to prepay the Estate Note, subject to the rights of the senior debt, upon obtaining certain additional debt and equity financings to the extent of the net cash proceeds from such financings.

    The Subordinated Loan matures on the same day and bears interest at the same rate as the Estate Note. Principal on the Subordinated Loan is payable in seven consecutive quarterly installments of $125,000 beginning on April 30, 1999, with one final payment payable on the maturity date. The Subordinated Loan may be prepaid only after satisfaction of the Term Loan, the revolving credit loan and the Estate Note, or with the consent of the senior lender. The Company is obligated to prepay the Subordinated Loan, subject to the rights of the senior lender, upon obtaining certain additional debt and equity financings to the extent of the net cash proceeds from such financings.

REPRESENTATIONS AND WARRANTIES; CONDITIONS TO THE MERGER; WAIVER

    The Agreement contains representations and warranties of Brunswick and the Company regarding, among other things, their respective capitalization, organization, ownership and capitalization of their respective subsidiaries, qualification to do business, authority to enter into the Agreement, financial statements, regulatory filings, undisclosed liabilities, the accuracy of information prepared and the absence of certain legal proceedings and other events, including material adverse changes in the parties' respective businesses, financial condition or results of operations. The Agreement also contains representations and warranties of Brunswick regarding tax matters, compliance with applicable laws and regulations, certain contracts, bank accounts and powers of attorney, properties, intellectual property, customers, accounts receivable, inventory, employee benefit plans, employee relations, transactions with management, insurance and hazardous materials. The representations and warranties of the Company and Brunswick will not survive the Merger.

    The respective obligations of the Company and Brunswick to consummate the Merger are subject to the fulfillment, at or prior to the Effective Time, of the following conditions: (i) receipt of all required stockholder approvals and certain other consents and waivers; (ii) the absence of any court order prohibiting consummation of the Merger; (iii) the qualification on the Nasdaq National Market of the shares of Common Stock to be issued in the Merger;
(iv) the accuracy of the representations and warranties of each party to the Agreement and the absence of any material adverse change in the business, financial condition, results of operations, or prospects of the other party;
(v) the performance of all covenants required by the Agreement to be performed prior to the Effective Time; (vi) the receipt of satisfactory opinions of legal counsel, including opinions to the effect that the Merger will constitute a tax-free reorganization;

(vii) the delivery of customary certificates and other documentation; and
(viii) the receipt of a comfort letter of BBC's auditors with respect to certain financial information of Brunswick. It also is a condition to the Merger that Mr. Miller enter into an employment agreement with the Company as the surviving corporation. See "PROPOSAL 2 -- ELECTION OF DIRECTORS -- Executive Compensation and Other Information." In addition, the obligation of the Company to consummate the Merger is conditioned on the number of shares of the capital stock for which Brunswick stockholders seek to exercise appraisal rights not exceeding 3% of Brunswick's capital stock issued and outstanding on the Closing Date.

    At any time prior to the Effective Time, the Company and Brunswick may
(i) extend the time for performance of any obligation or act of the other party or (ii) waive compliance with any of the agreements of the other party or any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit.

BUSINESS PENDING THE MERGER

    Under the terms of the Agreement, except with the prior written consent of the Company, Brunswick and its subsidiaries are required to carry on their respective businesses in the ordinary course in substantially the same manner as conducted prior to the execution of the Agreement. In addition, Brunswick generally may not, without the written consent of the Company or as otherwise provided in the Agreement, increase compensation or fringe benefits of directors, officers, employees and agents in a manner inconsistent with past practices; incur liabilities or indebtedness beyond certain limits; declare or pay any dividends or other distributions on capital stock; amend its articles of organization or by-laws; make any material acquisition of property or modify any license or technology agreement other than in the ordinary course of business; or take other actions, other than in the ordinary course of business, that might impact Brunswick's financial condition or business.

EFFECTIVE DATE OF THE MERGER; TERMINATION

    Brunswick and the Company each anticipate that the Merger will be consummated during November 1996. However, consummation of the Merger could be delayed as a result of delays in obtaining any necessary approvals or if any other condition to consummation of the Merger is not satisfied. There can be no assurances as to if or when such approvals will be obtained or that the Merger will be consummated.

    The Agreement may be terminated by the Company (acting through the Special Committee) or Brunswick at any time prior to the Effective Time, whether before or after stockholder approval: (i) if, without fault of the terminating party, the Effective Time has not occurred on or before November 30, 1996; (ii) in the event of a material breach of the Agreement by the other party that has not been cured within the period allowed in the Agreement; (iii) if any court or governmental body has prohibited the Merger; or (iv) if the requisite stockholder action of either party is not obtained. The Agreement also may be terminated by the mutual consent of the Special Committee and Brunswick's Board of Directors.

 In the event of termination, the Agreement shall become void, except that certain provisions relating to expenses, publicity and confidentiality shall survive termination. Any termination resulting from a material breach of a covenant or agreement in the Agreement shall not relieve any breaching party from liability for any uncured willful breach giving rise to such termination.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    The following is a summary of certain anticipated federal income tax consequences of the Merger. The Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Company and Brunswick should each be a party to such reorganization within the meaning of Section 368(b) of the Code. Accordingly, no gain or loss should be recognized by the Company for federal income tax purposes as a result of the Merger. Moreover, because the Company will be the surviving corporation in the Merger and because the current stockholders of the Company will not exchange their Common Stock pursuant to the Merger, no gain or loss should be recognized by the current stockholders of the Company as a result of the Merger. It is a condition to consummation of the Merger that Brunswick and the Company each shall have received an opinion from Palmer & Dodge LLP, counsel to Brunswick, and Arnold & Porter, counsel to the Company, in form and substance reasonably satisfactory to both Brunswick and the Company, as to certain federal income tax consequences of the Merger.

APPRAISAL RIGHTS

    Under Section 262 of the DGCL, stockholders of the Company do not have the right to dissent with respect to the Merger and to be paid an appraised value of their stock. Under the Massachusetts Business Corporation Law, stockholders of Brunswick are entitled to object to the Merger and exercise such appraisal rights. Under the terms of the Agreement, the Company is not required to consummate the Merger if the holders of more than 3% of Brunswick's outstanding capital stock dissent with respect to the Merger.

ACCOUNTING TREATMENT OF THE MERGER

    Although the Company will be the surviving corporation in the Merger as a legal matter, the Merger will be accounted for as a "purchase" of the Company by Brunswick for accounting and financial reporting purposes. Accordingly, Brunswick's historical financial statements will become the Company's financial statements. Under the purchase method of accounting, the Company's results of operations will be combined with those of Brunswick from and after the Effective Time, and the Company's assets and liabilities will be recorded on Brunswick's books at their respective fair values at the Effective Time.
A determination of the fair value of the Company's assets and liabilities will be made in order to allocate the purchase price to the assets acquired and the liabilities assumed. The expected excess of the value of the consideration deemed to be over the fair value of the Company's assets and liabilities will be amortized through charges to earnings over a ten-year period following the Effective Time. See "UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS."

MANAGEMENT FOLLOWING THE MERGER

    The directors of the Company immediately prior to the Effective Time will continue as the directors of the Company as the surviving corporation. In addition, at the Effective Time, the Board of Directors will be divided into three classes serving staggered three-year terms, with each class constituting approximately one-third of the total number of directors. See "PROPOSAL 2 -- ELECTION OF DIRECTORS."

    The executive officers of the Company serving prior to the Effective Time will continue as the executive officers of the surviving corporation, together with persons drawn from the following officers of Brunswick:

    JAMES G. NICHOLS, age 55, joined Brunswick as Senior Vice President, General Manager of Brunswick Biomedical Technologies Inc. in July 1990.

    HERBERT REINHOLD, age 62, joined Brunswick as Senior Vice President in connection with the acquisition of the Medical Devices Division of the Company by Brunswick in July 1994. Prior to that time, Mr. Reinhold held a number of positions, including Marketing Manager, Director of Product Development and Vice President of the Medical Device Division at the Company.

    DR. BRUCE D. WARD, age 56, joined Brunswick as Vice President Science and Technology, in April 1995. From 1993 until April 1995, Dr. Ward was Vice President of Research and Development at St. Jude Medical. Prior to that time, Dr. Ward was Vice President of Technology of the Pfizer Hospital Products group and General Manager for Pfizer's Laser Systems Division from 1986 through 1992.

STRATEGY AFTER THE MERGER

    Following the Merger, the business strategy of the surviving corporation will emphasize continuing growth, revenues and profitability, with expanded investments in research and development, particularly in PRIME ECG and new auto-injector technology. Stockholder approval of the Agreement will constitute approval of an amendment to the Amended and Restated Certificate of Incorporation to change the name of the surviving corporation from "Survival Technology, Inc." to "Meridian MedTec Inc.," which will conduct business as "Meridian Medical Technologies" ("Meridian").

    Meridian will be postured as a medical device firm with two distinct divisions. One division will seek to capitalize on drug delivery devices with an emphasis on auto-injectors and the other will focus on non-invasive cardiac diagnostics. It also is anticipated that Meridian will seek appropriate acquisitions, particularly with respect to cardiac diagnostics and telemedicine.

    The two divisions of Meridian will operate independently in terms of strategic planning, marketing, sales and specific product development. Significant cost savings are expected to be realized through the use of a single infrastructure for finance, administration, human resources and clinical regulatory affairs for both divisions.

    The drug delivery division will concentrate on expanding its short-term contract filling business while completing development of new auto-injectors.
 The cardiac diagnostics and telemedicine division will focus on the introduction of PRIME ECG and the expansion of the telemedicine business into the United States' market.

    For additional information regarding the Company, see "INFORMATION CONCERNING THE COMPANY." For additional information regarding Brunswick, see "INFORMATION CONCERNING BRUNSWICK."

MARKET FOR COMMON STOCK

    The Common Stock is traded in the over-the-counter market and is quoted in the Nasdaq National Market under the symbol STIQ. The following table sets forth, for the periods indicated, the range of high and low sale prices for the Common Stock as reported on the Nasdaq National Market:

                                                    PRICE RANGE OF COMMON STOCK
     FISCAL YEAR 1995                                HIGH                 LOW
     ----------------                                ----                 ---

First Quarter.......................                 $ 8.75               $6.50

Second Quarter......................                   9.25                6.75

Third Quarter.......................                  10.00                7.25

Fourth Quarter......................                   9.50                7.25

     FISCAL YEAR 1996
     ----------------

First Quarter.......................                   9.50                6.50

Second Quarter......................                  10.25                7.25

Third Quarter.......................                  10.125               7.50

Fourth Quarter......................                  11.875               8.25

     FISCAL YEAR 1997
     ----------------

First Quarter (through October 28,
  1996).............................                  11.875              8.375


    On March 18, 1996 and April 12, 1996, the last full days of trading prior to the announcement of the agreement between Brunswick and the Sarnoff Estate and the purchase of the Estate Shares by Brunswick, respectively, the last reported sales prices were $9.50 and $9.75, respectively, per share of Common Stock. On September 10, 1996, the last full day of trading prior to the announcement of the Merger, the last reported sales price was $9.50 per share of Common Stock. On October 28, 1996, the last reported sales price was $ ** per share of Common Stock. Each of such last reported sales prices is as reported by the Nasdaq National Market on the date indicated.

    The Board of Directors of the Company has not declared any dividends on the Common Stock since the Company's organization.

    There is no trading market for the Brunswick capital stock.

COMPARATIVE PER SHARE DATA

    The following table presents at the dates and for the periods indicated
(i) historical and pro forma combined per share data for Brunswick capital stock and (ii) historical and equivalent pro forma per share data for Common Stock. The information is based upon and should be read in conjunction with the historical financial statements of Brunswick and the Company and the unaudited pro forma combined financial information giving effect to the Merger appearing elsewhere herein. The unaudited pro forma combined financial data is not necessarily indicative of the financial position and results of future operations of the combined entity or the actual financial position and results of operations that would have been achieved had the Merger been consummated at the date indicated. See "UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION" and "INDEX TO FINANCIAL STATEMENTS."

                                     BBC (ACQUIRING)                  STI (TO BE ACQUIRED)
                                                                                EQUIVALENT
                            HISTORICAL        PRO FORMA        HISTORICAL     PRO FORMA(1)
                            ----------        ---------        ----------     ------------

Per Common Share and
Common Share Equivalent

Book Value:
    June 30, 1996            $6.01
    July 31, 1996                              $4.06              $5.60            $1.93


Net (loss) income:(2)
    June 30, 1996          ($99.32)
    July 31, 1996                             ($2.09)             $ .41           ($1.00)

Dividends:                   None                                  None



----------
(1) The equivalent pro forma amounts give effect to the Merger on a purchase basis with an exchange ratio of 2.1 shares of Common Stock for each share of Brunswick Common Stock and Brunswick Preferred Stock.

(2) Options, warrants and convertible preferred stock are considered to be Common Stock equivalents when dilutive.

                                     -27-

                           PROPOSAL 2 -- ELECTION OF DIRECTORS

GENERAL

    The Board of Directors has nominated E. Andrews Grinstead, III, Bruce M. Dresner, David L. Lougee, Robert G. Foster and James H. Miller to serve as directors for the ensuing fiscal year.

    If the Merger becomes effective, the Board of Directors will be divided into three classes, as nearly equal in number as reasonably possible, with terms initially expiring one year, two years, and three years, and for terms of three years thereafter. At such time, Mr. Grinstead will be elected as a Class I director, with a term to expire at the annual meeting following fiscal 1997; Messrs. Dresner and Lougee will be elected as Class II directors, with terms to expire at the annual meeting following fiscal 1998; and Messrs. Foster and Miller will be elected as Class III directors with terms to expire at the annual meeting following fiscal 1999. If the Merger does not become effective, each director will hold office until the next annual meeting of stockholders.

    Each of the nominees for director currently serves as a director of the Company. Messrs. Foster, Grinstead, and Lougee have served as directors since April 1996. Messrs. Miller and Dresner have served as directors since 1989 and 1985, respectively. Directors hold office until their successors are elected and qualified.

    The proxies solicited hereby, unless directed to the contrary therein, will be voted for the nominees. Each of the nominees has consented to being named in this Proxy Statement and to serve if elected. The Board has no reason to believe that any nominee for election as a director will not be a candidate or will be unable to serve, but if either occurs, it is intended that the shares represented by proxies will be voted for such substituted nominee or nominees as the Board, in its discretion, may designate.

    Set forth below is a table identifying each nominee for election as a director, his age, current position with the Company and/or current principal occupation, other directorships, and the year in which his term of office will expire after the Effective Time.

                                                                               TERM TO
                                                                               EXPIRE
                                                                              FOLLOWING
     NAME                   AGE            PRINCIPAL OCCUPATION              FISCAL YEAR
     ----                   ---            --------------------              -----------

James H. Miller              58         Chairman, President and Chief            1999
                                        Executive Officer

Bruce M. Dresner             48         Vice President for Investments,          1998
                                        Columbia University


Robert G. Foster             58         Chairman, President and Chief            1999
                                        Executive Officer, Commonwealth
                                        BioVentures, Inc. (venture capital
                                        firm); Director of Wyman-Gordon
                                        Company

E. Andrews Grinstead, III    49         Chairman, Chief Executive Officer and    1997
                                        President, Hybridon, Inc.
                                        (biotechnology); Director of
                                        EcoScience Corporation and Pharmos
                                        Corporation

David L. Lougee              56         Partner, Mirick, O'Connell, DeMallie     1998
                                        & Lougee (law firm)


    During the fiscal year ended July 31, 1996 ("fiscal 1996"), the Board of Directors held four meetings. During their term, all of the then incumbent directors were present in person for all of the meetings of the Board and the committees of the Board on which they serve, except Mr. Dresner who was on leave of absence until April 16, 1996. Concurrent with Brunswick's purchase of the Estate Shares on April 15, 1996, three of the existing directors resigned from the Board, and Messrs. Foster, Grinstead and Lougee were appointed to the Board of Directors.

    The Compensation and Stock Option Committee ("Committee") of the Board of Directors presently consists of Messrs. Foster, Grinstead and Lougee. The Committee is empowered to administer the Company's 1986 Stock Option Plan ("1986 Plan"), which includes the power under the 1986 Plan to grant stock options and stock appreciation rights and to award restricted stock and incentive shares. The Committee also is responsible for the determination of the compensation for the president and chief executive officer. The Committee did not meet during fiscal 1996.

    The Audit Committee of the Board of Directors has certain duties relating to the year end audit, the Company's internal accounting controls and the Company's relationship with its independent auditors. Messrs. Dresner and Grinstead are the current members of the Audit

Committee. The Audit Committee held one meeting during fiscal 1996 to approve the financial statements of the Company for the fiscal year ended July 31, 1995.

    In addition, the Board of Directors has an Executive Committee, whose present membership consists of Messrs. Foster and Miller. The Executive Committee did not meet during fiscal 1996.

    The Company does not have a nominating committee or other committee performing similar functions.

    Each of the Company's directors other than Mr. Miller received, during fiscal 1996, $1,500 for each meeting of the Board personally attended by him (other than meetings held by telephone conference as to which no fee is paid). Directors of the Company who are not also officers or employees of the Company or a subsidiary, who have served for at least one year and who will continue to serve as directors immediately following the annual meeting receive automatic grants of non-statutory stock options covering 1,300 shares of Common Stock under the 1986 Plan on the date of each annual meeting. Each person who becomes a non-employee director receives a stock option covering 6,000 shares of Common Stock effective as of the date of such director's election. Options so granted have an exercise price equal to the fair market value of the Common Stock on the date of grant, become exercisable in 25 percent cumulative annual installments and generally expire 10 years from the date of grant. If a director is removed from office, all options granted to such director pursuant to the automatic grants will expire immediately upon such removal. Pursuant to these provisions, Mr. Dresner was granted an option covering 1,300 shares of Common Stock at an exercise price of $8.31 per share, and Messrs. Foster, Grinstead and Lougee were granted options covering 6,000 shares of Common Stock at an exercise price of $9.38 per share upon their appointment to the Board of Directors.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

    SUMMARY COMPENSATION TABLE

    The following table sets forth information as to compensation paid for services rendered to the Company by the President and Chief Executive Officer and the three other executive officers of the Company as of July 31, 1996 for the three fiscal years ended July 31, 1996.

                                                                    LONG-TERM
                                                                   COMPENSATION
                                           ANNUAL COMPENSATION        AWARDS
                                           ------------------      ------------

                                                                     SECURITIES
                                                                     UNDERLYING        ALL OTHER
         NAME AND               FISCAL      SALARY(1)    BONUS      OPTIONS/SARS     COMPENSATION
    PRINCIPAL POSITION           YEAR          ($)        ($)            (#)            ($) (2)
    ------------------          ------      ---------    -----      ------------     ------------


James H. Miller                  1996        225,000    100,000           -               9,784
Chairman, President              1995        225,000     20,000           -               8,770
and CEO                          1994        225,000     45,000        15,000            12,608

Jeffrey W. Church                1996        146,053     45,000           -               8,025
Sr. Vice President               1995        131,933       -              -               6,854
Finance and CFO                  1994        117,154       -            7,500             6,073

O. Napoleon Monroe               1996        114,234       -              -             128,713
Vice President (3)               1995        123,517       -              -               6,313
                                 1994        119,905       -            5,900             6,075

Glenn F. Wickes, Jr.,            1996        144,066       -              -               9,004
Sr. Vice President,              1995        137,850     10,000           -               5,637
Pharmaceutical                   1994        123,077       -           13,000            27,521
Operations (4)

----------
(1) Includes amounts deferred at the election of the executive officer under the Company's 401(k) Plan.

(2) Includes Company matching contributions under the Company's 401(k)
    Plan in the following amounts for fiscal 1996:  Mr. Miller, $5,233; Mr.
    Church, $4,982; Mr. Monroe, $3,548; and Mr. Wickes, $3,950. Also includes discretionary Company contributions under the Company's profit sharing plan in the following amounts: Mr. Miller, $1,389 and a Company contribution to the deferred compensation account of Mr. Miller in the amount of $691; Mr. Church, $1,192; Mr. Monroe, $1,093; and Mr. Wickes,
    $1,227. The Company provides group accidental death and disability and term life insurance to all its employees who work more than 30 hours per week. The death and disability benefit and life insurance benefit under the Company's plan is up to 200% of the insured person's annual compensation (as defined in the plan), except in the case of certain employees, including the executive officers named above, with respect to whom benefits are up to 300% of the insured person's annual income.
    Premiums paid attributable to such benefits were as follows: Mr. Miller, $2,471; Mr. Church, $1,852; Mr. Monroe, $1,317; and Mr. Wickes, $1,827.


(3) Mr. Monroe resigned from the Company in May 1996.  The column "All
    Other Compensation" includes a $122,815 severance payment made to Mr. Monroe. In addition, Mr. Monroe was entitled to receive continued health insurance coverage for 3 months after his termination of employment.

(4) Mr. Wickes' employment with the Company terminated in October 1996.

    STOCK OPTIONS

    No stock options were granted to the executive officers named in the Summary Compensation Table above during fiscal 1996. The following table summarizes certain information regarding all outstanding options for the executive officers named in the Summary Compensation Table as of July 31, 1996.

                       AGGREGATED OPTION/SAR EXERCISES IN LAST
                  FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES
---------------------------------------------------------------------------------------------------------------------------
                                                                    NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                                   UNDERLYING UNEXERCISED              IN-THE-MONEY
                                                                      OPTIONS/SARS AT                 OPTIONS/SARS AT
                                                                    FISCAL YEAR END (#)            FISCAL YEAR END ($)(1)
                                                                   ----------------------          ----------------------

                       SHARES ACQUIRED
     NAME               ON EXERCISE(#)       VALUE REALIZED($)    EXERCISABLE/UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE
     ----              ---------------       ----------------     -------------------------       -------------------------

James H. Miller                 0                      0                62,500/7,500                      34,375/0


Jeffrey W. Church               0                      0                 10,750/3,750                      7,969/7,969

O. Napoleon Monroe(2)       2,950                 10,325                  2,000/2,950                          0/6,269


Glenn F. Wickes, Jr.            0                      0                  6,500/6,500                      7,438/7,438

----------
(1) Value is calculated as the difference between the fair market value of a share of Common Stock on July 31, 1996 ($8.875 per share) and the exercise price of the options.

(2) All options held by Mr. Monroe on July 31, 1996 expired in accordance with their terms during August 1996.


     EMPLOYMENT AND SEVERANCE AGREEMENTS

    At July 31, 1996, the Company was a party to employment agreements (collectively the "Employment Agreements" and individually an "Employment Agreement") with each of James H. Miller, Jeffrey W. Church and Glenn F. Wickes. Under the Employment Agreements, the Company will employ Mr. Miller, Mr. Church and Mr. Wickes as President and Chief Executive Officer, Senior Vice President, Finance and Chief Financial Officer and Senior Vice President, Pharmaceutical Operations, respectively. The Employment Agreement with Mr. Miller is effective through April 30, 1999, subject to annual extensions. The Employment Agreement for Mr. Church is effective through December 31, 1997, subject to annual extensions. As described below, Mr. Wickes' employment with the Company terminated in October 1996. If a "Change of Control" (as defined in the Employment Agreements) occurs during the term of the Employment Agreements, then the Employment Agreements will continue in effect for the lesser of (i) a period of 36 months beyond the then-scheduled expiration of the Employment Agreements or (ii) the date of the executive's retirement. The Employment Agreements provide for a minimum base salary (currently $225,000 per year for Mr. Miller and $141,600 per year for Mr. Church) and customary benefits. In addition, the Employment Agreements require the Executive to refrain from disclosing confidential information and to abstain from competing with the Company. The purchase of the Estate Shares by Brunswick constituted a Change in Control as defined in the Employment Agreements.

    The Company may terminate the Employment Agreements upon disability or retirement or for "Cause" (as defined in the Employment Agreements). If the Company terminates the Employment Agreements for any reason other than disability, retirement or Cause, or the executive terminates the Employment Agreement for "Good Reason," as defined in the Employment Agreements, each executive will be entitled to receive a lump sum payment equal to 200% of his base salary for the preceding 12 months and continued life, disability, accident and health insurance coverage for up to 24 months. In addition, all stock options previously awarded under the Company's stock option plans would become immediately exercisable and any transfer restrictions on restricted securities would lapse. The Employment Agreements further provide that any benefits or payments pursuant to these provisions will be reduced to the extent that such amounts received (together with any other amounts received that must be included in such determination) would constitute an "excess parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986, as amended.

    Mr. Wickes' employment with the Company terminated in October 1996. In connection with such termination, the Company and Mr. Wickes' entered into a consulting arrangement pursuant to which Mr. Wickes will act as a consultant to the Company for a maximum period of 10 months. During the term of the arrangement, Mr. Wickes will be paid at a monthly rate of approximately $11,500 and is entitled to a monthly automobile allowance and customary benefits. In addition, Mr. Wickes has agreed to refrain from disclosing confidential information and to abstain from competing with the Company in certain specified areas for a period of three years.

    It is a condition to the closing of the Merger that the surviving corporation enter into a new employment agreement with Mr. Miller. On September 16, 1996, the Compensation Committee approved the terms of such an agreement. Mr. Miller's new employment is expected to have terms substantially similar to those of his existing employment agreement with the Company described above. Mr. Miller's new employment agreement will become effective at the Effective Time, provide for a minimum base salary of $325,000 per year, and have an initial term of five years, subject to annual extensions.

    In connection with the Merger, the Company will assume the obligations of Brunswick under agreements with each of Herb Reinhold, Bruce Ward, and James
G. Nichols. Under the agreements, Brunswick employs Mr. Reinhold and Dr. Ward as Senior Vice President and Vice President of Science and Technology, respectively. Mr. Nichols is employed by Brunswick's principal subsidiary, Brunswick Biomedical Technologies, Inc.
("BBT"), as its Senior Vice President and General Manager. See "PROPOSAL 1 -- THE MERGER -- Management Following the Merger."

    The agreement with Mr. Reinhold is effective until August 1997 and provides for a minimum base salary of $140,450 per year. The agreement may be terminated upon disability or for cause (as defined in the agreement). If the agreement is terminated other than for cause or disability, Mr. Reinhold is entitled to a severance payment equal to his then current salary for a six month period.

    The agreements with Mr. Nichols and Dr. Ward are in the form of letter agreements and provide for minimum base salaries of $135,000 and $160,000, respectively. In addition, each executive may earn bonuses of up to specified percentages of the base salary.

    Each of the executives has agreed to refrain from competing with Brunswick and from disclosing confidential information.

    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Robert G. Foster is the President, Chief Executive Officer, Chairman of the Board of Directors and principal stockholder of Commonwealth BioVentures Inc., a venture capital Company ("CBI"). David L. Lougee is a director and stockholder of CBI. CBI is the general partner of BioVenture Partners Limited Partnership, which in turn is the general partner of Commonwealth BioVentures III, Commonwealth BioVentures IV and Commonwealth BioVentures V ("CB III," "CB IV" and "CB V," respectively). Such limited partnerships together hold 189,579 shares of Brunswick Preferred Stock, or approximately 23% of Brunswick's outstanding capital stock. CB III, CB IV and CB V also hold warrants to purchase 51,932 shares of Brunswick Common Stock. Mr. Foster holds 2,000 shares of Brunswick Common Stock and 857 shares of Brunswick Preferred Stock and has warrants to purchase 2,000 shares of Brunswick Common Stock and options to purchase 5,000 shares of Brunswick Common Stock. Mr. Foster and his spouse also hold 3,629 shares of Brunswick Preferred Stock and have warrants for 5,713 shares of Brunswick Common Stock.
 In addition, Mr. Foster holds 2,000 shares of Brunswick Preferred Stock in a CBI profit sharing plan. See "PRINCIPAL STOCKHOLDERS AND SHARE OWNERSHIP OF MANAGEMENT."

    REPORT ON COMPENSATION OF EXECUTIVE OFFICERS

    The Compensation and Stock Option Plan Committee (the "Committee"), which is comprised only of non-employee directors of the Company, is responsible for reviewing the performance of the President and Chief Executive Officer ("CEO"), determining the form and amount of the CEO's compensation, and administering the Company's stock option plans.

    The base salary for the Company's CEO is determined at the beginning of the fiscal year to which such salary relates. Accordingly, Mr. Miller's base salary for fiscal 1996 was established in October 1995 prior to the change in the composition of the Board of Directors. In connection with setting Mr. Miller's fiscal 1996 base salary, the Committee invited the then other members of the Board of Directors (other than Mr. Dresner, who continued on leave of absence, and Mr.
Miller) to join in its deliberations.   Mr. Miller's base salary for fiscal
1996 thus was established by the entire Board of Directors (other than Mr. Dresner and Mr. Miller), rather than just the Committee.

    The CEO's performance and bonus for the fiscal year are evaluated and determined after the close of the fiscal year. Accordingly, Mr. Miller's performance and bonus for fiscal 1996 were evaluated and determined in September 1996 by the Committee as reconstituted following the purchase of the Estate Shares by Brunswick.

    The Board of Directors believes that the Company must provide a total CEO compensation package that will motivate and retain a CEO of outstanding ability who is capable of directing the strategic focus of the Company. The Company's CEO compensation program has three primary components: a base salary, a discretionary cash bonus and a long-term incentive award.

    The factors and criteria considered in determining each component of Mr. Miller's compensation for fiscal 1996 are discussed below.

    BASE SALARY.   The appropriate level of the base salary for Mr. Miller in fiscal 1996 was based on the Board's subjective assessment of Mr. Miller's performance during both the most recently completed fiscal year and his tenure with the Company, as well as Mr. Miller's compensation history with the Company. In making its assessment, the Board considered Mr. Miller's contributions to the Company and other relevant factors, such as demonstrated leadership and management skills. The Board noted that the Company had continued to be profitable for each quarter of fiscal 1995, sales were up 2% over fiscal 1994 and that revenues had increased slightly. The Board noted, however, that overall profitability had declined. The Board identified a number of factors affecting operating results that did not relate directly to Mr. Miller's performance, but considered that the CEO's compensation nonetheless should be related to overall corporate performance. The Board also recognized Mr. Miller's demonstrated leadership and success in redirecting the Company's strategic focus and attracting commercial customers and considered Mr. Miller's continued leadership to be beneficial for the Company. Based on its subjective assessment of Mr. Miller's short-term and long-term performance, the Board determined to keep Mr. Miller's base salary at $225,000 for fiscal 1996, the same level as his base salary in fiscal 1995 and fiscal 1994.

    The Board also considered Mr. Miller's service as chief executive officer of both the Company and Brunswick. The Board concluded that it would be beneficial to the Company to encourage Mr. Miller to continue to serve as CEO and that it wished to encourage him to do so.

    ANNUAL CASH BONUS. The Board believes that an annual cash bonus, determined and paid after the fiscal year to which the bonus relates, provides an effective means for rewarding outstanding individual performance by the CEO during the fiscal year. The amount of the annual cash bonus is within the sole discretion of the Committee and/or the Board and is not based on specific measures of corporate or individual performance. Instead, the annual cash bonus reflects a subjective evaluation of individual performance and accomplishments during the preceding fiscal year.

    Prior to the meeting of the Committee in September 1996 to consider the award of an annual cash bonus to Mr. Miller, Mr. Miller advised the members of the Committee that he had decided to forego consideration for a bonus in light of the pending Merger and his receipt of the bonus described below. Accordingly, the Committee did not consider or award an annual cash bonus to Mr. Miller based on fiscal 1996 individual or corporate performance.

    In November 1994, the Board of Directors authorized the payment of a $100,000 cash bonus to Mr. Miller, conditioned on Mr. Miller's remaining employed by the Company through the completion of a sale of all or substantially all of the Estate Shares or the Company. Mr. Miller received the bonus in April 1996 following the purchase of the Estate Shares by Brunswick.

    In March 1995, the Board of Directors authorized the payment of a $45,000 cash bonus to Jeffrey W. Church in recognition of Mr. Church's efforts in connection with the sale of all or substantially all of the Estate Shares or the Company. Payment of the bonus was contingent on the successful completion of such a transaction and Mr. Church's remaining with the Company or its successor for 120 days thereafter. Mr. Church received the bonus in August 1996.

    LONG-TERM INCENTIVE COMPENSATION. The Board believes that stock options provide a useful incentive for future performance and for retaining executives of outstanding ability. Stock option grants also serve to link the interests of the employees and the Company's stockholders because increases in the value of the stock options are directly tied to increases in stockholder value.

    The Committee's philosophy in administering the Company's stock option plans is to afford a broad group of non-contract employees an opportunity to share in the ownership of the Company and the Company's success. Accordingly, the Committee historically has granted stock options to a broad class of employees and not limited grants solely to executive officers.

    Mr. Miller was not granted additional stock options during fiscal 1996. However, on September 16, 1996, the Committee granted to Mr. Miller an option covering 40,000 shares of Common Stock at an exercise price of $9.50 per share. Under the terms of the grant, the option is exercisable as to 10,000 shares of Common Stock six months after the date of grant and will vest with respect to the remaining 30,000 shares in one-third annual increments. In addition, the vesting of such 30,000 shares will be accelerated, in 10,000 share increments, if the market price for the Common Stock reaches $18.00, $27.00, and $36.00, respectively. The Committee determined to award Mr. Miller this option based, in part, on Mr. Miller's decision to forego consideration for an annual cash bonus.

    As discussed below, the size of stock option grants to executive officers, other than the CEO, is recommended by the CEO and approved by the Committee. The Company did not award stock options to executive officers during fiscal 1996.

    COMPENSATION OF EXECUTIVE OFFICERS OTHER THAN CEO. The compensation of each of the executive officers, other than the CEO, generally is determined by the CEO within the context of the Company's Salary Administration Plan. The Company's Salary Administration Plan was developed by the Company and an independent compensation consultant and includes position descriptions for all non-contract employees including the other executive officers. Each position is assigned a grade level by measuring the position's requirements for responsibility, creativity, analytical skills, and past job experience. The CEO approves all direct report position descriptions and assigned grade levels. With the assistance of independent compensation consultants, salary ranges within each grade level are established by reference to competitive salaries for positions with a similar range of responsibilities at companies having comparable annual revenues to those of the Company. Salary ranges may be increased each year by a percentage of the Consumer Price Index to ensure that salary ranges remain competitive. The Company's job performance appraisal is by "Management by Objectives," which concentrates on results achieved. Once a year each of the other executive officers and the CEO agree on objectives of the job. Examples of such objectives are financial growth, expense reduction, operating within budget, development and commercialization of quality products, market growth, and product and project management.

    The Company's stock option grant structure for employees, including executive officers other than the CEO, was developed by the Company and an independent compensation consultant. This structure was based on available survey data of other companies granting options to a broad group of employees. For each Company job grade there is a high, medium, and low grade level which was integrated with the Company performance appraisal ratings. The level of grants is recommended by the CEO and approved by the Committee. All figures are reviewed and adjustments made because of specific relevant factors such as date of hire, promotions, and Common Stock holdings.

                                        Robert G. Foster
                                        E. Andrews Grinstead, III
                                        David L. Lougee


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    During fiscal 1996, to the knowledge of the Company, directors and executive officers of the Company timely filed all required reports with the Securities and Exchange Commission

("Commission") relating to transactions involving Common Stock of the Company. In making this statement, the Company has relied on the written representations of its incumbent directors and officers and copies of the reports that they have filed with the Commission.

PERFORMANCE GRAPH

    The following graph shows the cumulative stockholder return on the Company's Common Stock during the five year period ended July 31, 1996 as compared to (i) an overall stock market index, the NASDAQ (U.S.) Index, and
(ii) a peer group index, the S&P Medical Products and Supplies Index. The graph assumes that $100.00 was invested on August 1, 1991, and the yearly points marked on the horizontal axis correspond to July 31 of the indicated year.


                                       [GRAPH]










                        STOCKHOLDER VALUE AT FISCAL YEAR END
------------------------------------------------------------------------------------

                                        1991    1992    1993    1994    1995    1996
                                        ----    ----    ----    ----    ----    ----

Survival Technology, Inc.               $100      63      40      36      31      37

NASDAQ (U.S.) Index                     $100     117     143     146     206     229

S&P Medical Products & Supplies Index   $100     116      93      71     111     127



               PRINCIPAL STOCKHOLDERS AND SHARE OWNERSHIP OF MANAGEMENT
     Set forth below is a table showing certain information with respect to those persons known to the Company to be the beneficial owners of more than 5% of the outstanding shares of Common Stock, certain executive officers of the Company, each director of the Company, and all executive officers and directors of the Company as a group as of October 9, 1996.




                                              NUMBER OF SHARES
                                             BENEFICIALLY OWNED
     BENEFICIAL OWNER                     DIRECTLY OR INDIRECTLY(1)       PERCENT OF CLASS %(3)
     ----------------                     ----------------------          ----------------


Brunswick Biomedical Corporation                  1,888,126                       61.0%
2275 Research Boulevard, Suite #100
Rockville, Maryland  20850

Steven T. Newby                                     259,684(2)                     8.4
c/o Newby & Company
6116 Executive Boulevard, Suite #701
Rockville, Maryland  20852

Bruce M. Dresner                                     19,425                         *

Robert G. Foster                                        -                           -

E. Andrews Grinstead, III                               -                           -

David L. Lougee                                         -                           -

James H. Miller                                      82,285                        2.6

Jeffrey W. Church                                    10,750                         *

O. Napoleon Monroe                                    2,100                         *

Glenn F. Wickes, Jr.                                  8,000                         *

All directors and executive officers as a group
(8 persons)                                         122,560                        3.8

_________________________
*  Less than 1%.

(1) Includes the following number of shares issuable upon exercise of stock options exercisable within 60 days of the record date: Mr. Dresner, 19,425; Mr. Miller, 66,250; Mr. Church, 10,750; Mr. Monroe, 0; Mr. Wickes, 8,000; and all directors and executive officers as a group, 104,425.

(2)  Steven T. Newby filed Amendment No. 3 to a Schedule 13D with the
     Commission, dated July 11, 1996, indicating that he has sole voting and dispositive power of 259,684 shares of Common Stock. The information set forth in the table above is derived solely from the Schedule 13D filed by Mr. Newby with the Commission.

(3) Based upon 3,097,637 shares of Common Stock outstanding as of the record date, plus shares of Common Stock issuable within 60 days of the record date under option to the particular director, executive officer or, in the case of directors and executive officers as a group, in the aggregate under option to members of such group.


     Set forth below is a table showing certain information with respect to those persons expected by the Company to be the beneficial owners of more than 5% of the outstanding shares of Common Stock after the Effective Time.



                                         NUMBER OF SHARES BENEFICIALLY
     BENEFICIAL OWNER                     OWNED DIRECTLY OR INDIRECTLY    PERCENT OF CLASS %(8)
     ----------------                     ----------------------------    ----------------

Commonwealth BioVentures Inc.                         583,003(1)                  18.8%
Four Milk Street
Portland, Maine  04101

Mylan Laboratories, Inc.                              272,299(2)                   9.2
P.O. Box 4310
781 Chestnut Ridge Road
Morgantown, West Virginia  26504

Steven T. Newby                                       259,684                      8.9
c/o Newby & Company
6116 Executive Boulevard, #701
Rockville, Maryland  20852

EM Industries                                         181,487(3)                   6.2
7 Skyline Drive
Hawthorne, New York  10532

Concord Partners II, L.P.                            175,612(4)                    6.0
c/o Dillon, Read & Company, Inc.
535 Madison Avenue
New York, New York  10022

Internationale Nederlanden                           174,490(5)                    5.6
(U.S.) Capital Corporation
135 East 57th Street
New York, New York  10022

James H. Miller                                      162,475(6)                    5.4

BancBoston Ventures, Inc.                            150,283(7)                    5.1
100 Federal Street
Boston, Massachusetts  02110

____________________
(1) Commonwealth Bioventures Inc. ("CBI") is the general partner of BioVenture Partners Limited Partnership, which in turn is the general partner of each of Commonwealth BioVentures III, IV and V Limited Partnerships. With respect to such limited partnerships, includes 109,057 shares and 75,831 shares of Common Stock subject to warrants and Merger Warrants, respectively. Excludes 5,999 shares of Common Stock and 6,642 shares of Common Stock subject to warrants, Merger Warrants and options expected to be held by Robert G. Foster, as well as 7,620 shares of Common Stock, and 13,448 shares of Common Stock subject to warrants and Merger Warrants expected to be held jointly by Mr. Foster and his spouse, following the Effective Time. Also excludes 4,200 shares of Common Stock expected to be held by Mr. Foster in a profit sharing plan with CBI.

(2) Includes 43,556 shares of Common Stock issuable upon the exercise of Merger Warrants.

(3) Includes 29,038 shares of Common Stock issuable upon the exercise of Merger Warrants.

(4) Includes 28,098 shares of Common Stock subject to Merger Warrants.

(5)  Includes 174,490 shares of Non-Voting Common
     Stock, issuable upon the exercise of warrants, that are convertible, on a one-for-one basis, into shares of Common Stock.

                                       -40-



(6) Includes 95,418 shares, 6,000 shares and 726 shares of Common Stock subject to options, warrants and Merger Warrants, respectively.

(7) Includes 23,469 shares and 3,599 shares of Common Stock subject to warrants and Merger Warrants, respectively.

(8) Based upon 2,918,439 shares of Common Stock expected to be outstanding immediately after the Effective Time, plus shares of Common Stock expected to be issuable to a particular person upon the exercise of warrants, Merger Warrants and options within 60 days of the Effective Time.

     Immediately following the Effective Time, the minority stockholders of the Company and the former stockholders of Brunswick will hold approximately 41.4% and 58.6%, respectively, of the outstanding shares of Common Stock of the surviving corporation. Upon the exercise of all outstanding options and warrants (including Merger Warrants) the former minority stockholders of STI and the former stockholders of Brunswick will hold approximately 30.5% and 69.5%, respectively, of the outstanding Common Stock of the Company.

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND
                    AMENDED AND RESTATED BY-LAWS OF THE COMPANY

    The Certificate of Incorporation and By-Laws of the Company, as amended in accordance with the terms of the Agreement, will be the Certificate of Incorporation and By-Laws of the surviving corporation immediately after the Effective Time. The following discussion summarizes certain amendments to the Company's Certificate of Incorporation and By-Laws that will be implemented in connection with the Merger.

AUTHORIZED CAPITAL STOCK

    The Company's authorized capital stock currently consists of 10,000,000 shares of Common Stock. Following the Merger, the number of authorized shares of Common Stock will be increased to 18,000,000 shares, including 200,000 shares of non-voting common stock ("Non-Voting Common Stock"), $.10 par value per share. In addition, the authorized capital stock of the Company will include 2,000,000 shares of preferred stock, $.01 par value per share ("Preferred Stock").

    NON-VOTING COMMON STOCK

    Non-Voting Common Stock generally will be identical in all respects to the Common Stock and, except as otherwise required by law, will be treated as a single class with the Common Stock, except that the Non-Voting Common Stock will not be entitled to any voting rights, except as specifically required by law. Each record holder of Non-Voting Common Stock will be entitled to convert any and all shares of such holder's Non-Voting Common Stock into the same number of shares of Common Stock at such holder's election upon the occurrence of certain events.

    PREFERRED STOCK

    The Amended and Restated Certificate of Incorporation authorizes the Board of Directors to establish one or more classes of Preferred Stock and to determine, with respect to any class of Preferred Stock, the preferences, rights and other terms of such class. The Company believes that the ability of the Board of Directors to issue one or more classes of Preferred Stock will provide the Company with increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that might arise. The authorized shares of Preferred Stock will be available for issuance without further action by the Company's stockholders, unless the action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded.

    Although the Board of Directors has no intention at the present time of doing so, it could issue a class of Preferred Stock that could, depending on the terms of such class, impede a merger, tender offer or other transaction that some, or a majority, of the Company's stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Common Stock.

CERTAIN PROVISIONS OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND THE AMENDED AND RESTATED BY-LAWS

    The Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Company contain certain provisions that could make more difficult the acquisition of the Company by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with the Board of Directors. The Company believes that the benefits of these provisions outweigh the potential disadvantages of discouraging such proposals because, among other things, negotiation of such proposals might result in an improvement of their terms. The description set forth below is intended as a summary only and is qualified in its entirety by reference to the Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws.

    CLASSIFIED BOARD OF DIRECTORS

    The Amended and Restated Certificate of Incorporation provides for the Board of Directors to be divided into three classes of directors serving staggered three-year terms, with each class to consist as nearly as possible of one-third of the directors then elected to the Board. A classified board may render more difficult a change in control of the Company or removal of incumbent management. The Company believes, however, that the longer time required to elect a majority of a classified Board of Directors will help to ensure continuity and stability of the Company's management and policies.

    NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES

    The Amended and Restated Certificate of Incorporation provides that the number of directors will be determined pursuant to the By-Laws. In addition, the Amended and Restated By-Laws provide that the number of directors shall not be increased by 50% or more in any 12-month period without the approval of at least 66 2/3% of the members of the Board of Directors then in office. The Amended and Restated Certificate of Incorporation provides that any vacancies will be filled by the vote of a majority of the remaining directors, even if less than a quorum, and the directors so appointed shall hold office until the next election of the class for which such directors have been chosen and until their successors are elected and qualified. Accordingly, the Board of Directors could temporarily prevent any stockholder from enlarging the Board of Directors and filling the new directorships with such stockholder's own nominees.

    The Amended and Restated Certificate of Incorporation also provides that, except as may be provided in a resolution or resolutions designating any class or series of Preferred Stock, the directors may only be removed for cause by the affirmative vote of 75% of the voting power of all of the shares of capital stock of the Company then entitled to vote generally in the election of directors, voting together as a single class.

    STOCKHOLDER ACTION BY UNANIMOUS WRITTEN CONSENT;
    SPECIAL MEETINGS

    The Amended and Restated Certificate of Incorporation provides, except as may be provided in a resolution or resolutions providing for any class or series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Company may be effected, without a meeting, only by the unanimous consent in writing by such holders. Special meetings of stockholders of the Company may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the members of the Board of Directors then in office. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

    ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER
    NOMINATIONS AND STOCKHOLDER PROPOSALS

    The Amended and Restated By-Laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of stockholders of the Company (the "Stockholder Notice Procedure").

    The Stockholder Notice Procedure provides that (i) only persons who are nominated by, or at the direction of, the Board of Directors, or by a stockholder who has given timely written notice containing specified information to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company and (ii) at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Board of Directors or by a stockholder who has given timely written notice to the Secretary of the Company of such stockholder's intention to bring such business before the meeting. Notice of stockholder nominations or business to be conducted at a meeting must be received by the Company not later than the time permitted for submission of a stockholder proposal for inclusion in the Company's Proxy Statement for the corresponding meeting of stockholders pursuant to Rule 14a-8(a)(3) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), or any successor thereto if such notice is to be submitted at an annual stockholders meeting or no later than 10 days following the day on which notice of the date of a special meeting of stockholders was given if the notice is to be submitted at a special stockholders meeting.

    The purpose of requiring stockholders to give the Company advance notice of nominations and other business is to afford the Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of the other proposed business and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although the Amended and Restated By-Laws do not give the Board of Directors any power to disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and its stockholders.

    CONSIDERATION OF NONECONOMIC FACTORS

    The Company's Amended and Restated Certificate of Incorporation provides that, in connection with the exercise of its judgment in determining what is in the best interests of the Company and its stockholders, the Board of Directors of the Company may, but shall not be required to, in addition to considering the long-term and short-term interests of the stockholders, consider all of the following factors and any other factors that it or they deem relevant: (i) the social and economic effects of the matter to be considered on the Company and its subsidiaries, its and their employees, customers, and creditors and the communities in which the Company and its subsidiaries operate or are located; and (ii) when evaluating a business combination or a proposal by another individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity (a "Person") or Persons to make a business combination or a tender or exchange offer or any other proposal relating to a potential change of control of the Company, (x) the business and financial condition and earnings prospects of the acquiring Person or Persons, (y) the competence, experience, and integrity of the acquiring Person or Persons and its or their management, and (z) the prospects for successful conclusion of the business combination, offer or proposal.

    AMENDMENT OF CERTIFICATE OF INCORPORATION AND BY-LAWS

    The Company's Amended and Restated Certificate of Incorporation provides that the provisions therein relating to the total number and shares of capital stock, stockholder action, the classified Board of Directors, the number of directors, vacancies on the Board of Directors, removal of directors, the constituencies the Directors are authorized to consider in making their decisions, special meetings of stockholders, and amendments to the Certificate of Incorporation or By-Laws may be amended, altered, changed or repealed, except as may be provided in a resolution or resolutions providing for any class or series of Preferred Stock, only by the affirmative vote of the holders of at least 75% of the voting power of all of the shares of capital stock of the Company then entitled to vote generally in the election of directors, voting together as a single class or by the holders of a majority of the voting power of all the shares of capital stock of the Company then entitled to vote generally in the election of directors, voting as a single class, if such adoption, amendment, alteration, change or repeal has been previously recommended by a vote of the Continuing Directors. For the purposes of the Amended and Restated Certificate of Incorporation, the term Continuing Director means either (i) an individual who was a member of the Board of Directors prior to the time any person after the Effective Time, 1996 acquired 25% or more of the voting power of any voting securities of the Company or (ii) an individual designated (before his or her initial election as a director) as a Continuing Director by a majority of the then Continuing Directors.

    The Company's Amended and Restated Certificate of Incorporation also provides that the other provisions of such Certificate may be amended, altered, changed or repealed, subject to the resolutions providing for any class or series of Preferred Stock, only by the affirmative vote of both a majority of the members of the Board of Directors then in office and a majority of the voting power of all of the shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

    The Company's Amended and Restated Certificate of Incorporation also provides that the Amended and Restated By-Laws may be adopted, amended, altered, changed or repealed by the affirmative vote of the majority of the Board of Directors then in office. Any action taken by the stockholders with respect to adopting, amending, altering, changing or repealing any Amended and Restated By-Laws may be taken only by the affirmative vote of either (i) the holders of at least 75% of the voting power of all of the shares of capital stock of the Company then entitled to vote generally in the election of directors, voting together as a single class, or (ii) the holders of a majority of the voting power of all of the shares of capital stock of the Company then entitled to vote generally in the election of directors, voting as a single class, if such adoption, amendment, alteration, change or repeal has been previously recommended by a vote of the Continuing Directors.

    These provisions are intended to make it more difficult for stockholders to circumvent certain other provisions contained in the Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, such as those that provide for the classification of the Board of Directors.
These provisions, however, also will make it more difficult for stockholders to amend the Amended and Restated Certificate of Incorporation or Amended and Restated By-Laws without the approval of the Board of Directors, even if a majority of the stockholders deems such amendment to be in the best interests of all stockholders.

                              SURVIVAL TECHNOLOGY, INC.

                         SELECTED HISTORICAL FINANCIAL DATA

    The following selected historical financial data for five years ended July 31, 1996 is derived from the audited consolidated financial statements of the Company. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information contained in the Company's Annual Report on Form 10-K for the year ended July 31, 1996 ("Annual Report") that accompanies this Proxy Statement and is incorporated by reference herein.


(In Thousands, Except Per Share Data)

YEAR ENDED JULY 31             1996        1995        1994        1993          1992

Operations:

Net sales                    $31,385     $25,487      $24,856     $30,075       $40,931

Gross profit                   8,957       8,259        8,657       9,726         8,133

Operating income (1)           2,274         890        1,928       3,111         2,153

Gain on sale of Medical Device
   Division                                             1,562

Other income (expense),
 net                            (300)       (180)          81        (106)          158

Income before income
 taxes and extraordinary item  1,974         710        3,571       3,005         2,311

Provision for income tax         698         250        1,442       1,160           634
                               -----       -----        -----       -----         -----

Income before
 extraordinary item            1,276         460        2,129       1,845         1,677
                               -----       -----        -----       -----         -----

Extraordinary item                                                                   37
                               -----       -----        -----       -----         -----
Net income                   $ 1,276     $   460      $ 2,129     $ 1,845       $ 1,714
                               -----       -----        -----       -----         -----
                               -----       -----        -----       -----         -----

Per share data:

Income before
 extraordinary item            $ .41       $ .15        $ .68       $ .60         $ .55
                               -----       -----        -----       -----         -----

Extraordinary item                                                                  .01
                               -----       -----        -----       -----         -----
Net income                     $ .41       $ .15        $ .68       $ .60         $ .56
                               -----       -----        -----       -----         -----
                               -----       -----        -----       -----         -----

Average common shares and
 common share equivalents
   outstanding                 3,117       3,102        3,118       3,092          3,086
                               -----       -----        -----       -----         -----
                               -----       -----        -----       -----         -----

Financial position:

Current assets               $14,414     $11,553      $10,227     $10,022        $13,937

Working capital                4,204       3,668        5,193       5,635          5,782

Fixed assets, net             14,815      14,209       11,893       9,801          7,818

Total assets                  31,085      27,715       24,201      21,911         22,487

Long-term debt                 1,184       1,486        1,620       2,740          2,014

Shareholders' equity          17,469      16,150       15,690      13,558         11,149


____________________
(1) Fiscal 1996 and 1995 operating income includes a restructuring charge of $321,900 and $450,000, respectively.


                          BRUNSWICK BIOMEDICAL CORPORATION

                         SELECTED HISTORICAL FINANCIAL DATA

  The following selected historical financial data for the five years ended June 30, 1996 is derived from the audited consolidated financial statements of Brunswick. Brunswick's consolidated financial statements for the year ended June 30, 1996 include the Company's revenues and expenses for the two and one-half month period ended June 30, 1996 and the Company's assets and liabilities as of July 31, 1996. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information contained herein. See "INDEX TO FINANCIAL STATEMENTS."


(In Thousands, Except Per Share Data)

YEAR ENDED JUNE 30               1996         1995         1994          1993         1992


Operations:

Net sales                      $10,375        $2,904      $2,427         $2,534       $1,985

Gross profit                     3,420         1,205         785          1,036          792

Operating loss                  (6,212)       (1,581)     (1,627)          (512)        (830)

Other expense, net                (539)          (19)        (98)          (324)        (753)


Loss before income tax          (6,751)       (1,600)     (1,725)          (836)      (1,583)

Provision for income tax            27

Minority interest in
consolidated subsidiary             17
                               -------       -------     -------        -------      -------

Net loss                       $(6,795)      $(1,600)    $(1,725)       $  (836)     $(1,583)
                               -------       -------     -------        -------      -------
                               -------       -------     -------        -------      -------



Net loss per share            $ (99.32)      $(23.39)    $(24.69)      $ (15.39)    $ (34.97)
                               -------       -------     -------        -------      -------
                               -------       -------     -------        -------      -------

Average common shares and
 common share equivalents
   outstanding                      68            68          70             54          45
                               -------       -------     -------        -------      -------
                               -------       -------     -------        -------      -------

Financial position:

Current assets                 $16,351       $   981     $ 3,930        $ 1,104     $   520

Working capital                  4,144          (681)      2,719         (2,034)     (1,334)

Fixed assets, net               14,990           200          95            116         188

Total assets                    41,694         3,188       4,284          1,429       1,011

Long-term debt                  16,089            55          56             30         304

Shareholders' equity             4,387         1,472       3,017         (1,739)     (1,146)




            BRUNSWICK BIOMEDICAL CORPORATION -- SURVIVAL TECHNOLOGY, INC.

                SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

  Although the Company will be the surviving corporation in the Merger as a legal matter, the Merger will be treated as a purchase of the Company by Brunswick for financial accounting purposes. Accordingly, the following table sets forth certain unaudited pro forma combined financial data for Brunswick after giving effect to the Merger, as it had occurred as of the beginning of each period presented. This information should be read in conjunction with the historical financial statements of Brunswick and the Company, related notes and other financial information included elsewhere in this Proxy Statement. The pro forma consolidated financial statements may not be indicative of the financial position or results of operations that actually would have occurred had the Merger been consummated on the dates indicated, or which will be attained in the future. See "UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION" and "INDEX TO FINANCIAL STATEMENTS."


         (In Thousands, Except Per Share Data)

                                                               AS OF
         BALANCE SHEET:                                    JULY 31, 1996


         Current assets                                       $16,351

         Property, plant and equipment, net                    14,743


         Other intangible assets                               13,355
                                                              -------



         Total Assets                                         $44,449
                                                              -------


         Current liabilities                                  $12,724

         Noncurrent liabilities                                18,311

         Stockholder's equity                                  13,414
                                                              -------




         Total liabilities and stockholder's equity           $44,449
                                                              -------


                                                            YEAR ENDED
STATEMENT OF OPERATIONS:                                   JULY 31, 1996

Total Sales                                                   $35,015

Gross Profit                                                  $10,606

Operating Loss                                                $(4,815)

Net Loss                                                      $(6,901)

Loss Per Share                                                 $(2.09)



                 UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
   The following unaudited pro forma combined financial statements have been prepared to reflect the Merger on a purchase basis. Although the Company will be the surviving corporation in the Merger as a legal matter, the Merger will be treated as a purchase of the Company by Brunswick for financial accounting purposes. Under purchase accounting, the assets and liabilities of the Company are adjusted to their estimated fair value at the date of acquisition. This unaudited pro forma combined financial information should be read in conjunction with the consolidated historical financial statements of Brunswick and the Company, including notes thereto, appearing elsewhere or incorporated by reference herein.

 The July 31, 1996 unaudited pro forma combined financial statements combine the historical financial statements of STI as of and for the year ended July 31, 1996 and the historical financial statements of Brunswick as of and for the year ended June 30, 1996 as if the Merger occurred on August 1, 1995. Brunswick did not experience any significant or unusual transactions during the month ended July 31, 1996. The pro forma adjustments do not include any charges or benefits related to the integration of the operation of the businesses.

 The unaudited pro forma combined balance sheet includes adjustments to the historical June 30, 1996 Brunswick consolidated financial statements to reflect the 39% step-up of STI and pro forma adjustments. As the historical July 31, 1996 STI financial statements are consolidated into the Brunswick consolidated financial statements, the July 31, 1996 STI balance sheet is not combined with the Brunswick consolidated balance sheet when deriving the pro forma balance sheet and has been presented for comparative purposes only.

 The unaudited pro forma combined statement of operations combines the historical Brunswick statement of operations for the year ended June 30, 1996 and the STI statement of operations for the year ended July 31, 1996; eliminates 2.5 months of STI revenue and expense activity that is consolidated in the Brunswick statement of operations for the year ended June 30, 1996; and reflects pro forma adjustments.

 The purchase price, excluding transaction expenses, of $20,769,018 for a 61% interest in Common Stock represents the purchase of 1,888,126 shares of Common Stock at $11.00 per share on April 15, 1996. The purchase price, excluding transaction expenses, of $11,885,000 for the remaining 39% interest in Common Stock represents the exchange of the remaining 1,203,574 shares outstanding at $9.875 per share, the market price of the Common Stock on the date of the Merger Agreement (September 11, 1996).

 The unaudited pro forma combined financial statements give effect to the Merger but do not reflect anticipated expenses and nonrecurring charges that may result from the Merger or estimated expense savings and revenue enhancements anticipated to result from the Merger.

 The unaudited pro forma combined financial data is not necessarily indicative of the financial position and results of future operations of the combined entity or the actual financial position and results of operations that would have been achieved had the Merger been consummated at the dates indicated. The unaudited pro forma combined condensed balance sheets reflect preliminary pro forma adjustments made to combine Brunswick with the Company utilizing the purchase accounting method. The actual adjustments to Brunswick's accounts will be made as of the Effective Time and may differ from those reflected in the pro forma financial statements.

                                             SURVIVAL TECHNOLOGY, INC.
                                     UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                                    JULY 31, 1996


                                                                         Pick-up of                                       (1)
                                                             BBC       additional 39%                                  Unaudited
                                               STI      Consolidated    STI step-up       Pro Forma Adjustments      Pro Forma B/S
                                            07/31/96      06/30/96         DR/(CR)         Debit        Credit         07/31/96
                                          -----------   --------------------------------------------------------------------------
Current Assets
Cash and cash equivalents                 $   122,800    $   511,835                                                  $   511,835
Restricted cash                                     0        958,221                                                      958,221
Accounts receivable                         7,332,300      7,536,694                                                    7,536,694
Inventory                                   4,988,800      5,326,651                                                    5,326,651
Prepaid expenses                              752,400        800,204                                                      800,204
Deferred income taxes                       1,217,500      1,217,500                                                    1,217,500
                                          -----------    -----------                                                  -----------
     Total Current Assets                  14,413,800     16,351,105                                                   16,351,105
                                          -----------    -----------                                                  -----------

Property, plant & equipment                26,547,400     27,015,774     (308,991)(2)                                  26,706,783
Accumulated depreciation                  (11,732,400)   (12,025,498)                    62,200 (8)                    (11,963,298)
                                          -----------    -----------                                                   ----------
     Net Property, plant & equipment       14,815,000     14,990,276                                                   14,743,485
                                          -----------    -----------                                                  -----------

Other Assets
Goodwill, net of amortization                       0      1,458,739                                                    1,458,739
In-process research and development                 0              0    2,702,234 (2)                  2,702,234 (11)           0
Developed technology, patents and
 licenses, net                              1,848,400      7,238,957    3,332,870 (2)                 769,100 (9)       9,802,727
Other intangible assets                         7,800      1,654,732      570,387 (2)                 131,700 (10)      2,093,419
                                          -----------    -----------                                                  -----------
     Total Other Assets                     1,856,200     10,352,428                                                   13,354,885
                                          -----------    -----------                                                  -----------

   Total Assets                           $31,085,000    $41,693,809                                                  $44,449,475
                                          -----------    -----------                                                  -----------
                                          -----------    -----------                                                  -----------


                                             SURVIVAL TECHNOLOGY, INC.
                                     UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                                   JULY 31, 1996


                                                                    Pick-up of                                           (1)
                                                        BBC        additional 39%                                     Unaudited
                                         STI       Consolidated    STI step-up           Pro Forma Adjustements       Pro Forma
                                       07/31/96      06/30/96        DR/(CR)              Debit          Credit       07/31/96
                                     ----------    -----------------------------------------------------------------------------


Current Liabilities
Notes payable to bank                      $3,875,400     $3,875,400                     3,875,400 (4)                          -
Notes payable to Syntex                       588,400        588,400                                                  $    588,400
Current portion of long term debt             516,800        516,800                                                       516,800
Line of Credit                                      0        197,216                                     3,875,400 (4)   4,072,616
Accounts payable and accrued
expenses                                    2,240,700      4,018,911                                     1,114,900 (7)   5,133,811
Customer Deposits                             736,000        736,000                                                       736,000
Current maturiites of capital
lease obligations                                   0         22,069                                                        22,069
Restructuring reserve                         640,400        640,400                                                       640,400
Other Liabilities and accruals              1,611,900      1,611,900                       598,100 (12)                  1,013,800
                                          -----------    ------------                                                   ----------

      Total Current Liabilities            10,209,600     12,207,096                                                    12,723,896

Other Liabilities
Notes payable long-term                             0     14,872,251                                                    14,872,251
Other long-term debt                        1,184,300      1,184,300                                                     1,184,300
Deferred revenue                                    0              0
Other noncurrent liablities                   616,500        616,500                                                       616,500
Deferred income taxes                       1,605,500      1,605,500                                                     1,605,500
Long term capital lease obligations                 0         32,823                                                        32,823
                                          -----------    -----------                                                    ----------


      Total Liabilities                    13,615,900     30,518,470                                                    31,035,270
                                          -----------    -----------                                                    ----------

Minority Interest in Consolidated
Subsidiary                                          0      6,788,500      6,788,500 (2)                                          0

Stockholders' Equity
Currency transaction adjustment                     0         26,172                                                        26,172
Common Stock                                  309,100            684                            684 (3)     156,534 (3)    156,534

Additional Paid in Capital                  5,114,700     15,866,110     (6,788,500)(2)     148,381 (3)                 28,802,729
                                                                         (6,296,500)(2)
Preferred Stock-Series A                            0            647                            647 (3)                          0
Preferred Stock-Series B                            0            291                            291 (3)                          0
Preferred Stock-Series C                            0          3,744                          3,744 (3)                          0
Preferred Stock-Series D                            0              0                                                             0
Preferred Stock-Series E                            0              0                                                             0
Preferred Stock-Series F                            0          2,787                          2,787 (3)                          0
Warrants                                            0      2,072,951                                                     2,072,951
Retained (deficit) earnings-end of year    12,045,300    (13,393,349)                         4,057,634 (5)            (17,450,983)

Unearned stock option compensation                  0       (181,745)                                                     (181,745)
Treasury stock at cost                              0        (11,453)                                                      (11,453)
                                          -----------    -----------                                                  ------------

       Total Stockholder's Equity          17,469,100      4,386,839                                                    13,414,205
                                          -----------    -----------                                                   ------------

Total Liabilities & Stockholders' Equity  $31,085,000  $41,693,809                                                     $44,449,475

                                          -----------    -----------                                                   -----------
                                          -----------    -----------                                                   -----------

                                         SURVIVAL TECHNOLOGY
                           UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                            JULY 31, 1996

                                                                                                                 (1)
                                                              Eliminate STI                                   Unaudited
                                                   BBC       Amounts for 2.5                                  Pro Forma
                                     STI       Consolidated  Months Included    Pro Forma Adjustments         Combined
                                  07/31/96       06/30/96    in BBC Consolid.    Debit         Credit         07/31/96
                                 -------------------------------------------------------------------------------------


Total Sales                      $31,385,300  $10,375,342      (6,745,712)                                 $35,014,930

Cost of Sales                     22,428,200    6,955,198      (4,897,539)                     77,200(6)    24,408,659
                                 -----------  ------------     -----------                                 -----------
Gross Profit                       8,957,100    3,420,144      (1,848,173)                                  10,606,271
                                 -----------  ------------     -----------                                 -----------
Operating Expenses:

 Research and development
   expenses                          606,600    1,724,903        (177,589)                                  2,153,914

 Selling, general and
   administrative expenses         3,881,600    2,414,063        (917,389)                                  5,378,274

 Restructuring charge                321,900      225,800        (225,800)                                    321,900

 Depreciation and amortization
   expenses                        1,873,300      803,369        (411,702)                     62,200(8)    3,103,567
                                                                                 131,700(10)
                                                                                 769,100(9)
 Write-off of in-process
   research and development                0    4,464,007                                                   4,464,007
                                 -----------  ------------     -----------                                -----------
   Operating Expenses              6,683,400    9,632,142      (1,732,480)                                 15,421,662
                                 -----------  ------------     -----------                                -----------
Operating Income (Loss)            2,273,700   (6,211,998)       (115,693)                                 (4,815,391)
                                 -----------  ------------     -----------                                -----------
Non-Operating Income (Expenses):

 Interest expense(s)                (387,200)    (550,731)         65,617      1,114,900(7)                (1,987,214)

 Other Income (expense)               87,600       11,324         (19,733)        77,200(6)                     1,991

                                 -----------  ------------     -----------                                -----------
   Total Non-Operating Income
     (Expenses)                     (299,600)    (539,407)         45,884                                  (1,985,223)
                                 -----------  ------------     -----------                                -----------
Income (Loss) Before Income
 Taxes                             1,974,100  (6,751,405)         (69,809)                                 (6,800,614)

Provision for Income Taxes           698,100      26,946          (26,946)                    598,100(12)     100,000

Minority Interest of
 Consolidated Subsidiary                   0      16,657          (16,657)                                          0
                                 -----------  ------------     -----------                                -----------
Net Income (Loss)                $ 1,276,000  $(6,795,008)        (26,206)                                $(6,900,614)
                                 -----------  ------------     -----------                                -----------
                                 -----------  ------------     -----------                                -----------
Weighted Averages Shares
 Outstanding                                                                                                3,298,071

Net Loss Per Share(13)                                                                                         ($2.09)


                              SURVIVAL TECHNOLOGY, INC
             NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS


1. The July 31, 1996 unaudited pro forma combined financial statements combine the historical financial statements of STI as of and for the year ended July 31, 1996 and the historical financial statements of BBC as of and for the year ended June 30, 1996 as if the Merger occurred on August 1, 1995. BBC did not experience any significant or unusual transactions during the month ended July 31, 1996. The pro forma adjustments do not include any charges or benefits related to the integration of the operation of the businesses.

2. The Merger will be accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations."
     The Merger will be completed in two step: the acquisition of 61.1% of STI common stock by BBC, then the exchange of BBC common stock for STI common stock. The purchase price is to be allocated first to tangible assets and identifiable intangible assets and liabilities of STI based on independent assessment of their fair market values, with the excess of fair value over the purchase price allocated to reduce proportionately the values assigned to noncurrent assets. The purchase price and the preliminary purchase price allocation are as follows:


                                                    61% INTEREST          39% INTEREST         TOTAL
                                                    ------------          ------------         -----


 Cash consideration paid                            $16,069,386            $        -        $16,069,386

 Promissory note to the estate of
     Dr. Stanley J. Sarnoff                           4,700,000                     -          4,700,000

 Stock exchanged                                                           11,885,000         11,885,000

 Transaction Expenses                                   820,019             1,200,000          2,020,019
                                                    -----------           -----------        -----------

 Purchase Price                                      21,589,405            13,085,000         34,674,405

 Historical book value of net assets acquired        10,680,600             6,788,500         17,469,100
                                                    -----------           -----------        -----------

 Excess of purchase price over historical net book
   value of assets acquired as of July 31, 1996     $10,908,805            $6,296,500        $17,205,305
                                                    -----------           -----------        -----------
                                                    -----------           -----------        -----------

Allocation of excess purchase price, including reallocation of negative goodwill:

  Property, plant and equipment                          (2,689)             (308,991)          (311,680)

  In-process research and development                 4,464,007             2,702,234          7,166,241

  Developed technology                                5,505,257             3,332,870          8,838,127

  Other intangible assets                               942,230               570,387          1,512,617
                                                    -----------           -----------        -----------
                                                    $10,908,805            $6,296,500        $17,205,305
                                                    -----------           -----------        -----------
                                                    -----------           -----------        -----------



3. To reflect the conversion to 2.1 shares of STI common stock for each of BBC's common and preferred stock. Based upon the conversion, 2,912,502 shares of STI common stock will be outstanding.

4. To reflect the repayment of note payable to Merrill Lynch Business Financial Services, Inc., using proceeds from $5 million line of credit available upon consummation of the Merger.

5. To reflect the impact on retained earnings of the pro forma adjustments recorded on the statement of operations; interest expense on acquisition debt, decrease in depreciation expense, amortization of developed technology, amortization of other intangible assets and utilization of federal NOL's.

                              SURVIVAL TECHNOLOGY, INC
             NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS


6.   To eliminate intercompany transactions and balances

7. To reflect debt interest expense on acquisition debt of $15.7 million at a weighted average rate of 8.97%, assuming debt was outstanding throughout the year presented, of $1,408,290 less interest expense on such debt of $293,390 which is included in the BBC historical financial statements.

8. To reflect a decrease in depreciation for the $311,680 write-down of fixed assets, assuming a depreciation life of 5 years, less reduced depreciation expense of $100 reflected in the BBC historical financial statements for
     2.5 months of reduced depreciation on the $2,689 write-down of fixed assets.

9. To reflect amortization expense for the total developed technology of $8,838,127 for one year, assuming an amortization period of 10 years, less amortization expense of $114,700 included in the BBC historical financial statements for 2.5 months of the $5,505,257 of developed technology included in the BBC historical financial statements.

10. To reflect amortization expense for the total other intangible assets of $1,512,617 for one year, assuming an amortization period of 10 years, less amortization expense of $19,600 included in the BBC historical financial statements for 2.5 months of the $942,230 of other intangible assets included in the BBC historical financial statements.

11. To reflect in the unaudited combined pro forma balance sheet the write-off of $2,702,234 of in-process research and development associated with the second step of the Merger. Due to its non-recurring nature, the write-off of in-process research and development is not reflected in the unaudited pro forma statement of operations. The write-off of $4,464,007 of the in-process research and development associated with the first step of the Merger is included in the BBC consolidated financial statements for the year ended June 30, 1996.

12.  To reflect the utilization of BBC Federal NOL's.

13. Pro forma per common share amounts give effect to the exchange of each share of BBC common and preferred stock into 2.1 shares of STI common stock. The pro forma combined financial statements are presented as if the companies were combined for all periods presented.

                          INFORMATION CONCERNING THE COMPANY

  The Company is a technology-based health care company that designs, develops and produces a broad range of auto-injectors, prefilled syringes and other innovative health care devices, with a major focus on safe and convenient participation by the patient in injection therapy. The Company also supplies customized drug delivery system design, pharmaceutical research and development and sterile product manufacturing to pharmaceutical and biotechnology companies. The Company's products and services are designed to improve the medical and economic value of drug therapy.

  The Company pioneered the development of auto-injectors for the self-administration of injectable drugs. An auto-injector is a spring-loaded, prefilled, pen-like device that allows a patient to automatically inject a precise drug dosage quickly, safely, reliably and without seeing the needle. One early application of auto-injectors has been the immediate self-injection of nerve gas antidotes by military personnel under battlefield conditions. The Company is and intends to remain a key supplier of nerve gas antidotes to the U.S. and allied military forces. Auto-injectors also can be used effectively for emergency administration of drugs or to facilitate the easy administration of injectable drugs in any setting. The Company believes that auto-injectors help to reduce the fear of injection, simplify the injection procedure, ensure complete dose delivery, increase patient compliance and allow for cost-effective home health care treatment.

  The Company currently has three commercial applications for its auto-injectors. One is an auto-injector for the self-injection of epinephrine to treat severe allergic reactions caused by bee stings, insect bites, foods and other allergies. The second is an auto-injector for the self-injection of lidocaine to treat cardiac arrhythmias. The third application is a morphine-filled auto-injector for use in home health care pain management. The Company currently is developing several new auto-injectors including some that will accommodate additional categories of drugs, while others will make auto-injectors more convenient and less expensive. The Company, together with pharmaceutical and biotechnology companies, currently is exploring additional applications for auto-injectors.

  The Company also offers ready-to-use prefilled syringes and vials, including its proprietary Cartrix-TM- syringe system. The Company invented and manufactures the CytoGuard-Registered Trademark- Aerosol Protection Device, a vial attachment used to protect medical professionals from inadvertent exposure to potentially dangerous drugs during reconstitution, particularly chemotherapeutics.

  Additional information and consolidated financial statements for the Company and its subsidiaries, together with Management's Discussion and Analysis of Financial Condition and Results of Operations, are contained in the Annual Report that accompanies this Proxy Statement and is incorporated by reference herein.

                            INFORMATION CONCERNING BRUNSWICK

  Brunswick and its subsidiaries develop, manufacture and sell cardiac-related emergency care products and medical devices for non-invasive cardiac diagnostics. Brunswick is not a single medical device company. Instead, Brunswick's strategy is to focus on the development and commercialization of non-invasive cardiac diagnostic devices while building a major medical device company through acquisitions. Brunswick commenced operations in 1944 as Brunswick Manufacturing Corporation and initially focused on the development and manufacturing of cardiac and pulmonary rescue products.

  Through BBT, Brunswick offers a variety of emergency care products. Brunswick also develops, manufactures and sells a variety of remote medical monitoring devices through its Telemedicine Division. Cardiac research and development activities are conducted through Brunswick Biomedical Limited, a wholly owned subsidiary incorporated and located in Northern Ireland, in close cooperation with the University of Ulster, a world leader in cardiac research.

  For information regarding Brunswick's long-standing relationship with the Company, see "PROPOSAL 1 -- THE MERGER -- Prior Relationship of Brunswick and the Company."

PRODUCTS

  Brunswick's current products include first response, emergency care products and medical devices that measure and transmit by telephone electrocardiograms ("ECG"), blood pressure readings and pulmonary function measurements.

  EMERGENCY CARE PRODUCTS

  Brunswick was one of the early pioneers in cardiopulmonary resuscitation ("CPR"). On November 25, 1969, the trademark "CPR" was issued to Brunswick, which trademark was subsequently assigned to the American Red Cross. Brunswick's emergency care products are especially designed for use by the first responder to the scene of a cardiac emergency.

  Brunswick's current products include a lightweight, easy-to-use, mechanical CPR device; a portable, self-contained stretcher and heart/lung resuscitation system; and a variety of disposable emergency airways. Emergency care products are distributed through an established United States distribution network and several overseas distributors.

  For the fiscal years ended June 30, 1996, 1995, and 1994, revenues from the sale of emergency care products were $1,551,980, $1,381,317 and $1,510,247, respectively. Brunswick believes that United States' sales of emergency care products will remain steady, and sees an opportunity to expand sales to foreign markets.

  As an extension of its emergency care product line, Brunswick currently is developing a multimedia, interactive CD-ROM product for children. The CD-ROM, which has been endorsed by the American Red Cross, is designed to teach children CPR and how to react in emergency situations. Other future products include additional CD-ROM products for children, next generation mechanical CPR devices, patient transport systems, battery-powered mechanical CPR devices and life support compression devices.

  TELEMEDICINE PRODUCTS

  Brunswick is a leader in the development of devices that measure and transmit medical data by telephone. Brunswick's electronic heart monitoring device, the CardioBeeper, takes and transmits a patient's electrocardiogram ("ECG") by telephone. Currently, the CardioBeeper product line is sold primarily to Shahal Medical Services Ltd. ("Shahal"), which has exclusive international marketing rights to the CardioBeeper. Shahal offers a private cardiac monitoring service in Israel and recently has begun to introduce its services in other countries. Brunswick purchased the CardioBeeper technology from the Company in 1994 and, prior to that time, manufactured the CardioBeeper for the Company. Brunswick also manufactures devices that permit monitoring and telephonic transmission of blood pressure and pulmonary function readings. For the fiscal years ended June 30, 1996, 1995 and 1994, revenue from the sale of CardioBeepers and other telemedicine products were $2,077,650, $1,512,215 and $916,737, respectively.

  Brunswick has recently introduced a patented, 12-lead CardioBeeper that provides more detailed ECG readings. Shahal has begun offering the product in Israel and other countries. Brunswick intends to develop and seek regulatory approval for a miniaturized 12-lead CardioBeeper for introduction into the United States market in 1997. Other future products include transtelephonic physiologic parameters and blood analytes and cellular transmission devices. Brunswick believes that the trend toward managed and home health care in the United States will offer new marketing opportunities for transtelephonic devices in the United States.

RESEARCH AND DEVELOPMENT; PRIME ECG

  Consistent with its strategic focus, Brunswick's research and development efforts have been primarily directed toward non-invasive cardiac diagnostic devices. Brunswick conducts research and development activities principally through Brunswick Biomedical Limited in conjunction with the University of Ulster in Northern Ireland and two medical device development consulting firms. Preliminary clinical trials of devices are conducted through Royal Victoria Hospital. The loss or termination of Brunswick's relationship with University of Ulster or its exclusive rights to the technology described below could have a material adverse effect on Brunswick's business, financial condition and results of operations.

  Brunswick is the exclusive licensee of PRIME ECG, a unique 64-lead ECG mapping system developed by the University of Ulster. PRIME ECG provides more rapid and accurate detection of acute myocardial infarction ("MI") or heart attack than current 12-lead ECG equipment. In particular, PRIME ECG is designed to help diagnose MI in patients whose 12-lead ECG reading, while abnormal, does not show an acute condition. Currently, such patients must undergo additional, time-consuming clinical evaluation and testing. Rapid diagnosis and medical intervention in acute MI is essential to reduce or minimize the damage to a patient's heart. Brunswick expects that the primary customer for PRIME ECG will be the emergency room physician, who needs a faster and more accurate diagnostic tool to triage chest pain patients rapidly.

  PRIME ECG uses a patented, disposable electrode vest that can be applied quickly to a patient experiencing chest pain. Brunswick believes that the sale of disposable vests will provide a recurring source of revenues and anticipates that it will be the sole provider of such vests.

  Brunswick introduced PRIME ECG in Europe late in August 1996. The United States launch of PRIME ECG will not begin until the receipt of regulatory approvals. Clinical testing of PRIME ECG in the United States is expected to begin in calendar 1997 and, following such testing, Brunswick will seek U.S. regulatory approvals. The process of obtaining U.S. regulatory approval can be costly and time consuming, and there can be no assurance that such approval will be granted on a timely basis, if at all, or that delays will not adversely affect the commercial introduction and market penetration of PRIME ECG.

  Brunswick believes that its future success is substantially dependent on the commercialization and market acceptance of PRIME ECG. Market acceptance will depend, in large part, upon Brunswick's ability to demonstrate the diagnostic advantages, cost-effectiveness and performance features of PRIME ECG. Because of the relatively small size of its sales staff, Brunswick also will seek a strong strategic partner to help penetrate the United States market and aid in funding further product research and clinical trials.

CLINICAL ADVISORY BOARD

  Brunswick's Clinical Advisory Board consists of leading authorities in the disciplines of science and medicine. The current members of the Clinical Advisory Board are John Anderson, Dr. Joseph Omato and Dr. Burton Sobel. Brunswick believes that the members' expertise in biomedical engineering, emergency medicine and cardiovascular disease permit the Clinical Advisory Board to make significant contributions to the development and commercialization of new products. Unlike a scientific advisory board, Brunswick uses its Clinical Advisory Board to help directly with the commercialization of technologies under development.

  Brunswick also relies on new product consultants to assist in the design, development, and marketing of its products. Brunswick believes that the use of such consultants helps to reduce personnel and overhead costs during the period of time it takes to design and market a product.

COMPETITION

  Brunswick operates in a highly competitive sector of the health care industry. Competition with large manufacturing companies, joint ventures and others is intense and may increase. Many of these companies have greater capital resources, larger research and development staffs and facilities than Brunswick, and substantially greater marketing and sales forces.

PROPERTIES

  Brunswick subleases space for its corporate headquarters from the Company at 2275 Research Boulevard, Suite 100, Rockville, Maryland 20850.

  Brunswick has manufacturing facilities located in Wareham, Massachusetts and Antrim, Northern Ireland.

  The Wareham facility manufactures emergency care products. The facility is leased on a month-to-month basis and Brunswick believes that its manufacturing operations could be relocated without significant disruption to the business.

  The Antrim facility manufactures Brunswick's telemedicine products.

LITIGATION

  Lawsuits and claims are filed from time to time against Brunswick and its subsidiaries in the ordinary course of business. In the opinion of Brunswick's management, the resolution of these matters is not expected to have a material adverse effect on the financial position or results of operations of Brunswick.

FINANCIAL INFORMATION

  Consolidated financial statements for Brunswick and its subsidiaries, together with Management's Discussion and Analysis of Financial Condition and Results of Operations, are a part of this Proxy Statement. See "INDEX TO FINANCIAL STATEMENTS."

               PROPOSAL 3 -- RATIFICATION OF INDEPENDENT AUDITORS

  The Board of Directors, upon the recommendation of the Audit Committee, has selected the firm of Price Waterhouse LLP as independent auditors of the Company for the current fiscal year. This nationally known firm has served as the Company's independent auditors since the organization of the Company in 1969 and has no direct or indirect financial interest in the Company.

  Although not legally required to do so, the Board is submitting the selection of Price Waterhouse LLP for ratification by the stockholders at the Annual Meeting. If a majority of the shares of Common Stock represented in person or by proxy at the meeting is not voted for ratification (which is not expected), the Board will reconsider its appointment of Price Waterhouse LLP as independent auditors for the current fiscal year.

  A representative of Price Waterhouse LLP will be present at the annual meeting and will have the opportunity to make a statement if he desires to do so. It is anticipated that such representative will be available to respond to appropriate questions from stockholders.

                                   OTHER BUSINESS

  The Company does not presently know of any matters that will be presented for action at the meeting other than those set forth herein. If other matters properly come before the meeting, proxies submitted on the enclosed form will be voted by the persons named in the enclosed form of proxy in accordance with their best judgment.

                           ANNUAL MEETING OF STOCKHOLDERS

  It presently is contemplated that the annual meeting of stockholders following fiscal 1997 will be held on or about January 8, 1998. In order for any stockholder proposal to be considered for inclusion in the proxy materials of the Company for the fiscal 1997 annual meeting of stockholders, it must be received by the Secretary of the Company no later than August 14, 1997. It is urged that any such proposals be sent by certified mail, return receipt requested.
                                           By Order of the Board of Directors

                                           /s/ J. CHONTELLE WOODWARD

                                           ASSISTANT CORPORATE SECRETARY

                            INDEX TO FINANCIAL STATEMENTS

BRUNSWICK BIOMEDICAL CORPORATION

Report of Independent Accountants........................................ F-2

Consolidated Balance Sheets as of June 30, 1996 and 1995................. F-3

Consolidated Statements of Operations for the Years Ended June 30, 1996,
1995, and 1994........................................................... F-4

Consolidated Statements of Stockholders' Equity
(Deficit)................................................................ F-5

Consolidated Statements of Cash Flows for the Years Ended June 30, 1996,
1995, and 1994........................................................... F-6

Notes to Consolidated Financial Statements............................... F-7

Management's Discussion and Analysis of Financial Condition and Results
of Operations............................................................ F-29

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and
Stockholders of Brunswick Biomedical Corporation

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Brunswick Biomedical Corporation and its subsidiaries at June 30, 1996 and the results of their operations and their cash flows for the year in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. The financial statements of the Company for the years ended June 30, 1995 and 1994 were audited by other independent accountants whose report dated August 24, 1995 expressed an unqualified opinion on those statements.



PRICE WATERHOUSE LLP

Washington, DC
October 25, 1996

                         BRUNSWICK BIOMEDICAL CORPORATION
                           CONSOLIDATED BALANCE SHEETS

                                                         JUNE 30,
                                                  ---------------------
                                                  1996             1995
                                                  ----             ----

ASSETS

Current Assets:
  Cash and cash equivalents                   $   511,835      $   51,714
  Restricted cash                                 958,221            --
  Accounts receivable, net of allowance for
    doubtful accounts of $61,000 and $79,000    7,536,694         579,274
  Inventory                                     5,326,651         305,502
  Prepaid expenses                                800,204          44,099
  Deferred income taxes                         1,217,500            --
                                               ----------       ---------
      Total current assets                     16,351,105         980,589
                                               ----------       ---------

Fixed Assets, net                              14,990,276         200,050
Goodwill, net                                   1,458,739       1,639,195
Developed technology, patents and
  licenses, net                                 7,238,957            --
Other intangible assets                         1,654,732         368,382
                                               ----------       ---------
      Total assets                            $41,693,809      $3,188,176
                                               ----------       ---------

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Notes payable to bank                         3,875,400            --
  Notes Payable To Syntex                         588,400            --
  Note payable to shareholder                        --           200,000
  Current portion of long term debt               516,800            --
  Line of credit                                  197,216         225,950
  Accounts payable and accrued expenses         4,018,911       1,163,689
  Customer deposits                               736,000            --
  Current maturities of capital lease
    obligations                                    22,069          15,312
  Restructuring reserve                           640,400            --
  Other liabilities and accruals                1,611,900          56,342
                                               ----------       ---------
      Total current liabilities                12,207,096       1,661,293

Notes payable, long-term                       14,872,251            --
Other long-term debt                            1,184,300            --
Other noncurrent liabilities                      616,500            --
Deferred income taxes                           1,605,500            --
Long term capital lease obligations                32,823          55,381
                                               ----------       ---------
      Total liabilities                        30,518,470       1,716,674
                                               ----------       ---------

Minority Interest in Consolidated
  Subsidiary                                    6,788,500            --

Stockholders' Equity
  Common stock                                        684             684
  Additional Paid in Capital                   15,866,110       8,311,396
  Preferred Stock-Series A                            647             647
  Preferred Stock-Series B                            291             291
  Preferred Stock-Series C                          3,744           3,744
  Preferred Stock-Series D                           --              --
  Preferred Stock-Series E                           --              --
  Preferred Stock-Series F                          2,787            --
  Warrants                                      2,072,951            --
  Retained deficit                            (13,393,349)     (6,598,341)
  Unearned stock option compensation             (181,745)       (255,137)
  Currency translation adjustment                  26,172          19,671
  Treasury stock, at cost                         (11,453)        (11,453)
                                               ----------       ---------
  Total Stockholder's Equity                    4,386,839       1,471,502
                                               ----------       ---------
  Total Liabilities & Stockholders' Equity    $41,693,809      $3,188,176
                                               ----------       ---------


   The accompanying notes are an integral part of these financial statements.

                           BRUNSWICK BIOMEDICAL CORPORATION
                        CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                YEAR ENDED JUNE 30,
                                                       -----------------------------------
                                                       1996            1995           1994
                                                       ----            ----           ----

Net Sales                                          $10,375,342     $ 2,903,532    $ 2,426,984

Cost of Goods Sold                                   6,955,198       1,698,374      1,641,581
                                                    ----------      ----------     ----------
Gross profit                                         3,420,144       1,205,158        785,403

Operating Expenses:
 Engineering, research and development               1,724,903         698,034        616,834
 Selling, general and administrative expenses        2,639,863       1,844,395      1,584,616
 Depreciation and amortization expenses                803,369         244,219        211,301
 Write-off of in-process research and development    4,464,007            --             --
                                                    ----------      ----------     ----------
   Operating expenses                                9,632,142       2,786,648      2,412,751

Loss from operations                                (6,211,998)     (1,581,490)    (1,627,348)

Interest expense, net                                 (550,731)        (18,577)       (97,496)
Other income                                            11,324            --             --
                                                    ----------      ----------     ----------
Loss before taxes and minority interest             (6,751,405)     (1,600,067)    (1,724,844)

Provision for income taxes                              26,946            --             --

Minority interest in consolidated subsidiary            16,657            --             --
                                                    ----------      ----------     ----------
Net loss                                           $(6,795,008)    $(1,600,067)   $(1,724,844)
                                                    ----------      ----------     ----------

Weighted average shares outstanding                     68,417          68,417         69,870


Net loss per share                                     $(99.32)        $(23.39)       $(24.69)




     The accompanying notes are an integral part of these financial statements.

                         BRUNSWICK BIOMEDICAL CORPORATION
            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                  FOR THE YEARS ENDED JUNE 30, 1996, 1995 AND 1994


                                                CONVERTIBLE
                                                REDEEMABLE             COMMON STOCK
                                              PREFERRED STOCK           ADDITIONAL
                                            -------------------     -------------------                                CUMULATIVE
                                            NUMBER       $.01       NUMBER        $.01       PAID-IN                   ACCUMULATED
                                           OF SHARES   PAR VALUE   OF SHARES   PAR VALUE     CAPITAL       WARRANTS      DEFICIT
                                           ---------   ---------   ---------   ---------     -------       --------   -----------

Balance, June 30, 1993                       93,809     $  938       71,447       $714     $ 1,486,682                $(3,273,430)
  Issuance of Series C preferred stock
    in retirement of notes payable           95,279        953                               1,666,488
  Sale of Series C preferred stock,
    net of issuance costs of $41,634        279,183      2,791                               4,841,278
  Issuance of nonqualified stock
    options                                                                                    125,824
  Amortization of deferred
    compensation
  Purchase of treasury stock
  Retirement of treasury stock                                       (3,030)       (30)        (22,105)
  Cumulative translation adjustment
  Net loss                                                                                                            (1,724,844)
                                            -------      -----       ------        ---      ----------                -----------

Balance, June 30, 1994                      468,271      4,682       68,417        684       8,098,167                (4,998,274)
  Issuance of nonqualified stock
    options                                                                                    209,700
  Amortization of deferred
    compensation

  Issuance of treasury stock for
    payment of services                                                                          3,529
  Cumulative translation adjustment
  Net loss                                                                                                            (1,600,067)
                                            -------      -----       ------        ---      ----------                -----------

Balance, June 30, 1995                      468,271      4,682       68,417        684       8,311,396                (6,598,341)
  Sales of Series D preferred stock,
    net of issuance costs of $19,929         45,695        457                               1,238,602
  Sales of Series E preferred stock,
    net of issuance costs of $10,607         24,319        243                                 659,249
  Sales of Series F preferred stock,
    net of issuance costs of $91,019        208,710      2,087                               5,656,863
  Warrants issued with notes payable                                                                     $2,072,951
  Amortization of deferred
    compensation
  Cumulative translation adjustment
  Net loss                                                                                                            (6,795,008)
                                            -------      -----       ------        ---      ----------    ---------   -----------
Balance, June 30, 1996                      746,995     $7,469       68,417       $684     $15,866,110   $2,072,951 $(13,393,349)
                                            -------      -----       ------        ---      ----------    ---------   -----------




                                                               TREASURY STOCK                                   STOCKHOLDERS'
                                              TRANSLATION          NUMBER          $.01          DEFERRED         EQUITY
                                              ADJUSTMENT         OF SHARES       PAR VALUE     COMPENSATION       (DEFICIT)
                                              ----------       --------------    ---------     ------------     ------------
Balance, June 30, 1993                          $46,218                                                         $(1,738,878)
  Issuance of Series C preferred stock
    in retirement of notes payable                                                                                1,667,441
  Sale of Series C preferred stock,
    net of issuance costs of                                                                                      4,844,069
  Issuance of nonqualified stock
    options                                                                                     $(125,824)
  Amortization of deferred
    compensation                                                                                   20,970            20,970
  Purchase of treasury stock                                         4,887       $(35,135)                          (35,135)
  Retirement of treasury stock                                      (3,030)        22,135
  Cumulative translation adjustment             (16,775)                                                            (16,775)
  Net loss                                                                                                       (1,724,844)
                                                 ------              -----        -------        --------         ---------

Balance, June 30, 1994                           29,443              1,857        (13,000)       (104,854)        3,016,848
  Issuance of nonqualified stock
    options                                                                                      (209,700)
  Amortization of deferred
    compensation                                                                                   59,417            59,417

  Issuance of treasury stock for
    payment of services                                               (221)         1,547                             5,076
  Cumulative translation adjustment              (9,772)                                                             (9,772)
  Net loss                                                                                                       (1,600,067)
                                                 ------              -----        -------        --------         ---------

Balance, June 30, 1995                           19,671              1,636        (11,453)       (255,137)        1,471,502
  Sales of Series D preferred stock,
    net of issuance costs of $19,929                                                                              1,239,059
  Sales of Series E preferred stock,
    net of issuance costs of $10,607                                                                                659,492
  Sales of Series F preferred stock,
    net of issuance costs of $91,019                                                                              5,658,950
  Warrants issued with notes payable                                                                              2,072,951
  Amortization of deferred
    compensation                                                                                   73,392            73,392
  Cumulative translation adjustment               6,501                                                               6,501
  Net loss                                                                                                       (6,795,008)
                                                 ------              -----        -------        --------         ---------
Balance, June 30, 1996                          $26,172              1,636       $(11,453)      $(181,745)       $4,386,839
                                                 ------              -----        -------        --------         ---------


                        BRUNSWICK BIOMEDICAL CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                          YEAR ENDED JUNE 30,
                                                                  -----------------------------------
                                                                  1996            1995           1994
                                                                  ----            ----           ----
Cash flows from operating activities:
 Net loss                                                     $(6,795,008)    $(1,600,067)    (1,724,844)
 Adjustments to reconcile net income to net
   cash provided by (used for) operating activities,
   net of effects from acquisition of STI in 1996
     Depreciation and amortization                                803,369         244,219        211,301
     Amortization of deferred compensation                         73,392          59,417         20,970
     Write-off of in-process research and development           4,464,007            --             --
     Minority interest                                             16,657            --             --
     Deferred lease incentives                                      7,550            --             --
     Issuance of treasury stock for payment of services              --             5,076           --
     Interest payable converted to preferred stock                   --              --           60,700
     Decrease (increase) in receivables                           929,396        (264,150)       (40,080)
     (Increase) decrease in inventories                          (998,783)        150,272          5,695
     Decrease (increase) in prepaid expenses and other assets         454          22,871        (25,457)
     (Increase) decrease in accounts payable and
        accrued expenses                                         (337,925)        365,507        (26,798)
     Increase in customer deposits                                906,063            --             --
     Increase in restructuring reserve                            185,443            --             --
                                                              -----------      ----------       --------
       Net cash used for operating activities                    (745,385)     (1,016,855)    (1,518,513)
                                                              -----------      ----------       --------

Cash flows from investing activities:
 Purchases of fixed assets                                       (463,279)        (34,798)       (41,781)
 Purchases of patents and licenses                                   (752)           --             --
 Increase in restricted cash                                     (958,221)           --             --
 Increase in deposits and other assets                           (355,960)       (109,422)      (249,968)
 Purchase of STI                                              (21,589,405)           --             --
 Purchase of Telemedicine Division                                   --        (2,062,993)          --
                                                              -----------      ----------       --------
       Net cash used for investing activities                 (23,367,617)     (2,207,213)      (291,749)
                                                              -----------      ----------       --------

Cash flows from financing activities:
 Purchase of treasury stock                                          --              --          (22,135)
 Net (payments) proceeds on note payable to bank                 (200,000)        200,000           --
 Payment under noncompete agreement                               (57,489)       (180,000)      (258,905)
 Net proceeds (payments) from line of credit                      361,332           7,901         (2,732)
 Decrease from deferred financing cost                               --              --           53,444
 Payments under capital lease agreements                          (13,917)        (35,859)       (23,415)
 Payments on other long-term debt                                 (72,285)           --             --
 Proceeds from issuance of warrants                             2,072,951            --             --
 Proceeds from issuance of notes payable                       14,872,251            --             --
 Increase in other noncurrent liabilities                          55,981            --             --
 Proceeds from issuance of preferred stock                      7,557,501            --        4,844,068
                                                              -----------      ----------       --------
       Net cash provided by (used for) financing activities    24,576,325          (7,958)     4,590,325
                                                              -----------      ----------       --------

Net effect of currency fluctuation on cash flows                   (3,202)         (4,425)        (9,267)
                                                              -----------      ----------       --------
Net increase (decrease) in cash                                   460,121      (3,236,451)     2,770,796
Cash at beginning of year                                          51,714       3,288,165        517,369
                                                              -----------      ----------       --------
Cash at end of year                                           $   511,835     $  51,714       $3,288,165
                                                              -----------      ----------       --------


BRUNSWICK BIOMEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1996

1. THE COMPANY

Brunswick Biomedical Corporation (the Company) is engaged in the development, manufacture and sale of emergency life saving and less/noninvasive arrhythmia management devices.

Survival Technology, Inc. ("STI"), a 61.1% owned subsidiary of the Company, was acquired in April 1996 and is a publicly traded technology-based health care company that designs, develops and produces a broad range of automatic injectors, prefilled syringes and other innovative heath care devices, with a major focus on safe and convenient participation by the patient in injection therapy. STI also supplies customized drug delivery system design, pharmaceutical research and development and GMP-approved sterile product manufacturing to pharmaceutical and biotechnology companies.

LIQUIDITY AND CAPITAL RESOURCES

Brunswick's consolidated financial statements for the year ended June 30, 1996 have been prepared on a going concern basis which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business. Brunswick incurred a net loss of $6,795,008 for the year ended June 30, 1996, which increased its retained deficit to $13,393,349. Additionally, Brunswick has incurred $16.1 million in long-term debt to finance the purchase of 61.1% of STI's outstanding common stock and the subsequent merger (see notes 2, 3 and 5 of the consolidated financial statements), the major portion of which matures no later than January 15, 1997 unless the merger is completed by that date.

The Company's business plan following the merger is to operate as a medical device firm with two distinct divisions. One division will center around the existing STI business, focusing on drug delivery devices with an emphasis in auto-injectors. The other division will focus on non-invasive cardiac diagnostics and Telemedicine, carrying forward the research and development activities of Brunswick, particularly the PRIME/ECG program.

The Company's working capital plus limited revenue from sales of emergency medical care (EMC) and Telemedicine products and revenue from the STI division will not be sufficient to fund continuation of the PRIME/ECG program at its planned level and to expand EMC and Telemedicine products business. Accordingly, in order to carry out its business plan for this division, the Company will need to obtain external financing from strategic partners interested in these programs or through additional equity financing. The Company plans to explore both potential business alliances and additional equity financing following the merger. The Company believes that broadening the market and liquidity for its common stock as a result of the merger will enhance its ability to raise additional equity capital.

However, no assurances can be given that the Company will be successful in raising additional capital or entering into a business alliance. If the Company is unable to obtain adequate external financing, it will be required to sharply curtail its research programs and certain other activities.


2. ACQUISITIONS

On April 15, 1996, the Company purchased 61.1% of STI outstanding common stock from the estate of STI's late founder, Dr. Stanley J. Sarnoff. STI is a technology-based health care company that designs, develops and produces a broad range of automatic injectors, prefilled syringes and other innovative health care devices. STI also supplies customized drug delivery system design, pharmaceutical research and development and GMP-approved sterile product manufacturing to pharmaceutical and biotechnology companies. STI corporate offices are located in Rockville, Maryland and their plant facilities are in St. Louis, Missouri.

As consideration, the Company paid $16,069,386 and issued a promissory note to the estate of Dr. Stanley J. Sarnoff for $4,700,000. The transaction was accounted for as a purchase. The purchase price was allocated first to tangible assets and identifiable intangible assets and liabilities of STI based on an independent assessment of their fair values, with the excess of fair value over the purchase price allocated to reduce proportionately the values assigned to noncurrent assets.

The purchase price and the purchase price allocation are summarized as follows:


Cash consideration paid                               $16,069,386
Promissory note to the estate of
Dr. Stanley J. Sarnoff                                  4,700,000
Transaction Expenses                                      820,019
                                                      -----------
Purchase Price                                         21,589,405

Historical book value of net assets acquired           10,680,600
                                                      -----------

Excess of purchase price over historical net book
value of assets acquired as of July 31, 1996          $10,908,805
                                                      ===========


Allocation of excess purchase price, reflecting proportionate allocation of negative goodwill:



Decrease to property, plant and equipment             $    (2,689)
In-process research and development                     4,464,007
Developed technology                                    5,505,257
Other intangible assets                                   942,230
                                                      ===========
                                                      $10,908,805
                                                      ===========

The developed technology and other intangible assets will be amortized on a straight-line basis over 10 years. The allocation of excess purchase price to in-process research and development represents the independent assessment of the fair value of a number of research and development projects whose technological feasibility has not yet been established. These research and development projects have no alternative future use and, therefore, have been charged to expense at the date of consummation of the transaction.

On July 31, 1994, the Company acquired substantially all of the assets of the Telemedicine Division of STI. As consideration, the Company paid $2,026,580 in cash and the transaction was accounted for as a purchase. In addition, the Company must pay future royalties of up to $1,000,000 based on product sales over five years. During fiscal 1996 and 1995, royalty expense of approximately $134,000 and $119,000, respectively, was charged to operations.

The aggregate purchase price of $2,062,993 (which included $36,413 of direct acquisition costs) was allocated based on the fair value of the tangible and intangible assets acquired as follows:


Equipment                                      $   71,795
Inventory                                         186,580
Goodwill and intangible assets                  1,804,618
                                               ----------

                                               $2,062,993
                                               ==========


The goodwill and intangible assets will be amortized on a straight-line basis over 10 years.

3.  PENDING MERGER WITH SURVIVAL TECHNOLOGY, INC. SUBSIDIARY

On September 11, 1996, the Company and STI entered an Agreement and Plan of Merger (Merger Agreement). Pursuant to the Merger Agreement, each outstanding share of the Company's common stock will be exchanged for 2.1 shares of STI's common stock and the STI's common stock will remain outstanding and unchanged. Each of the Company's outstanding shares of preferred stock will be converted into a right to receive 2.1 shares of STI's common stock and a warrant to purchase 0.4 share of STI's common stock at an exercise price of $11.00 per share, exercisable for a period of five years following the merger. In addition, STI will assume the Company's obligations under outstanding options and warrants. These provisions of the agreement will result in 1,708,928 shares of STI common stock being issued in exchange for the Company stock at the time of the merger and could result in the issuance of an additional 1,053,358 shares of STI common stock if all options and warrants were exercised and the required consideration paid. Each of the 1,888,126 shares of STI common stock currently owned by the Company will be retired in the merger. The transaction requires approval by both STI's and the Company's shareholders and is expected to be completed during the second quarter of fiscal 1997.

The merged company will be subject to the financial commitments of BBC which currently include an $11 million bridge loan that will be converted to a $10 million long-term loan upon completion of the merger. The long-term loan contains covenants which are applicable to the financial condition of the merged company. In order to adequately service the long-term loan and comply with the financial covenants, the merged company must achieve significantly higher operating results, obtain external financing from strategic partners interested in its R&D programs and/or obtain additional equity financing. At this time, there is no assurance that the merger will occur, and, if the merger occurs, that the merged company will comply with the financial covenants of the long-term loan.

Pursuant to the Merger Agreement, the Company will be merged into STI, the existence of the Company will cease, and STI, as the surviving corporation, will continue to exist. Although the STI will be the surviving corporation in the merger as a legal matter, the merger will be treated as a purchase of STI by the Company for accounting purposes. As a result, STI's assets and liabilities will be revalued to their respective fair values and the Company's historical financial statements will reflect the combined operation of the Company and STI after the effective date of the merger.

The following unaudited pro forma financial information reflects the adjustment of the historical financial information to give effect to the merger as if the merger transaction occurred on August 1, 1995.

STATEMENT OF OPERATIONS FOR THE YEAR ENDED JULY 31, 1996:


Total revenues                                   $35,014,900
Cost of goods sold                                24,408,600
                                                 -----------
Gross profit                                      10,606,300
Operating expenses*                               15,421,700
                                                 -----------
Operating loss                                    (4,815,400)
Non-operating expense                              1,985,200
Provision for income taxes                           100,000
                                                 -----------
Net loss                                         $(6,900,600)
                                                 ===========
Net loss per share                                    $(2.09)


BALANCE SHEET AT JULY 31, 1996:

Current assets                                   $16,351,100
Property, plant and equipment                     14,743,500
Other assets                                      13,354,900
                                                 -----------
Total assets                                     $44,449,500
                                                 ===========

Current liabilities                              $12,723,900
Long-term debt                                    16,089,400
Other liabilities                                  2,222,000
Shareholders' equity                              13,414,200
                                                 -----------
Total liabilities and shareholders equity        $44,449,500
                                                 ===========


--------
* Included in operating expenses is a non-recurring write-off on $4,464,000 of in-process research and development.

 4.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF  PRESENTATION - PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of the Company, and its majority-owned subsidiaries; Brunswick Biomedical Technologies, Inc. (BBT), a Massachusetts corporation; Brunswick Biomedical Limited (BBL) (formerly NIRAD Limited), a Northern Ireland corporation; Brunswick Biomedical Investment Corporation (BBI), a Massachusetts corporation; and STI, a Delaware corporation. All of the Company's subsidiaries have a June 30 fiscal year end except for STI, which has a July 31 fiscal year end.

The Company's fiscal year 1996 consolidated financial statements and notes to financial statements include STI revenue and expenses for the two and one-half month period ended June 30, 1996 and STI assets and liabilities as of July 31, 1996. The Company's fiscal years 1995 and 1994 consolidated financial statements and notes to financial statements do not include STI balances.

CASH AND CASH EQUIVALENTS

The Company applies Statement of Financial Accounting Standards (SFAS) No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. The Company considers all highly liquid investments purchased with a remaining maturity three months or less to be cash equivalents.

RESTRICTED CASH

At June 30, 1996, the Company had $958,221 in restricted cash related to interest payments to be made on the notes payable associated with the acquisition of STI. The amount is classified in current assets in the accompanying consolidated balance sheet as it will be used to make interest payments during fiscal 1997.

FOREIGN CURRENCY

In accordance with SFAS No. 52, FOREIGN CURRENT TRANSLATION, BBL's assets and liabilities are translated at the exchange rate in effect at the balance sheet date. Revenue and expense accounts are translated using a weighted average of exchange rates in effect during the year. Cumulative translation gains and losses are shown in the accompanying consolidated balance sheets as a separate component of stockholders' equity. There were no material foreign currency transaction gains or losses during fiscal 1996, 1995 and 1994.

INVENTORIES

Inventories are valued at the lower of cost (first-in, first-out) or market.

FIXED ASSETS AND DEPRECIATION

Fixed assets are stated at cost. The Company computes depreciation and amortization under straight-line and accelerated methods using the following estimated useful lives:


Furniture and equipment                        2 to 15 years
Capital leases and leasehold improvements      4 to 20 years


In addition, the Company uses either the units of production method or the straight line method over a 10-year life (whichever period is shorter) to depreciate production molds and tooling over their estimated production life cycle. Major additions and improvements including validation costs are capitalized and ordinary repairs, maintenance, and renewals are expensed in the year incurred. Gains or losses on the sale or retirement of fixed assets result from the difference between sales proceeds and the assets' net book value.


PATENTS AND LICENSES

Legal costs incurred in connection with patent applications and costs of acquiring patents and licenses are capitalized and amortized on a straight-line basis over the life of the patent (not to exceed seventeen years) or license or over the period expected to be benefited, principally over 5 to 20 years.

REVENUE RECOGNITION

Sales of medical products are recorded when shipments are made to customers. Revenues from the U.S. Department of Defense industrial base maintenance contract are recorded ratably throughout the contract term with the exception of revenue from the component prestock program that is recorded upon receipt of components in STI's warehouse and product sales which are recorded upon shipment to the customer. Revenues from license fees are recorded when the fees are due and non-refundable. Revenues from research and development arrangements are recognized in the period in which related work has been substantially completed.

RESEARCH AND DEVELOPMENT

Research and development expenses are charged to operations in the period incurred.

INCOME TAXES

The Company accounts for taxes using the asset and liability approach as prescribed by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". The asset and liability approach requires the recognition of deferred tax assets and liabilities for expected future tax consequences of temporary differences between carrying amounts and tax basis of assets and liabilities.

FINANCIAL INSTRUMENTS

The estimated fair value of the Company's financial instruments, which include cash and cash equivalents, accounts receivable and current/long-term debt, approximates their carrying value.

NET INCOME PER COMMON SHARE

Net income per common share is computed on the weighted average number of common and common equivalent shares outstanding which were 68,417 in 1996 and 1995, and 69,870 in 1994. Stock options, warrants and convertible redeemable preferred stock are considered to be common equivalents shares when dilutive.

USE OF ESTIMATES AND ASSUMPTIONS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

5. BORROWINGS

SENIOR BRIDGE LOAN

In April 1996, in order to finance a portion of the acquisition of STI, the Company entered a credit agreement with Internationale Nederlanden (U.S.) Capital Corporation ("ING") for a $11 million bridge loan. The bridge loan, $1 million of which is held in escrow, matures on October 15, 1996 unless extended until January 15, 1997 and has an interest rate of Federal funds rate plus 2% (7.25%) through October 15, 1996 and the Federal funds rate plus 4.5% thereafter. The bridge loan is secured by substantially all of the assets of the Company, including a pledge of the STI shares acquired by the Company.

Upon completion of the merger of the Company and STI (see Note 3), the Company's $11 million bridge loan will convert to a $10 million long-term loan and ING will make available to the Company a $5 million revolving line of credit. The long-term loan will have an interest rate of the Federal Funds Rate plus 2% and will mature on the fifth anniversary of the merger with STI. The line of credit will have an interest rate of the Federal Funds rate plus 1.75% and will mature on the fifth anniversary of the merger with STI. Quarterly principal payments will be required in scheduled amounts ranging from $500,000 to $750,000. In addition, mandatory prepayments of 75% of excess cash flow will required on an annual basis.

The Company intends to repay the subsidiary note payable to bank with the ING revolving line of credit.

SUBORDINATED PROMISSORY NOTE PAYABLE TO SARNOFF ESTATE

In April 1996, in order to finance a portion of the STI acquisition, the Company signed a $4.7 million promissory note to the estate of Dr. Stanley J. Sarnoff. The promissory note matures the earlier of December 31, 2001 or the fifth anniversary of the merger with STI. The loan is unsecured and has an interest rate of 12% through April 1998 and 13% thereafter. Prior to April 1998, accrued interest on the note will be added to the principle balance, and subsequent to April 1998, interest will be payable monthly.

EM INDUSTRIES, INC. SUBORDINATED LOAN

In April 1996, in order to finance a portion of the STI acquisition, the Company entered into a $1 million loan from EM Industries, Inc. The loan matures the earlier of December 31, 2001 or the fifth anniversary of the merger with STI. Seven consecutive quarterly installment payments of $125,000 commence April 1999 and the remaining loan balance is due upon maturity. The loan is unsecured and has an interest rate of 12% through April 1998 and 13% thereafter. Accrued interest is to be added to the principal balance and accrues interest through April 1998 and is to be paid monthly thereafter.

NOTE PAYABLE

During the year ended June 30, 1993, the Company raised working capital through $1,579,970 of loans from certain stockholders and others. During the year ended June 30, 1994, the notes and accrued interest were converted into 95,279 shares of Series C convertible redeemable preferred stock of the Company at a rate of $17.50 per share (see Note 6).

During 1995, the Company received additional financing in the form of a $200,000 demand note payable to a shareholder. The note bears interest at the rate of 11% and was paid in full during fiscal 1996.

LINE OF CREDIT

BBL had borrowings of $197,216 and $225,950 outstanding at June 30, 1996 and 1995, respectively, under a foreign bank line of credit that carries a borrowing limitation of L145,000 ($225,040 at June 30, 1996). The borrowings under the line of credit are due on demand and bear interest at the bank's published rate (5.75% at June 30, 1996) plus 2%. The line expires on December 18, 1996 and is secured by an irrevocable letter of credit.

The Company, as collateral for the line of credit on BBL's behalf, pledged $250,000, which is held in an interest-bearing account by a bank. This amount is included in deposits and other assets in the accompanying consolidated balance sheets at June 30, 1996 and 1995.

SUBSIDIARY NOTE PAYABLE TO BANK

STI, a subsidiary of the Company, has a revolving credit agreement ("Agreement") with Merrill Lynch Business Financial Services, Inc. ("MLBFS") with a maximum commitment of $5 million. Outstanding borrowings under the Agreement totaled $3.9 million at July 31, 1996 with an interest rate equal to the 30-day commercial paper rate as published in the Wall Street Journal plus 265 basis points (8.04%). The agreement is collateralized by substantially all of STI's assets and general intangibles. Financial covenants under the Agreement require STI to maintain certain levels of tangible net worth and debt to net worth ratios while limiting capital expenditures to no more than $5 million in any one fiscal year. During the first quarter of fiscal 1997, the Agreement was extended through December 1996 with the same terms and conditions.

SUBSIDIARY NOTE PAYABLE TO SYNTEX

In April, 1991, STI signed a Loan Agreement (the "Loan Agreement") pursuant to which Syntex Laboratories, Inc. ("Syntex") of Palo Alto, California agreed to lend $5.4 million to the STI for the purposes of financing capital expenditures and working capital requirements. STI drew down approximately $2.9 million on the capital expenditure portion of the Loan Agreement as equipment was purchased. Principal repayments commenced August 1, 1991 through credits against amounts invoiced to Syntex for product delivered under a Manufacturing and Packaging Agreement between the parties.

On November 30, 1992, the STI and Syntex agreed to terminate the Manufacturing and Packaging Agreement effective February 15, 1993. As part of this termination agreement, the repayment terms of the Loan Agreement were modified to include an eighteen-month moratorium on the repayment of principal beginning with the calendar quarter ended March 31, 1993 through the calendar quarter ended June 30, 1994. The outstanding loan balance (approximately $2.2 million) was non-interest bearing from January 1, 1993 through June 30, 1994 and effective July 1, 1994 began bearing interest at a rate equal to that which STI pays on its current commercial line of credit facility. Principal payments resumed for the calendar quarter ended September 30, 1994 at the minimum of $200,000 per quarter and aggregated $800,000 in both fiscal 1996 and 1995. As of July 31, 1996 the outstanding loan balance of the note payable to Syntex was $588,400. The loan is subject to acceleration upon the occurrence of certain events.

The Loan Agreement is collateralized by approximately $6.5 million of existing STI equipment and general intangibles. Any security interest that Syntex may have on newly acquired equipment by STI and all proceeds thereof is subject and subordinate to the security interest of MLBFS.

OTHER SUBSIDIARY LONG-TERM DEBT

On May 23, 1995, STI entered into a loan agreement with The CIT Group/Equipment Financing, Inc. ("CIT") to assist in financing STI's capital investment programs. This arrangement will consist of a series of loans for the acquisition of production molds, high speed component preparation and filling equipment and facility renovations not to exceed a maximum aggregate of $3 million. Loan proceeds totaled $445,300 and $1,046,100 in fiscal 1996 and 1995, respectively, of which $1.2 million was outstanding at July 31, 1996 at a weighted average interest rate of 8.8%. Terms include repayment of each loan in sixty (60) equal monthly installments at a fixed interest rate equal to the Treasury Yield (as published in the Wall Street Journal two business days prior to closing on a loan amount) plus 247 basis points. The agreement with CIT is collateralized by the assets financed with the loan proceeds. CIT's security interest in such assets is subject and subordinate to the security interest of Syntex.

On January 11, 1996, the STI received a non-interest bearing loan in the amount of $375,000 from Center Laboratories, Inc.("Center"), STI's exclusive distributor for its EpiPen and EpiE-Zpen. The proceeds from this loan will assist STI in purchasing high-speed fill and automated packaging equipment which will reduce the cost of manufacturing the EpiE-Zpen. Repayment of this loan will commence during the first quarter of fiscal 1997 with an agreed upon credit per unit on EpiE-Zpen shipments to Center. STI anticipates loan repayment to be completed in fiscal 1999.

Other subsidiary long-term debt as of July 31, 1996 sheet consisted of the following:


CIT Group/Equipment Financing, Inc.                   $1,209,000
Capital lease obligations (See Note 12)                  117,100
Note payable to Center Labs, non-interest bearing        375,000
                                                      ----------
                                                       1,701,100
                             Less current portion        516,800
                                                      ----------
                  Other subsidiary long-term debt     $1,184,300
                                                      ==========

Minimum annual principal payments on other subsidiary long-term debt, exclusive of capitalized lease obligations, are as follows: 1997 -$417,100; 1998 - $477,500; 1999 - $374,900; 2000 - $287,900; 2001 - $26,700.
Capitalized interest costs in fiscal 1996 totalled $132,400, of which $28,500 is included in the consolidated balance sheet.

OTHER

The Company previously entered into separate noncompete agreements with two of the minority stockholders of BBT. These noncompete agreements prohibited these individuals from competing with the Company through June 30, 1994. During 1994, the Company extended the repayment of one of the noncompete agreements beyond its original June 1994 maturity. As of June 30,1995, the discounted present value of the remaining noncompete payments was $56,342, which matured on October 1995. The value of the noncompete agreement was amortized in full as of June 30, 1996.

6.  STOCKHOLDERS' EQUITY

COMMON STOCK

In conjunction with raising working capital during the year ended June 30, 1996, the Company increased the number of shares of its authorized common stock from 1,075,000 to

1,975,000. The Company has reserved 955,643 shares of common stock for the conversion of the preferred stock and the issuance upon exercise of common stock warrants.

COMMON STOCK WARRANTS

During fiscal 1996, in connection with the issuance of Series D and E Preferred Stock, the Company issued 45,695 and 38,285 warrants, respectively, to purchase common stock. The warrants are exercisable at $17.50 per share and are subject to adjustment, as defined, from March 14, 1996 to March 14, 2000. The Company has the option to cancel the warrants based on certain events, as defined.

In association with the notes payable issued in connection with the acquisition of STI, the Company issued warrants to purchase 119,668 shares of common stock. The Company issued 50,000 warrants exercisable at $27.55 per share through March 18, 2001 to the Estate of Dr. Stanley J. Sarnoff, 33,370 warrants exercisable at $.01 per share through April 15, 2006 to ING, and another 36,298 warrants exercisable at $27.55 per share through April 15, 2006 to ING. The Company allocated $2,072,951 of the note payable proceeds to the warrants based on the relative fair value of the warrants and the notes at the agreement date. The Company is amortizing the note discount over the term of the obligation using the effective interest rate method.

During 1993, in connection with the issuance of notes payable discussed in
Note 5, the Company issued warrants to purchase 5,999 shares of common stock. These warrants vested at a rate of 20% per month beginning on July 22, 1993 until the Company met certain milestones. In November 1993, the milestones were achieved, and 3,600 of the 5,999 warrants vested. The remaining 2,399 warrants were canceled. In addition, the Company issued 4,000 warrants to two stockholders of the Company in March 1994. These warrants are exercisable through April 22, 2000 at a per share price of $17.50, adjustable for certain dilutive events, as defined.

During 1992, the Company issued warrants to purchase 400 shares of common stock, at a per share price of $17.50, to a financial institution as additional consideration for borrowings received by the Company.

AUTHORIZED CAPITAL STOCK

During fiscal 1996, the Company amended its Certificate of Incorporation to increase the Company's authorized capital stock to 1,400,000 shares of preferred stock, par value $.01 per share, of which the Series A, B and C preferred stock remained, at 65,000, 30,000 and 380,000 shares, respectively, and 50,000 shares have been designated Series D preferred stock, 30,000 shares have been designated Series E preferred stock, 210,000 shares have been designated Series F preferred stock and 635,000 shares have not been designated.

CONVERTIBLE REDEEMABLE PREFERRED STOCK

In April 1996, the Company issued 208,710 shares of Series F preferred stock for $27.55 per share, resulting in net proceeds of $5,658,950. In connection with the Series F preferred stock financing, all shares of Series D and E preferred stock automatically converted into an equal number of shares of Series F preferred stock.

In March 1996, the Company issued 45,695 shares of Series D preferred stock and 24,319 shares of Series E preferred stock for $27.55 per share, resulting in net proceeds of $1,239,059 and $659,492, respectively.

In November 1993, the Company issued 374,462 shares of Series C preferred stock in exchange for cash and the conversion of certain notes payable (see
Note 5).

The rights, privileges and preferences of the preferred stock are listed below:

  CONVERSION

The preferred stock is convertible into common stock at the rate of one share of common stock for each share of preferred stock, adjusted for certain dilutive events. Conversion is at the option of the preferred stockholders but becomes automatic upon the closing of an initial public offering at a per share price of at least $52.50 for Series A, B and C, and $82.65 for Series D, E and F and resulting in aggregate proceeds to the Company of at least $10 million.

  REDEMPTION

Outstanding shares of Series A and B preferred stock may be redeemed over a five-year period upon a two-thirds vote of the stockholders, beginning no earlier than January 1, 1999, in the amount of $7.73 and $17.50 per share, respectively, plus any declared but unpaid dividends. Shares of Series C preferred stock may be redeemed over a three-year period upon a two-thirds vote of the stockholders, beginning no earlier than January 1, 1999, in the amount of $17.50 per share plus any declared but unpaid dividends. Shares of Series D, E and F preferred stock may be redeemed over a three year period upon a two-thirds vote of the stockholders, beginning no earlier than March 14, 2001 for Series D and E preferred stock and April 15, 2001 for Series F preferred stock, in the amount of $27.55 per share plus any declared but unpaid dividends. Preferred stockholders of each class my postpone or waive redemption by a two-thirds vote.

  DIVIDENDS

The holders of Series A and B preferred stock shall be entitle to receive, when and as declared by the Board of Directors, dividends out of funds legally available.

The holders of the Series C and F preferred stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available, cumulative cash dividends equal to $1.75 and $2.75 per share, respectively.

The dividends shall be payable in the event of (i) a liquidation, dissolution or winding up of the Company, (ii) a consolidation or merger of the Company, other than merger with STI, or a sale of all or substantially all of the assets of the Company, or (iii) a redemption of the preferred stock.

  LIQUIDATION PREFERENCE

The holders of the preferred stock have preference in the event of liquidation, sale or dissolution of the Company to liquidation proceeds equal to the amount paid for such shares plus any declared but unpaid dividends. Series C preferred stock has preference in liquidation over Series A and B preferred stock. Series F preferred stock has preference in liquidation over Series A, B and C preferred stock.

  RIGHT OF FIRST REFUSAL

The preferred stockholders, subject to the rights of certain common stockholders, have the right of first refusal to purchase a pro rate portion of any new securities, as defined, equal to the proportion of capital stock owned at the time of issuance of the new securities.

  VOTING RIGHTS

The preferred stockholders are entitled to vote on all matters with the
common stockholders as if they were one class of stock.   The preferred
stockholders are entitled to the number of votes equal to the number of shares of common stock into which each share of the preferred stock is then convertible.

STOCK OPTION PLAN

In November 1993, the Company adopted the 1993 Stock Option Plan ("the 1993 Plan"). Pursuant to the 1993 Plan, the Company may grant to any employee, director or consultant of the Company stock options to purchase up to 155,493 shares of common stock. As of June 30, 1996, 124,720 options were outstanding and 30,773 options were available for issuance under the 1993 Plan.

SUBSIDIARY STOCK OPTION PLANS

STI has adopted two Stock Option Plans ("the Plans") which reserve 700,000 shares for the granting of options through 2001 and provide for issuance of non-qualified stock options, incentive stock options, stock appreciation rights, incentive shares and restricted stock.

Options granted to employees, officers and directors pursuant to STI's stock option plans generally have been exercisable in varying amounts in cumulative annual installments up to ten years from the date of grant. The exercise price on all options granted during the three years ended July 31, 1996 was equivalent to the market value of STI's stock on the date of grant. At July 31, 1996, there were no stock appreciation rights outstanding.

The following table summarizes the activity in STI's stock options during fiscal 1996:


NUMBER OF SHARES                                     1996
----------------                                    -------


Options outstanding
at beginning of year                                305,000
Granted during the year                              36,900
Exercised during the year                            (6,200)
Expired or terminated
during the year                                     (41,900)
                                                 ----------
Options outstanding
at end of year
Number of shares                                    293,800
Price per share                                 $6.75-20.75
Aggregate price                                  $3,011,400

Options reserved for
granting at end of year                             106,800

Options exercised
during the year
Number of shares                                      6,200
Price per share                                  $6.75-8.75
Aggregate price                                     $42,600
Fair value per share                            $8.00-11.51
Aggregate fair value                                $61,400

Options exercisable
at end of year                                      196,800


The Estate of Stanley J. Sarnoff, STI's founder, holds options to purchase up to 32,500 shares of STI's common stock through September 14, 2000 (as to 30,000 shares) and 2003 (as to 2,500 shares) at a price of $9.875 and $10.78, respectively. STI is obligated under certain circumstances to register, under the Securities Act of 1933, shares of STI common stock owned by the Estate.

During the first quarter of fiscal 1997, an executive officer of STI was granted an option to purchase 40,000 shares of common stock at an exercise price of $9.50 per share. Under the terms of the grant, the option is exercisable as to 10,000 shares of common stock six months after the date of the grant and will vest with respect to the remaining shares in one-third annual increments. In addition, the vesting of such 30,000 shares will be accelerated, in 10,000 share increments, if the market price for the common stock reaches $18.00, $27,00, and $36.00, respectively.

7.  RESTRUCTURING CHARGE

In fiscal 1995, STI's Board of Directors approved a restructuring plan which resulted in a $450,000 charge against earnings for the relocation of corporate headquarters. As part of this plan, STI initiated certain organizational changes during 1996 resulting in additional charges related to employee severance benefits provided to certain employees terminated during fiscal 1996. The Company's fiscal 1996 consolidated financial statements include charges of $225,800 relating to restructuring charges STI incurred from April 15, 1996 through June 30, 1996.

The following table sets forth STI's restructuring reserve as of July 31, 1996 which is included in the Company's consolidated balance sheet:


                            RESTRUCTURING RESERVES


                                     RELOCATION      EMPLOYEE
                                    OF FACILITIES   SEPARATIONS       TOTAL
                                    -------------   -----------    ---------

Reserves as of April 15, 1996$         450,000        $96,100      $ 546,100
Restructuring of operations charge        -           225,800        225,800
Cash payments                           (7,200)      (124,300)      (131,500)

Reserve as of June 30, 1996           $442,800       $197,600      $ 640,400


In October 1996, STI successfully subleased their corporate office space in Rockville, Maryland and entered into a new lease in Columbia, Maryland for the relocation of the corporate headquarters. The reserve balance for the relocation of facilities at June 30, 1996 is sufficient to cover both the moving costs and the lease rate differential on the sublease. STI is scheduled to move its corporate headquarters by December 1996.

8. INVENTORIES

At June 30, 1996 and 1995, inventories are comprised of the following:


                                   1996             1995
                                ----------        --------

Raw materials                   $3,217,188        $208,556
Work-in-progress                 1,436,904          36,020
Finished goods                     966,059          60,926
                                ----------        --------
                                 5,620,151         305,502
Inventory reserve                 (293,500)              -
                                ----------        --------

                                $5,326,651        $305,502
                                ==========        ========


Inventories do not include amounts related to the DoD component prestock program which are segregated in STI's warehouse facilities for future DoD contract requirements.

9.  FIXED ASSETS

At June 30, 1996 and 1995, fixed assets were comprised of the following:



                                        1996             1995
                                       ------           -------

Furniture and equipment              $18,191,006      $424,225
Leasehold improvements                 6,707,149             -
Construction in progress               2,117,895             -
                                     -----------      --------
                                      27,016,050       424,225

Less accumulated depreciation         12,025,774        24,195
                                     -----------      --------
                                     $14,990,276      $200,500
                                     ===========      ========


10.  INCOME TAXES

As discussed in Note 4, the Company records income taxes using the asset and liability approach as prescribed by Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes". The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of other assets and liabilities.

As a result of net operating losses incurred in fiscal years 1995 and 1994, the Company did not provide for income taxes. In fiscal 1996, the Company recorded a provision for income taxes of $26,946 relating to taxes for STI.

The Company provides deferred taxes for temporary differences between the book basis of assets and liabilities for financial reporting purposes and the book basis of assets and liabilities for tax return purposes. The net deferred tax liability is attributable to the following:


                                              1996              1995
                                          -----------        ----------

BBC net operating loss carryforwards      $ 2,378,000          1,558,000
BBC credit carryforwards                       53,000             25,000
BBC temporary differences                     269,000                  -
STI temporary differences                    (388,000)           378,000
                                          -----------        -----------
                                            2,312,000          1,961,000

Valuation allowance                        (2,700,000)        (1,961,000)
                                          -----------         ----------
Net deferred tax liability                $  (388,000)        $        -
                                          ===========         ==========


The BBC temporary differences as of June 30, 1996 and 1995 are not comprised of any individually significant items. The composition of the STI temporary differences as of June 30, 1996 is as follows:


Inventory valuation                        $   255,600
Uniform inventory capitalization               322,300
Postretirement benefits                        173,700
Deferred lease income                           64,200
Vacation expenses                               57,900
Restructuring charge                           247,200
Other                                           96,600
                                           -----------
Gross deferred tax asset                     1,217,500
                                           -----------
Depreciation                                (1,492,700)
Patent costs                                  (112,800)
Other                                                -

Gross deferred tax liability                (1,605,500)
                                           -----------
Net temporary differences                  $  (388,000)
                                           ===========

11. EMPLOYEE RETIREMENT PLANS

PENSION AND SAVINGS PLANS

STI maintains a profit sharing thrift plan covering all full-time STI employees not covered by a collective bargaining agreement. Annual contributions by STI under the plan may be made on the basis of STI's available retained earnings up to 6.6% of the base annual salary of all plan participants. Plan benefit allocations are based on the participants' average annual compensation. STI made no contributions in fiscal 1996. As part of this profit sharing thrift plan, eligible employees may elect to contribute up to 12% of their base annual salary to the plan. STI matches a portion of employee contributions which amounted to $172,000 in fiscal 1996, of which approximately $35,800 is included in the Company's consolidated income statement.

STI also made payments to pension plans for its full-time employees in St. Louis, Missouri covered by a collective bargaining agreement. Contributions to this plan aggregated $78,900 in fiscal 1996, of which approximately $16,400 is included in the Company's consolidated income.

OTHER POSTRETIREMENT BENEFITS

STI sponsors a postretirement benefit plan ("the Plan") to provide certain medical and life insurance benefits to retirees, their spouses and dependents. Employees terminated from active service after March 1992 who are at least 60 years of age but no more than age 65, with 20 years service, are eligible for medical coverage. Employees who terminated from active service prior to April 1, 1992 who were at least 55 years of age, but no more than age 65, with 10 years service, are eligible for medical and life insurance coverage. Upon reaching age 65, Medicare becomes the retiree's primary medical coverage. The Plan is contributory for medical benefits based on the retiree's years of service and noncontributory for life insurance benefits.

On August 1, 1993, the STI adopted Statement of Financial Accounting Standard No. 106 "Employee's Accounting of Postretirement Benefits Other Than Pension"
 ("SFAS 106"). STI had previously recorded the expense associated with these benefits on a pay-as-you-go basis. Under SFAS 106, the cost of providing retiree health care and life insurance benefits is actuarially determined and accrued over the service period of an employee. The unrecognized transition obligation upon adoption of the standard on August 1, 1993, was $898,000.
STI elected to amortize the transition obligation on a straight-line basis over a twenty-year period.

The following table sets forth the Plan's funded status reconciled with the amount included in deferred compensation in the Company's consolidated balance sheet:


                                                             1996
                                                            -------

Accumulated postretirement benefit obligation:
Retirees                                                  $  877,000
Fully eligible and other Plan participants                   502,000
                                                          ----------
                                                           1,379,000
Prior service cost                                           (60,000)
Unrecognized net loss                                       (107,000)
Unrecognized transition obligation                          (763,000)
                                                          ----------
Accrued postretirement benefit cost                       $  450,000
                                                          ==========


In fiscal year 1995, the Plan incurred an unrecognized net loss of $105,000, which the Company has elected to amortize on a straight-line basis over a fifteen-year period.

The fiscal 1996 net periodic postretirement benefit cost of $205,000, of which approximately $42,700 is included in the Company's consolidated income statement, included the following:



                                                                 1996
                                                              ---------

Service cost-benefits attributed to service
during periods                                                $ 53,000
Interest cost on accumulated postretirement
benefit obligation                                             100,000
Amortization of net loss                                         7,000
Amortization of transition obligation                           45,000
                                                              --------
Net periodic postretirement benefit cost                      $205,000
                                                              ========


For measurement purposes, a 9.5% annual rate of increase in cost of health care was assumed for fiscal 1996; the rate was assumed to decrease gradually to 5% by 2005 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing assumed health care cost by 1% in each year would increase the accumulated postretirement benefit obligation as of July 31, 1996 by $218,000 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost by $33,000 for the year ended July 31, 1996. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 8%.

12. COMMITMENTS AND CONTINGENCIES

LEASES

The Company conducts its domestic manufacturing facilities owned by the minority stockholders of BBT. The Company entered into an agreement with the minority stockholders of BBT to extend the lease through June 30, 1996. The aggregate minimum lease payments were $80,000 in year one and $55,000 in year two. The Company has been leasing on a tenant-at-will basis since June 30, 1996, at a rate of $4,783 per month. Rent expense of approximately $55,000, $80,000 and $125,000 was charged to BBT operations during fiscal 1996, 1995 and 1994, respectively.

STI has various commitments under capital and operating leases through 2009 relating to computer hardware and software, its pharmaceutical manufacturing facility and warehouses in St. Louis, Missouri, its facility in the United Kingdom and administrative offices in Rockville, Maryland and St. Louis, Missouri.

Future minimum rentals as of July 31, 1996 under STI's noncancellable leases are as follows:


                                  CAPITAL                 OPERATING
YEAR ENDING JULY 31               LEASES                    LEASES
-------------------             ---------                 ---------


     1997                        $118,300                 $  947,150
     1998                          19,200                    923,600
     1999                              --                    875,200
     2000                              --                    798,700
     2001                              --                    653,800
     Thereafter                        --                  1,659,600
                                 --------                 ----------
                                  137,500                 $5,858,400
Less amount representing
  interest (imputed at 10.5%)     (20,400)

Capital lease obligations         117,100

Less current portion               99,800
                                 --------

Long-term obligations            $ 17,300
                                 ========

These future minimum rentals do not include CPI adjustments to which some of the leases are subject. STI incurred rental expense of $818,800 in fiscal 1996, of which approximately $170,600 is included in the Company's consolidated income statement. During fiscal 1996, STI amortized $30,200, of which approximately $6,300 is included in the Company's consolidated income statement, of lease incentives previously deferred in fiscal 1994 and prior (aggregating $226,600) which were received in connection with a lease for office space. These incentives are being amortized over the ten-year life of the respective lease.

SALE/LEASEBACK OF STI CORPORATE HEADQUARTERS BUILDING

In connection with the December 1988 sale of STI's former corporate headquarters building in Bethesda, Maryland, STI's obligations under the Leasehold Deed of Trust ("Ground Lease") were assigned to and assumed by the purchaser of the building. STI remains contingently liable under the Ground Lease. The annual commitment under the Ground Lease aggregated $143,700, in 1996 (adjusted for increases in the Consumer Price Index) and extends until the year 2042.

LITIGATION

Lawsuits and claims are filed from time to time against the Company and its subsidiaries in the ordinary course of business. Management of the Company, after reviewing developments to date with legal counsel, is of the opinion that the outcome of such matters will not have a material adverse effect on the consolidated financial position or results of operations of the Company.

GOVERNMENT CONTRACT REVENUE

STI supply contracts with the Department of Defense ("DoD") are subject to post-award audit and potential price redetermination. In the opinion of management, adjustments, if any, on completed contracts would not have a material adverse effect on the Company's consolidated financial position or results of operations.

STI EMPLOYEE CONTRACTS

STI entered into agreements with certain key employees which provide for certain benefits should the employee be terminated within the term of the agreement for other than specified reasons. STI also entered into agreements with certain other key employees which provide for certain benefits should the employee be terminated within a two year period subsequent to a change of control (as defined by the agreements) for other than specified reasons. Benefits to be provided under these agreements include continued life, disability, accident and health insurance coverage for a period of two years and a severance payment up to 200% of the employee's annual base compensation. Additionally, all stock options held by the employee become immediately exercisable and any restrictions on transfer of STI stock held by the employee shall lapse. These agreements began to expire in April 1996 through December 1996 and renew for one-year periods unless timely notice of non-renewal is given.

The maximum contingent liability under these agreements at July 31, 1996 aggregates $1.3 million.

13.  INDUSTRY SEGMENT INFORMATION

The Company has no significant foreign operations and operates in one industry segment which includes the design, development, manufacture and sale of medical products and related services, with a major focus on safe and convenient participation by the patient in injection therapy.

Financial information relating to major customers and export sales follows:


YEAR ENDED JUNE 30                   1996          1995         1994
-------------------                  -----         ----         -----

Sales to major U.S. customers:

  Center Laboratories, Inc.       $ 2,515,800    $       -      $        -
  U.S. Department of Defense        2,535,700            -               -
  Bristol-Myers Squibb                404,300            -               -
  Development Contracts               310,300            -               -
  Other                             3,838,542     2,903,532      2,426,984
                                    9,595,642     2,903,532      2,426,984

Export sales:

  Contract Sales to the
  Governments of Foreign
  Countries                           680,600             -              -

  Other                                86,300             -              -
                                      766,900             -              -

Total net sales                   $10,375,342    $2,903,532     $2,426,984


Substantially all export revenue consists of sales of automatic injectors to the Governments of Saudi Arabia, the United Kingdom and Israel. STI extends credit to domestic customers and generally requires a letter of credit for export sales.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

INTRODUCTION

On April 15, 1996, the Company purchased 61.1% of Survival Technology, Inc.'s (STI) outstanding common stock from the Estate of STI's late founder, Dr. Stanley J. Sarnoff. The following discussion and analysis of financial condition and results of operations cover the fiscal years ended June 30, 1996, 1995 and 1994 for the Company without consolidating STI. Included in the results from operations is a separate section for the fiscal year ended June 30, 1996 which consolidates STI as at June 30, 1996 and its results from operations since the date of acquisition.

RESULTS OF OPERATIONS

1996, CONSOLIDATED WITH STI FROM DATE OF ACQUISITION

The Company had a net loss of $6.8 million on sales of $10.4 million for the fiscal year ended June 30, 1996 which includes STI's results from operations for the two and half month period ended June 30, 1996. STI had net income after minority interest of $26,000 on revenues of $6.8 million for the two and half month period ended June 30, 1996. The Company's net loss is the result of a $2.2 million loss from operations of the Company (see discussion below) and adjustments made to reflect the purchase accounting for the investment in STI, mainly, a $4.5 million write-off of in-process research and development which represents the allocation of excess purchase price to in-process research and development projects whose technological feasibility has not yet been established.

1996 AND 1995

The Company had a net loss of $2.2 million on sales of $3.6 million for the fiscal year ended June 30, 1996. This compares with a net loss of $1.6 million on sales of $2.9 million for the fiscal year ended June 30, 1995. The increased loss in fiscal 1996 operating results is due in part to interest charges totaling $485,114 in connection with the financing and purchase of 61.1% of the outstanding common stock of STI.

Operating losses for the year increased to $1.7 million in fiscal 1996 from $1.6 million in fiscal 1995. This is primarily due to one-time increases in research and development costs relating to pre-launch PRIME ECG programs. PRIME ECG system is a diagnostic electrocardiogram (ECG) system consisting of a unique 64-electrode harness and desktop computer to acquire, record, analyze and report patient ECG to reliably diagnose acute ischemia.

The Company's major product lines are currently emergency resuscitation equipment ("EMC") (having revenues of $1.6 million in fiscal 1996, up from $1.4 million in fiscal 1995,) and cardio-related measurement devices designed for telephonic transmission ("telemedicine") (having revenues of $2.1 million in fiscal 1996, up from $1.5 million in fiscal 1995.)

Revenues in fiscal 1996 increased by $726,098, or 25% over the prior year, and gross margin increased slightly to 43% in fiscal 1996, from 41% in fiscal 1995. This is primarily due to increased sales of telemedicine products.

Engineering, research and development expenditures ("R&D") increased to $1.5 million in fiscal 1996, up from $698,034 in fiscal 1995 primarily due to development of PRIME ECG launched in Europe August, 1996. The Company expects engineering, R&D expenditures to run at reduced rates in fiscal 1997.

Selling, general and administrative expenses ("SG&A"), which include depreciation and amortization, decreased by 18% to $1.8 million in fiscal 1996, from $2.1 million in fiscal 1995. This is principally due to a decrease in selling and marketing costs associated with preliminary development of the Company's new cardiomapping technology. The Company expects selling and administrative costs to continue at current levels.

1995 AND 1994

The Company had a net loss of $1.6 million on sales of $2.9 million for the fiscal year ended June 30, 1995. This represents a 7% decrease compared to the net loss of $1.7 million on sales of $2.4 million for the fiscal year ended June 30, 1994. Sales of EMC products decreased to $1.4 million in fiscal 1995, from $1.5 million in fiscal 1994. Sales of telemedicine products increased by 65% to $1.5 million from $0.9 million in fiscal 1994. The increase was due to the Company's purchase of ownership of the telemedicine product line from STI on July 31, 1994. Prior to that, the Company had been manufacturing the products under license from STI.

Gross margin increased to 41% in fiscal 1995, compared to 32% in fiscal 1994, primarily due to the acquisition of the telemedicine product line from STI.

SG&A expenses, which include depreciation and amortization, increased by 16% to $2.1 million in fiscal 1995, from $1.8 million in fiscal 1994. Selling and marketing expenses increased significantly in fiscal 1995 in support of the development of PRIME ECG.

Engineering, R&D expenditures increased to $698,034 in fiscal 1995, from $616,834 in fiscal 1994, also in support of the development of PRIME ECG.

LIQUIDITY AND CAPITAL RESOURCES

On April 15, 1996, the Company purchased 1,888,126 shares of the Common Stock of STI from the Estate at a purchase price of $11.00 per share or an aggregate purchase price of $20,769,386. The purchase price was paid in the form of (i) $16,069,386 in cash from the Company's working capital and (ii) delivery of a Subordinated Promissory Note of the Company in the principal amount of $4,700,000 together with warrants to purchase 50,000 shares of common stock of the Company, exercisable at a price of $27.55 per share, subject to adjustment.

The cash portion of the purchase price was derived from (i) a portion of the proceeds of a senior bridge loan in the amount of $11,000,000 from an institutional lender, (ii) the proceeds of a subordinated loan in the amount of $1,000,000 an investor in the Company and a customer and licensee of STI, and (iii) the balance from the $6,548,410 of net proceeds received upon the sale of 242,104 shares of Series D, E, and F 10% Convertible Preferred Stock all at a price of $27.55 per share.

The $11,000,000 bridge loan provides for interest at a variable rate and matures on October 15, 1996, unless extended until January 15, 1997. Of the loan proceeds, $1,000,000 is held in a collateral account.

In connection with the bridge loan, the Company has issued two series of warrants to the lender to purchase shares of its Class A Common Stock, one of which is exercisable for 33,370 shares at an initial price of $.01 per share and the other of which is exercisable for 36,298 shares at an initial price of $27.55 per share, both subject to adjustment.

The $1,000,000 subordinated loan matures on the earlier of 12/31/01 or the fifth anniversary of any merger of the Company as a result of which the Company shareholders receive capital stock or securities convertible into capital stock registered under the Securities Exchange Act of 1934. The loan is unsecured, and interest accrues on the loan at the rate of 12% per annum through the second anniversary of the closing date, and 13% thereafter. Through April 30, 1998, accrued interest is to be added to principal and accrues interest. Principal on the loan is payable in seven consecutive quarterly installments of $125,000 beginning on April 30, 1999 and one final payment of the balance on the maturity date.

The Subordinated Promissory Note Payable to The Estate in the amount of $4,700.000 matures on the same day and bears interest at the same rate as the note payable to EM Industries, Inc. Through April 30, 1998, accrued interest is to be added to principal and accrues interest. Thereafter, accrued interest is payable monthly in arrears. All principal is due in one payment on the maturity date.

The bridge loan will convert to a $10,000,000 term loan upon completion of the Company's merger with STI. The Company does not have the funds to repay the bridge loan if it matures prior to the completion of the merger. The completion of the merger is subject to the satisfaction of a number of conditions, including the obtaining of the approval of the stockholders of each of the companies, and no assurance can be given that it will be completed as currently contemplated.

In conjunction with the consummation of the merger, the Company plans to retain investment banking counsel to advise it on the possible sale of equity securities through a secondary offering. The Company also plans to retain independent consultants to assist it to identify other entities interested in their research programs. Management expects that these efforts will result in the introduction of a strategic partner with interests and resources which may be compatible with that of the Company. However, no assurances can be given that the Company will be successful in raising additional capital or
entering into a business alliance.   If the Company is unable to obtain
adequate additional financing or enter into such business alliance, management will be required to sharply curtail the Company's research programs as well as certain other operations.

The Company's consolidated financial statements for the year ended June 30, 1996 have been prepared on a going concern basis which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business. The Company incurred a net loss of $6,795,008 for the year ended June 30, 1996, which increased the retained deficit to $13,393,349. The Company expects to incur substantial expenditures to further its PRIME ECG program and to expand their EMC and telemedicine products business. Additionally, the Company has incurred $16. 1 million in long-term debt to finance the purchase of 61.1% of STI and subsequent merger (see notes 2,3 and 5 of the consolidated financial statements). The Company's working capital at June 30, 1996 plus limited revenue from sales of
 EMC and telemedicine products and revenue from STI will not be sufficient to meet such objectives as presently structured. Management recognizes that the Company must generate additional resources or consider modifications to its PRIME ECG program and other research programs or other reductions in operating costs of the Company and STI to enable it to continue operations with available resources. Management's plans include consideration of the sale of additional equity securities under appropriate market conditions, alliances or partnership agreements with entities interested in and resources to support the Company's research programs, or other business transactions which would generate sufficient resources to assure continuation of the Company's operations and research programs.

BALANCE SHEET REVIEW

As a result of the consolidation of STI, the balance sheet of the Company is significantly changed. Total assets at June 30, 1996 are $41.7 million as compared to $3.2 million as of June 30, 1995 and working capital is $4.4 million as of June 30, 1996 as compared to a working capital deficit of $680,704 as June 30, 1995.

Without including the effects of the consolidation of STI, working capital deficit decreased to $86,397 in fiscal 1996, down from $680,704 in fiscal 1995. This was accomplished primarily from additional bank and private placement equity financing, offset by the increase in payables/accruals, and the decrease in receivables. Payables/accruals increased by $869,228, and receivables decreased by $146,380, offset by a $32,349 increase in inventory and a $1,295,542 increase in cash and restricted cash. Fixed assets increased by $46,838, primarily for equipment related to product development efforts.

                                  LEHMAN BROTHERS



                                                          October 29, 1996

Special Committee of the Board of Directors
Survival Technology, Inc.
2275 Research Blvd.
Rockville, MD 20850

Members of the Special Committee of the Board:

  We understand that Survival Technology, Inc. (the "Company" or "STI") and Brunswick Biomedical Corporation ("BBC") have entered into an Agreement and Plan of Merger dated as of September 11, 1996 (the "Agreement") pursuant to which (i) BBC will be merged with and into the Company, and (ii) (a) each share of common stock of BBC will be converted into the right to receive 2.10 shares of STI common stock, $0.10 par value per share (the "Common Per Share Merger Consideration"); (b) each outstanding share of series A preferred stock, series B preferred stock, series C preferred stock and series F preferred stock (including shares of the series D preferred stock and series E preferred stock, which have been reclassified as shares of the series F preferred stock) of BBC will be converted into the right to receive 2.50 shares of STI common stock, $0.10 par value per share, consisting of (i) 2.10 shares of STI common stock and (ii) a warrant (the "STI Merger Warrants") to purchase 0.40 shares of STI common stock at an exercise price of $11.00 per share exercisable for a period of five years (collectively, the "Preferred Per Share Merger Consideration," and together with the Common Per Share Merger Consideration, the "Per Share Merger Consideration") (the "Proposed Transaction"). In addition, in the Proposed Transaction each outstanding option and warrant to purchase shares of BBC common stock will be converted into options and warrants to purchase shares of common stock of the Company on the same economic terms. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement.

  We have been requested by the Special Committee of the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, of the Per Share Merger Consideration to be issued by the Company in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

  In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, (3) internal financial and operating



                                   LEHMAN BROTHERS

     3 WORLD FINANCIAL CENTER NEW YORK, NEW YORK 10285-1700 TELEPHONE 212 526 3262 FACSIMILE 212 528 3738

Special Committee of the Board of Directors
Survival Technology, Inc.
October 29, 1996
Page 2

information with respect to the business, operations and prospects of BBC furnished to us by BBC, (4) internal financial and operating information with respect to the business, operating and prospects of the Company furnished to us by the Company, (5) a trading history of the common stock of the Company for the 36-month period prior to August 30, 1996 and a comparison of that trading history with those of other companies that we deemed relevant, (6) information with respect to the capital structure of BBC, including information furnished by BBC with respect to its outstanding options and warrants, (7) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (8) a comparison of the historical financial results and present financial condition of BBC with those of other companies that we deemed relevant, (9) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant, (10) the pro forma financial and operating impact on the Company of the Proposed Transaction, (11) the pro forma ownership of the Company and the potential for enhancement of liquidity in the common stock of the Company following the consummation of the Proposed Transaction, and (12) a theoretical valuation of the warrants to be included in the Per Share Merger Consideration using the Black-Scholes model. In addition, we have had discussions with the managements of the Company and BBC concerning their respective businesses, operations, assets, financial conditions and prospects and the cost savings, operating synergies and strategic benefits expected to result from a combination of the businesses of the Company and BBC and undertook such other studies, analyses and investigations as we deemed appropriate.

  In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company and BBC that they are not aware of any facts that would make such information inaccurate or misleading. With respect to the financial forecasts of the Company and BBC, including the range of potential synergies that are expected to result from a combination of the businesses of the Company and BBC, with the consent of the Company we have assumed that such forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company or BBC, as the case may be, as to the future financial performance of the Company and BBC, and we have relied upon such forecasts in arriving at our opinion. In arriving at our opinion we have not conducted a physical inspection of the properties and facilities of BBC and have not made nor obtained any evaluations or appraisals of the assets or liabilities of BBC. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to a business combination with STI. Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

  The process by which securities trading markets establish a market price for any security is complex, involving the interaction of many factors, including without limitation the terms of the specific security, the terms of comparable securities of other issuers, the business,

Special Committee of the Board of Directors
Survival Technology, Inc.
October 29, 1996
Page 3

financial condition and prospects of the issuer of the security and general market, economic and other conditions. Accordingly, in expressing the opinion set forth below, we express no opinion or view whatsoever as to the prices at which shares of STI common stock (or warrants to purchase such shares) may trade at any time following the announcement or consummation of the Proposed Transaction and this opinion should not be viewed as providing any assurance that the market price of shares of STI common stock will be positively impacted by the announcement or consummation of the Proposed Transaction.

  Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Per Share Merger Consideration to be issued by the Company in the Proposed Transaction is fair to the Company and, accordingly, to its stockholders.

  We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services a portion of which is contingent upon the consummation for the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. In the ordinary course of our own business, we actively trade in the equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

  This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. The opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.


                                                  Very truly yours,


                                                  LEHMAN BROTHERS

                              SURVIVAL TECHNOLOGY, INC.

                             ANNUAL REPORT ON FORM 10-K

                         FOR FISCAL YEAR ENDED JULY 31, 1996

                                    ATTACHED HERE

PROXY                                                                      PROXY

              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF

                           SURVIVAL TECHNOLOGY, INC.

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                               November 20, 1996

     The undersigned hereby appoints James H. Miller and J. Chontelle Woodward, and either of them, proxies of the undersigned, with full power of substitution, to vote all the shares of Common Stock of Survival Technology, Inc. (the "Company") that the undersigned is entitled to vote, at the Annual Meeting of shareholders of the Company to be held on November 20, 1996, and at any adjournments thereof with all powers the undersigned would possess if personally present, as follows on the reverse side of this proxy card.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED IN ITEM 2 AND FOR APPROVAL OF PROPOSALS LISTED IN ITEMS 1 AND 3. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN.

(Continued on Other Side, Please Sign and Date on Other Side, and Return in the Enclosed Envelope.)

IF NO DIRECTION IS GIVEN,  THIS PROXY WILL BE VOTED FOR     Please mark    [X]
THE  NOMINEES  LISTED  IN  PROPOSAL  2  (INCLUDING  ANY     your votes as
SUBSTITUTE NOMINEE IN THE CASE OF  UNAVAILABILITY)  AND     indicated in
FOR PROPOSALS 1 AND 3.                                      this example.


ITEM 1.   Proposal to approve  and adopt the  Agreement                    FOR              AGAINST         ABSTAIN
          and Plan of Merger dated as of September  11,                    [ ]                [ ]             [ ]
          1996 by and between Survival Technology, Inc.
          and  Brunswick  Biomedical  Corporation,  and
          each of the transactions contemplated thereby
          and to approve the name change of the Company
          as described in the Proxy Statement.

ITEM 2.   Election of five  directors for a term of one            FOR all nominees listed             WITHHOLD AUTHORITY
          year,  and, if the merger becomes  effective,               below (except as                   to vote for all
          one  year,  two years  and  three  years,  as            marked to the contrary)               nominees listed
          described below.

The  nominees  of the Board of  Directors  and,  if the                     [ ]                                [ ]
merger becomes effective, their classes are: E. Andrews
Grinstead,  III, with a term to expire following fiscal
1997; Bruce M. Dresner and David L. Lougee,  with terms
to expire  following  fiscal 1998; and Robert G. Foster
and James H.  Miller,  with  terms to expire  following
fiscal 1999.  (Authority to vote for any nominee may be
withheld by striking a line through the nominee's  name
above.)


ITEM 3.   Proposal to ratify the  appointment  of Price
          Waterhouse, LLP, as auditors for fiscal 1997.

      FOR              AGAINST         ABSTAIN
      [ ]                [ ]             [ ]


ITEM 4. In their discretion, on such other matters as may properly come before the meeting or adjournment thereof.


Date:____________________________________________, 1996


_______________________________________________________
                     Signature(s)

_______________________________________________________
                     Signature(s)

Please    sign   here    personally.    Signature    of
shareholder(s)  should correspond  exactly with name(s)
in  which  shares  are  registered.  If  the  stock  is
registered  in more than one name,  each joint owner or
fiduciary  should  sign  personally.   Only  authorized
officers should sign for a corporation.

     PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
       CARD PROMPTLY USING THE ENCLOSED ENVELOPE.